Exhibit 10.58

[Execution Version]

CREDIT AGREEMENT

dated as of October 20, 2010

among

MILFORD WIND CORRIDOR PHASE II, LLC

(as Borrower)

RBS SECURITIES INC.

(as Lead Arranger and Bookrunner)

BANCO ESPÍRITO SANTO S.A. NEW YORK BRANCH,

COBANK, ACB,

SANTANDER INVESTMENT SECURITIES INC., and

SG AMERICAS SECURITIES, LLC,

(as Co-Syndication Agents, Joint Bookrunners and Joint Lead Arrangers)

THE FINANCIAL INSTITUTIONS PARTIES HERETO

(as Lenders)

and

THE ROYAL BANK OF SCOTLAND PLC,

(as Administrative Agent, Collateral Agent and Lender)

102 Megawatt Facility and an undivided interest in the 345 kV generator lead line and substation
Beaver and Millard Counties, Utah

i

4.17	Regulation U, Etc.	39
4.18	Budgets; Projections	39
4.19	Financial Statements	39
4.20	No Default	40
4.21	Organizational ID Number; Location of Tangible Collateral	40
4.22	Title and Liens	40
4.23	Intellectual Property	40
4.24	Collateral	41
4.25	Sufficiency of Project Documents	41
4.26	Utilities	42
4.27	Other Facilities	42
4.28	Flood Zone Disclosure	42
4.29	Insurance	42
4.30	Anti-Terrorism Law	42
4.31	Investments	43
4.32	No Recordation, Etc.	43
4.33	Entitlement to Grant	43
4.34	No Ownership by Disqualified Persons	44
4.35	Solvency	44
4.36	PPA	44

ARTICLE 5 AFFIRMATIVE COVENANTS		44

5.1	Use of Proceeds, Equity Contributions and Project Revenues	44
5.2	Payment	45
5.3	Maintenance of Property	45
5.4	Notices	45
5.5	Financial Reporting	49
5.6	Books, Records, Access	50
5.7	Compliance with Laws, Instruments, Applicable Permits, Etc.	51
5.8	Reports	51
5.9	Existence, Conduct of Business, Properties, Etc.	53
5.10	Indemnification	53
5.11	Regulation	56
5.12	Construction of the Project	56
5.13	Completion and Commercial Operation	57
5.14	Operation and Maintenance of Project; Operating Budget	57
5.15	Preservation of Rights; Further Assurances	58
5.16	Additional Consents	60
5.17	Maintenance of Insurance	60
5.18	Taxes, Other Government Charges and Utility Charges	60
5.19	Event of Eminent Domain	60
5.20	Environmental Laws	61
5.21	Independent Consultants	61
5.22	PPA	61
5.23	Updates to Wind Report, IE Report and Cost Segregation Report	62
5.24	Grant	62

5.25	Turbine Placement	62
5.26	CoBank Equity and Security	62

ARTICLE 6 NEGATIVE COVENANTS		63

6.1	Contingent Obligations	63
6.2	Limitations on Liens	63
6.3	Debt	63
6.4	Sale or Lease of Assets	63
6.5	Changes	64
6.6	Restricted Payments	64
6.7	Investments	64
6.8	Transactions With Affiliates	64
6.9	Margin Loan Regulations	65
6.10	Partnerships, etc.	65
6.11	Dissolution; Merger	65
6.12	Amendments; Completion	65
6.13	Name and Location; Fiscal Year	67
6.14	Use of Site	67
6.15	Assignment	67
6.16	Accounts	67
6.17	Hazardous Substances	67
6.18	Project Documents	67
6.19	Project Budget and Schedule Amendments	68
6.20	Assignment By Third Parties	68
6.21	Acquisition of Real Property	68
6.22	No Merchant Sales	68
6.23	Lease Obligations	68
6.24	Disputes	68
6.25	Anti-Terrorism Law; Anti-Money Laundering	69
6.26	Embargoed Persons	69
6.27	Regulatory Status	69
6.28	Capital Expenditures	69
6.29	Separateness	70
6.30	Interconnection	70
6.31	General Electric O&M Agreement	70

ARTICLE 7 Accounts		71

7.1	Account Withdrawals, Transfers and Payments	71
7.2	Construction Account	72
7.3	Revenue Account	73
7.4	Application of Insurance Proceeds	74
7.5	Application of Eminent Domain Proceeds	76
7.6	Asset Sale Account	76
7.7	SCPPA Cure Reserve Account	77
7.8	Repayment Account	77

7.9	Proceeds and Accounts	78
7.10	Permitted Investments	78

ARTICLE 8 EVENTS OF DEFAULT; REMEDIES		78

8.1	Events of Default	78
8.2	Remedies	85

ARTICLE 9 SCPPA and PPA PROVISIONS		86

9.1	SCPPA Cure Rights	86
9.2	SCPPA Cure Loans	87
9.3	Power of Attorney	87
9.4	SCPPA as Third Party Beneficiary	87
9.5	Assignment of the Loans to SCPPA	87

ARTICLE 10 SCOPE OF LIABILITY		87

ARTICLE 11 AGENTS; SUBSTITUTION		89

11.1	Appointment and Authority	89
11.2	Rights as a Lender	89
11.3	Exculpatory Provisions	89
11.4	Reliance	90
11.5	Delegation of Duties	91
11.6	Resignation	91
11.7	Non-Reliance	92
11.8	Administrative Agent May File Proofs of Claim	92
11.9	Collateral Matters	93
11.10	Other Holders of Titles	93
11.11	Indemnification	93
11.12	Withholding Tax	94
11.13	General Provisions as to Payments	94
11.14	Substitution of Lender	95
11.15	Joinder By Secured Parties	95
11.16	Delivery of Copies to Lenders	95

ARTICLE 12 INDEPENDENT CONSULTANTS		95

12.1	Removal and Fees	95
12.2	Duties	95
12.3	Independent Consultants’ Certificates	96
12.4	Certification of Dates	96

ARTICLE 13 MISCELLANEOUS		96

13.1	Notices; Signatures	96
13.2	Additional Security; Right to Set-Off	98

13.3	Delay and Waiver	99
13.4	Costs, Expenses and Attorneys’ Fees	99
13.5	Entire Agreement	101
13.6	Governing Law	101
13.7	Severability	101
13.8	Headings	101
13.9	Accounting Terms	101
13.10	Additional Financing, Etc.	101
13.11	No Partnership, Etc.	102
13.12	Trust Deed/Collateral Documents	102
13.13	Limitation on Liability	102
13.14	Waiver of Jury Trial	102
13.15	Consent to Jurisdiction	103
13.16	Effectiveness	104
13.17	Successors and Assigns	104
13.18	Counterparts	107
13.19	Survival	108
13.20	Amendments; Waivers	108
13.21	Laws	110
13.22	Assignability as Collateral	110
13.23	Service of Process	111
13.24	Interest Rate Limitation	111
13.25	Confidentiality	111
13.26	Marshalling; Assets Set Aside	112
13.27	Independence of Covenants	112
13.28	Construction of the Documents	112
13.29	Syndication	112
13.30	The Platform	113
13.31	Patriot Act	113

v

Index of Exhibits

Exhibit A	Definitions and Rules of Interpretation

Exhibit B	[Reserved]

Exhibit C	Loan Disbursement Procedures
Exhibit C-1	Form of Notice of Borrowing
Exhibit C-2	Form of Notice of Interest Terms
Exhibit C-3	Form of Drawdown Certificate
Exhibit C-4	Form of Independent Engineer’s Drawdown Certificate

Exhibit D	Security-Related Documents
Exhibit D-1	Form of Trust Deed
Exhibit D-2	Form of Security Agreement
Exhibit D-3	Form of Pledge Agreement
Exhibit D-4	Form of Depositary Agreement
Exhibit D-5	Schedule of Security Filings

Exhibit E	Consents
Exhibit E-1	Form of Consent for Contracting Party (Long Form)
Exhibit E-2	Form of Consent for Contracting Party (Short Form)
Exhibit E-3	Schedule of Closing Date Consents and Opinions

Exhibit F	Closing Certificates
Exhibit F-1	Form of Borrower’s Closing Certificate
Exhibit F-2	Form of Pledgor Closing Certificate
Exhibit F-3	Form of Borrower Entity Closing Certificate
Exhibit F-4	Form of Insurance Consultant’s Certificate
Exhibit F-5	Form of Independent Engineer’s Certificate
Exhibit F-6	Form of Solvency Certificate

Exhibit G	Project Description Exhibits
Exhibit G-1	Permit Schedule
Exhibit G-2	Project Budget
Exhibit G-3	Project Schedule
Exhibit G-4	Litigation
Exhibit G-5	Hazardous Substances Disclosure

Other
Exhibit H	Lenders Proportionate Shares
Exhibit I	Form of Non-Bank Certificate
Exhibit J	Form of Account Withdrawal Request
Exhibit K	Insurance Requirements
Exhibit L	Form of Annual Insurance Certificate
Exhibit M	Form of Assignment and Assumption
Exhibit N	Form of Credit Agreement Joinder

This CREDIT AGREEMENT, dated as of October 20, 2010 (“Agreement”), among MILFORD WIND CORRIDOR PHASE II, LLC, a Delaware limited liability company, as borrower (“Borrower”), THE FINANCIAL INSTITUTIONS LISTED ON EXHIBIT H OR WHICH LATER BECOME A PARTY HERETO, (the financial institutions party to this Agreement being collectively referred to as the “Lenders”), THE ROYAL BANK OF SCOTLAND PLC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”), RBS SECURITIES INC., as lead arranger (in such capacity, together with its successors and assigns in such capacity, the “Lead Arranger”) and bookrunner (in such capacity, together with its successors and assigns in such capacity, the “Bookrunner”), THE ROYAL BANK OF SCOTLAND PLC, as collateral agent for the Secured Parties referred to herein (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), BANCO ESPÍRITO SANTO S.A. NEW YORK BRANCH (“BESI”), COBANK, ACB (“CoBank”), SANTANDER INVESTMENT SECURITIES INC. (“Santander”), and SG AMERICAS SECURITIES, LLC (“SGAS”), as co-syndication agents (each in such capacity, together with its respective successors and assigns in such capacity, the a “Co-Syndication Agent” and, collectively, the “Co-Syndication Agents”), as joint bookrunners (each in such capacity, together with its respective successors and assigns in such capacity, a “Joint Bookrunner” and, collectively, the “Joint Bookrunners”) and as joint lead arrangers (each in such capacity, together with its respective successors and assigns in such capacity, a “Joint Lead Arranger” and, collectively, the “Joint Lead Arrangers”).

RECITALS

A.                                    Borrower desires to develop, construct, install, finance, own, operate and maintain the Project referred to herein to be located in Millard and Beaver Counties, Utah, and, in connection therewith, Borrower has requested that the Lenders provide the credit facility described herein.

B.                                    The Lenders are willing to provide such credit facility upon the terms and subject to the conditions set forth herein and in the other Credit Documents.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the agreements, covenants and promises set forth herein and in the other Credit Documents and in reliance upon the representations and warranties set forth herein and therein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1                               DEFINITIONS.  For all purposes of the Credit Documents, except as otherwise expressly provided, capitalized terms used in the Credit Documents (including annexes, appendices, exhibits and schedules thereto) shall have the meanings given to such terms in Exhibit A.

1.2                               RULES OF INTERPRETATION.  Except as otherwise expressly provided, the “Rules of Interpretation” set forth in Exhibit A shall apply to the Credit Documents.

1.3                               ACCOUNTING TERMS; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time and as applied by the accounting entity to which they refer; provided, that if Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE 2
THE CREDIT FACILITY

2.1                               LOAN FACILITY.

2.1.1                     Loan Facility.

(a)                                 Availability.  Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of Borrower set forth herein, each Lender severally agrees to advance to Borrower from time to time during the Loan Availability Period such loans as Borrower may request pursuant to this Section 2.1.1 (individually, a “Loan” and, collectively, the “Loans”), in an aggregate principal amount which, when added to such Lender’s Proportionate Share of the aggregate principal amount of all prior Loans made by such Lender, does not exceed such Lender’s Loan Commitment.

(b)                                 Notice of Borrowing; Denominations, Etc.  Borrower shall request Loans by delivering to Administrative Agent a written notice in the form of Exhibit C-1, appropriately completed (“Notice of Borrowing”), which contains or specifies, among other things:

(i)                                     the portion of the requested Borrowing that will be Base Rate Loans and the portion that will be Eurodollar Loans;

(ii)                                  the aggregate principal amount of the requested Borrowing, which shall be in the minimum amount of $1,000,000 or an integral multiple of $100,000 in excess thereof; provided that such minimum amount shall not apply to the final Borrowing of Loans;

(iii)                               the proposed date of the requested Borrowing (which shall be a Business Day);

(iv)                              the initial Interest Period requested for a Borrowing of a Eurodollar Loan;

(v)                                 a certification by Borrower that the conditions set forth in Section 3.2 are satisfied as of the date of the Notice of Borrowing;

(vi)                              a certification by Borrower that, as of the date such requested Loan is proposed to be made, the Loan proposed to be made on such date, when added with all other Loans, does not exceed the Total Loan Commitment; and

(vii)                           the itemization of the Project Costs to be paid with such Borrowing.

Notwithstanding any provision to the contrary in this section, Borrower (x) shall request no more than two Loan Borrowings per calendar month and (y) may not select Eurodollar Loans if the obligations of the Lenders to make Eurodollar Loans shall then be suspended pursuant to Section 2.6.  Borrower shall give each Notice of Borrowing to Administrative Agent with at least the Minimum Notice Period applicable to Loans of the Type requested.  Any Notice of Borrowing shall be irrevocable and binding on Borrower.

(c)                                  Address of Notice of Borrowing.  Each Notice of Borrowing shall be delivered to Administrative Agent as provided in Section 13.1; provided, however, that Borrower shall promptly deliver to Administrative Agent the original of any Notice of Borrowing initially delivered by facsimile or email.

(d)                                 Loan Principal Payments.  Borrower shall repay to Administrative Agent, for the account of each Lender, in full on the Maturity Date the unpaid principal amount of all Loans made by such Lender.  Borrower may not re-borrow the principal amount of any Loan repaid.

2.1.2                     Interest Provisions.

(a)                                 Interest Rate.  Subject to Section 2.4.3, Borrower shall pay interest on the unpaid principal amount of each Loan from the date of Borrowing of such Loan until the repayment thereof at either the Adjusted Eurodollar Rate for Eurodollar Loans or at the Base Rate for Base Rate Loans, plus in each case the applicable Rate Margin.

(b)                                 Changes of Loan Type.  The basis for determining the interest rate with respect to any Loan may be changed from time to time as specified in a Notice of Interest Terms delivered pursuant to Section 2.1.6.  If on any day a Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day such Loan shall bear interest determined by reference to the Base Rate.

(c)                                  Interest Payment Dates.  Borrower shall pay accrued interest on the unpaid principal amount of each Loan (i) in the case of each Base Rate Loan, on the last Business Day of each March, June, September and December, (ii) in the case of each Eurodollar Loan, on the last day of each Interest Period related to such Eurodollar Loan and, with respect to Interest Periods longer than three months, the last Business Day of each third month in which such Eurodollar Loan is outstanding, (iii) in all cases, for any Loan upon its conversion from one Type of Loan to another Type of Loan, on the effective date of such conversion, and (iv) in all cases, upon the repayment or prepayment (whether at stated maturity or otherwise, and including any optional prepayments or Mandatory Prepayments) of any Loan on the date of payment thereof in full.  Each date on which any such interest payment is due is an “Interest Payment Date”.

(d)                                 Eurodollar Loan Interest Periods.

(i)                                     Each Interest Period selected by Borrower for all Eurodollar Loans shall be one, two, three or six months; provided, however, that, (A) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such next Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (B) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the last full calendar month of such Interest Period; (C) Borrower may not select Interest Periods which would leave a greater principal amount of Loans subject to Interest Periods ending after a date upon which Loans are or may be required to be repaid (including the Maturity Date) than the principal amount of Loans scheduled to be outstanding after such date; (D) Eurodollar Loans for each Interest Period shall be in the minimum amount of $1,000,000 or an integral multiple of $100,000 in excess thereof; (E) during the Initial Period, Borrower may not have selected Interest Periods of greater than one month; and (F) Borrower may not at any time have outstanding more than (x) during the period prior to Final Completion, six different Interest Period end-dates relating to Eurodollar Loans, and (y) during the period after Final Completion, three different Interest Period end-dates relating to Eurodollar Loans.

(ii)                                  Borrower may contact Administrative Agent at any time prior to the end of an Interest Period for an indicative quotation of Interest Rates in effect at such time for given Interest Periods and Administrative Agent shall promptly provide such quotation with the understanding that such quotation may change by the time Borrower formally requests a borrowing or continuation thereunder.  Borrower may, subject to Section 2.1.5, select to continue any Eurodollar Loan for any permissible Interest Period by communicating such selection to Administrative Agent by telephone or by email, which selection shall be irrevocable.  Borrower shall promptly confirm such telephonic or email notice to Administrative Agent within the time periods required by Section 2.1.6 by delivering to Administrative Agent by facsimile, an emailed pdf or hand-delivery of a Notice of Interest Terms, appropriately completed in accordance with the instructions contained in such form.  Borrower shall promptly deliver to Administrative Agent any original Notice of Interest Terms initially delivered by facsimile or email.  If Borrower fails to notify Administrative Agent of the next Interest Period for any Eurodollar Loans in accordance with this Section 2.1.2(d)(ii), such Loans shall automatically convert to Base Rate Loans on the last day of the current Interest Period therefor.  Administrative Agent shall as soon as practicable notify Borrower of each determination of the Interest Rate applicable to each Loan.

(e)                                  Interest Computations.  All computations of interest based on the Base Rate when calculated using the Prime Rate shall be based upon a year of 365 days or, in the case of a leap year, 366 days, shall be payable for the actual days elapsed (including the first day but excluding the last day) in the period for which such interest is payable, and shall be adjusted in accordance with any changes in the Base Rate to take effect on the beginning of the day of such change in the Base Rate.  All computations of interest based on the Eurodollar Rate and the Federal Funds Rate shall be based upon a year of 360 days and shall be payable for the actual days elapsed (including the first day but excluding the last day) in the period for which such interest or fees are payable.  Borrower agrees that all computations by Administrative Agent of interest shall be conclusive and binding in the absence of manifest error.

2.1.3                     [Reserved]

2.1.4                     Loan Funding.

(a)                                 Notice to Lenders.  Administrative Agent shall promptly notify each Lender of the contents of each Notice of Borrowing and Notice of Interest Terms.

(b)                                 Pro Rata Loans.  All Loans shall be made on a pro rata basis by the Lenders in accordance with their respective Proportionate Shares of such Loans, with each Borrowing to consist of a Loan by each Lender equal to such Lender’s Proportionate Share of such Loan.

(c)                                  Lender Funding.  Before 11:00 a.m. on the date of each Borrowing of a Eurodollar Loan and before 2:00 p.m. on the date of each Borrowing of a Base Rate Loan, each Lender shall make available to the account of Administrative Agent most recently designated by it for such purpose, by wire transfer, immediately available funds in Dollars, such Lender’s Proportionate Share of the Loan to be made on such date.  The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation hereunder to make its Loan on the date of such Loan.  No Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(d)                                 Failure of Lender to Fund.  Unless Administrative Agent shall have been notified by any Lender prior to the applicable date of a Borrowing that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Proportionate Share of the Loan requested on such date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such date in accordance with the prior paragraph and Administrative Agent may, in its sole discretion and in reliance upon such assumption, make available to Borrower a corresponding amount on such date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand (and, in any event, within two Business Days from the applicable date of such Borrowing) from such Lender together with interest thereon, for each day from the applicable date of such Borrowing until the date such amount is paid to Administrative Agent, at the Federal Funds Rate for the first two Business Days after such date.  If such Lender pays such amount to Administrative Agent, then such amount shall constitute such Lender’s Proportionate Share of such Loan.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor or within two Business Days from the applicable date of such Borrowing, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the applicable date of such Borrowing until the date such amount is paid to Administrative Agent, at the rate then payable under this Agreement for Base Rate Loans.  Any amounts repaid by Borrower pursuant to this Section 2.1.4(d) shall be available for re-borrowing if (i) the non-funding Lender makes available to Administrative Agent the amount of such Lender’s

Proportionate Share of the Loan requested, including interest thereon, or (ii) a substitute Lender advances such repaid amounts pursuant to Section 11.14.  Nothing in this Section 2.1.4(d) shall be deemed to relieve any Lender from its obligation to fulfill its obligations hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

(e)                                  Construction Account.  No later than 2:00 p.m. on the date specified in each Notice of Borrowing, if the applicable conditions precedent listed in Article 3 have been satisfied or waived in accordance with the terms thereof and, subject to Section 2.1.4(d), to the extent Administrative Agent shall have received the appropriate funds from the Lenders, Administrative Agent shall make available the Loans requested in such Notice of Borrowing (or so much thereof as shall have been determined pursuant to Section 3.4) in Dollars and in immediately available funds, and shall deposit or cause to be deposited the proceeds of such Loans into the Construction Account.

2.1.5                     Conversion of Loan Type; Continuation of Eurodollar Loans.  Upon notice as provided in Section 2.1.6, Borrower may convert Loans from one Type to another Type or continue a Eurodollar Loan; provided, that:

(a)                                 any conversion of Eurodollar Loans into Base Rate Loans shall be made on, and only on, the first day after the last day of an Interest Period for such Eurodollar Loans; provided that such conversion may be made on another date so long as Borrower pays any applicable Eurodollar Breakage Costs;

(b)                                 Loans shall be converted into Eurodollar Loans only in amounts of $1,000,000 and increments of $100,000 in excess thereof;

(c)                                  any portion of a Loan maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Loan;

(d)                                 notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, Administrative Agent or the Required Lenders may require, by notice to Borrower (provided that if such Event of Default is an Event of Default under Section 8.1.2 applicable to Borrower, then the following shall be automatic rather than following notice), that (i) no outstanding Loan may be converted to or continued as a Eurodollar Loan and (ii) unless repaid, each Eurodollar Loan shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto; and

(e)                                  any portion of a Eurodollar Loan that cannot be converted or continued as a Eurodollar Loan, or with respect to which Borrower fails to give a timely Notice of Interest Terms, appropriately completed in accordance with the instructions contained in such form, shall be converted at the end of an Interest Period then in effect for such Eurodollar Loan into a Base Rate Loan.

2.1.6                     Notice of Interest Terms.  Borrower shall request a Loan conversion or continuation, as the case may be, by delivering to Administrative Agent a Notice of Interest Terms in the form of Exhibit C-2, appropriately completed in accordance with the instructions contained in such form (a “Notice of Interest Terms”).  Borrower shall deliver each Notice of

Interest Terms within the applicable Minimum Notice Period.  Any Notice of Interest Terms shall be irrevocable.

2.1.7                     Prepayments.

(a)                                 Terms of All Prepayments.

(i)                                     Upon the prepayment of any Loan (whether such prepayment is an optional prepayment under Section 2.1.7(b) or a Mandatory Prepayment), Borrower shall pay to Administrative Agent for the account of each Lender which made such Loan, (A) all accrued interest to the date of such prepayment on the amount of such Loan prepaid, (B) all accrued fees to the date of such prepayment relating to the amount of such Loan being prepaid, and (C) if such prepayment is the prepayment of a Eurodollar Loan on a day other than the last day of an Interest Period for such Eurodollar Loan, all Eurodollar Breakage Costs incurred by such Lender as a result of such prepayment.

(ii)                                  Notwithstanding the foregoing, but only in respect of any Mandatory Prepayment, Borrower shall have the right, by giving five Business Days’ notice to Administrative Agent, in lieu of prepaying a Eurodollar Loan on a day other than the last day of an Interest Period for such Eurodollar Loan, to deposit or cause Administrative Agent to deposit into the Repayment Account an amount equal to the Eurodollar Loans to be prepaid.  Such funds shall be held in the Repayment Account until the expiration of the Interest Period applicable to the Eurodollar Loan to be prepaid at which time such amount shall be used to prepay such Eurodollar Loan and any interest accrued on such amount shall be deposited into the Revenue Account.  The deposit of amounts into the Repayment Account shall be deemed to satisfy Borrower’s obligation to make the relevant Mandatory Prepayment on its due date, but shall not, however, constitute a prepayment of Loans and all Loans to be prepaid using the proceeds from the Repayment Account shall continue to accrue interest at the then applicable interest rate for such Loans until actually prepaid.  All amounts in the Repayment Account shall only be invested in Permitted Investments as directed in the sole discretion of Administrative Agent.  Borrower shall bear the expense and risk of any such investment.

(b)                                 Optional Prepayments.  Subject to Section 2.1.7(a), Borrower may, at its option and without premium or penalty, upon three Business Days’ notice to Administrative Agent, prepay any Loans in whole or from time to time in part in minimum principal amounts of $1,000,000 or an incremental multiple of $100,000 in excess thereof (provided, that such minimum amounts shall not apply to a prepayment of all outstanding Loans).

(c)                                  Mandatory Prepayments.  Borrower shall prepay Loans (i) to the extent required by Sections 7.4, 7.5 and 7.6, (ii) with the Net Cash Proceeds received in connection with the issuance of Debt (other than Debt permitted under the Credit Documents), (iii) with the Net Cash Proceeds of any Equity Issuance (including, but not limited to any tax equity contribution relating to Borrower or the Project), (iv) with the proceeds of any Grant unless the Tax Equity Contribution Conditions have been met, (v) with any Prepayment Amount, or (vi) as required under any other provision of the Credit Documents which requires such prepayment (each such prepayment, a “Mandatory Prepayment”).  The provisions of this Section 2.1.7(c)

shall not be deemed to be implied consent to any issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(d)                                 Notice of Prepayment.  Borrower shall notify Administrative Agent by notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Loan, not later than 11:00 a.m. three Business Days before the date of prepayment, (ii) in the case of prepayment of a Base Rate Loan, not later than 11:00 a.m. two Business Days before the date of prepayment.  Each such notice shall be irrevocable.  Each such notice shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid and, in the case of a Mandatory Prepayment, a reasonably detailed calculation of the amount of such prepayment.  If any notice of prepayment is given, the amount specified in such notice shall be due and payable on the date specified therefor, together with accrued interest to the payment date on the principal amount to be prepaid.  Upon receipt of any notice of prepayment, Administrative Agent shall promptly advise the Lenders of the contents thereof.

(e)                                  Repayment Account.  All prepayments (whether optional prepayments or Mandatory Prepayments) shall be deposited in the Repayment Account for immediate application to the repayment of Loans (subject to Sections 2.1.7(a)(ii) and 2.7.1).

2.2                               TOTAL COMMITMENTS.

2.2.1                     Total Loan Commitment.  The aggregate principal amount of all Loans made by the Lenders shall not exceed $247,000,000, as such amount may be reduced pursuant to Section 2.2.2 (such amount, so reduced from time to time, the “Total Loan Commitment”).

2.2.2                     Reductions and Cancellations.

(a)                                 Voluntary Reductions and Cancellations.  Borrower may, from time to time upon five Business Days notice to Administrative Agent, permanently reduce (without premium or penalty), by an amount of $1,000,000 or an integral multiple of $100,000 in excess thereof or cancel in its entirety the Total Loan Commitment, subject to the provisions of Section 2.1.7(b) and this Section 2.2.2(a).  Borrower may not reduce or cancel the Total Loan Commitment if, after giving effect to such reduction or cancellation, (a) the aggregate principal amount of all Loans then outstanding would exceed the Total Loan Commitment, (b) the Available Construction Funds would not, in the reasonable judgment of Administrative Agent and the Independent Engineer, equal or exceed remaining Project Costs (including budgeted contingency (or the appropriate part thereof) and anticipated Eurodollar Breakage Costs, if any, arising from any prepayment related to such reduction or cancellation), or (c) such reduction or cancellation would cause a Default or Event of Default or have a Material Adverse Effect.

(b)                                 Mandatory Reduction.  In the event that there is an update to the Cost Segregation Report, as provided in Section 5.23, that anticipates a reduction in the expected amount of the Grant, as compared to the prior Cost Segregation Report, the Total Loan Commitment shall be provisionally reduced by an amount equal to the amount of such reduction multiplied by 95%.  Such reduction shall become permanent upon achievement of the Commercial Operation Date in the event that no update to the Cost Segregation Report at that time has restored the expected amount of the Grant (without taking into account any increase in the expected amount of the Grant resulting from expenditure of contingency).

(c)                                  Commitment Fee for Reductions and Cancellations.  Borrower shall pay to Administrative Agent any Commitment Fee then due in respect of the canceled or reduced portion of the Total Loan Commitment (if applicable) upon any cancellation or reduction and, from the effective date of any cancellation or reduction, the Commitment Fee shall be computed on the basis of the amount of the Total Loan Commitment as so canceled or reduced.  No such reduction shall apply to Total Loan Commitments that are only provisionally reduced pursuant to Section 2.2.2(b).

(d)                                 Increase or Reinstatement; Ratable Application.  Once reduced or canceled, the applicable Commitment may not be increased or reinstated.  Any reduction in the Total Loan Commitment pursuant to this Section 2.2.2 shall be applied ratably to each Lender’s Loan Commitments in accordance with Section 2.5.1.

2.3                               FEES.

2.3.1                     Administrative Agent Fees.  Borrower shall pay to Administrative Agent solely for Administrative Agent’s account the fees and other amounts described in the Fee Letter.

2.3.2                     Commitment Fee.  On the last Business Day in each calendar quarter and on and until the Maturity Date (or, if the Total Loan Commitment is canceled prior to such date, on the date of such cancellation), Borrower shall pay to Administrative Agent, for the benefit of the Lenders (other than any Defaulting Lender which becomes a Defaulting Lender by virtue of clause (a) of the definition of “Defaulting Lender”), accruing from the Closing Date or the first day of such quarter, as the case may be, a commitment fee for such quarter (or portion thereof) then ending equal to the product of (a) the daily average Available Loan Commitment (excluding any of the Available Loan Commitment of any such Defaulting Lender) for such quarter (or portion thereof), multiplied by (b) a fraction, the numerator of which is the number of days in such quarter (or portion thereof) and the denominator of which is the number of days in that calendar year (365 or 366, as the case may be), multiplied by (c) 0.75%.

2.3.3                     Arrangement Fees.  Borrower shall pay to the Lead Arranger, solely for the account of such Person in such capacity, the fees as described and in the manner set forth in the Fee Letter.

2.4                               OTHER PAYMENT TERMS.

2.4.1                     Place and Manner.  Except as otherwise provided in the Fee Letter or any other provision contained in any of the Credit Documents, Borrower shall make all payments due hereunder to Administrative Agent, to the account in the name of Milford Wind Corridor Phase II, Account No. 400931052, at JPMorgan Chase Bank, ABA No. 021000021, or such other account as Administrative Agent shall notify Borrower from time to time, in Dollars and in immediately available funds not later than 12:00 noon on the date on which such payment is due.  Any payment made after such time on any day shall be deemed received on the Business Day after such payment is received.  Administrative Agent shall distribute to each Secured Party each such payment received by Administrative Agent for such Secured Party to be applied in accordance with the terms of this Agreement, such disbursement to occur on the day such payment is received if received by 12:00 noon or if otherwise reasonably possible, or otherwise on the next Business Day.  Upon its acceptance and recording in the Register of any Assignment and Assumption entered into under Section 13.17, from and after the effective date specified therein, Administrative Agent shall make all the payments hereunder in respect of this Agreement interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

2.4.2                     Date.  Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be, without duplication of any interest or fees so paid in the next subsequent calculation of interest or fees payable; provided, however, that, if such extension would cause payment of interest on or principal of a Eurodollar Loan to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

2.4.3                     Default Rate.  Notwithstanding anything to the contrary herein, upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable Legal Requirements, any accrued but unpaid interest payments thereon and any accrued but unpaid fees and other amounts hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under applicable Bankruptcy Laws) from the date of such Event of Default until the Event of Default is cured or waived, after as well as before judgment, payable upon demand at a rate that is (a) 2% per annum in excess of the interest rate then otherwise payable under this Agreement with respect to the applicable Loans or (b) in the case of any such fees and other amounts, at a rate that is 2% per annum in excess of the interest rate then otherwise payable under this Agreement for Base Rate Loans (the “Default Rate”).  Payment or acceptance of the increased rates of interest provided for in this Section is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Secured Party.

2.4.4                     Net of Taxes, Costs, Etc.

(a)                                 Taxes.  Any and all payments to or for the benefit of any Secured Party by Borrower under any Credit Document shall be made free and clear of and without deduction, set-off or counterclaim of any kind whatsoever and in such amounts as may be necessary in order that all such payments, after deduction for or on account of any present or future taxes, assessment, levies, imposts, duties, deductions, charges or withholdings, and all liabilities with respect thereto (excluding (i) income or franchise taxes imposed on or measured by the net income, net profits or capital of such Secured Party by any jurisdiction or any political subdivision or taxing authority thereof or therein as a result of a connection between such Secured Party and such jurisdiction or political subdivision, unless such connection results solely from such Secured Party’s executing, delivering or performing its obligations or receiving a payment under, or enforcing, this Agreement (such excluded taxes described in (i) being hereinafter referred to as “Excluded Lender Income Taxes”), and (ii) any withholding tax that is imposed on amounts payable to a Secured Party at the time it becomes a party to this Agreement, except to the extent that such Secured Party’s assignor was entitled to receive additional amounts from Borrower with respect to such withholding tax pursuant to this Section 2.4.4) (all such non-excluded taxes, assessment, levies, imposts, duties, deductions, charges or withholdings and liabilities being hereinafter referred to as “Taxes”), shall be equal to the amounts otherwise specified to be paid under the Credit Documents.  If Borrower shall be required by applicable Legal Requirements to withhold or deduct any Taxes from or in respect of any sum payable under any Credit Document to any Secured Party, (i) subject to such Secured Party’s compliance with Section 2.4.6, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.4.4), such Secured Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Legal Requirements.  In addition, Borrower agrees to pay any present or future stamp, recording or documentary taxes and any other excise or property taxes, charges or similar levies (not including Excluded Lender Income Taxes) that arise under the laws of the United States of America, the State of New York, the Project Jurisdiction, the state of Borrower’s formation or any other jurisdiction from any payment made under any Credit Document or from the execution or delivery or otherwise with respect to any Credit Document (hereinafter referred to as “Other Taxes”).

(b)                                 Tax Indemnity.  Borrower shall indemnify such Secured Party for and hold it harmless against the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.4.4) paid by any Secured Party, or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Payments by Borrower pursuant to this indemnification shall be made within 30 days from the date such Secured Party makes written demand therefor (submitted through Administrative Agent), which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof; provided, that if such Secured Party procures the refund of any indemnified amount, such Secured Party shall pay the amount of such refund, net of costs and taxes incurred by such Secured Party as a result of such refund, to Borrower within 30 days after receipt of such refund amount, provided, however, that for the avoidance of doubt, this sentence shall not be construed to grant the Borrower any right to review the tax returns of such Secured Party.

(c)                                  Notice.  Within 30 days after the date of any payment of Taxes by Borrower, Borrower shall furnish to Administrative Agent, at its address referred to in Section 13.1.1, the original or a certified copy of a receipt evidencing payment thereof or, if such receipt is not obtainable, other evidence of such payment by Borrower reasonably satisfactory to Administrative Agent.  Borrower shall compensate each Secured Party for all reasonable losses and expenses sustained by such Secured Party as a result of any failure by Borrower to so furnish such copy of such receipt.  In the event of any payment hereunder by or on behalf of Borrower through an account or branch outside the United States or on behalf of Borrower by a payor that is not a United States person, if Borrower determines that no Taxes are payable in respect thereof, Borrower shall furnish, or cause such payor to furnish, to Administrative Agent an opinion of counsel reasonably acceptable to Administrative Agent stating that such payment is exempt from Taxes.  For purposes of this Section, the terms “United States” and “United States person” have the respective meanings specified in Section 7701 of the Code.

2.4.5                     Application of Payments.  Except as otherwise expressly provided in any Credit Document, payments made under the Credit Documents and other amounts received by the Secured Parties under the Credit Documents shall first be applied to any fees, costs, charges or expenses payable to the Secured Parties under the Credit Documents, next to any accrued but unpaid interest then due and owing, then to outstanding principal then due and owing or otherwise to be prepaid, in each case, such application to be made on a pro rata basis among such applicable Persons.

2.4.6                     Withholding Exemption Certificates.  Administrative Agent on the Closing Date and each Lender upon becoming a Lender and each Person to which any Lender grants a participation (or otherwise transfers its interest in this Agreement) agree that such Lender or Person will deliver to Administrative Agent and Borrower either (a) if such Lender or Person is organized under the laws of the United States or any political subdivision thereof, an executed copy of a United States Internal Revenue Service Form W-9, or (b) if such Lender or Person is not organized under the laws of the United States or any political subdivision thereof two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be (certifying therein (i) in case such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, an entitlement to a reduction in, or an exemption from, United States withholding taxes with respect to payments of interest, and (ii) otherwise, an entitlement to an exemption from United States withholding taxes) and, in case such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a duly completed and executed non-bank certificate in the form of Exhibit I.  Each Lender which delivers to Borrower and Administrative Agent a Form W-8BEN or W-8ECI pursuant to the preceding sentence further undertakes to deliver to Borrower and Administrative Agent further copies of the Form W-8BEN or W-8ECI, or successor applicable forms, or other manner of certification or procedure, as the case may be, on or before the date that any such form expires or becomes obsolete or within a reasonable time after gaining knowledge of the occurrence of any event requiring a change in the most recent forms previously delivered by it to Borrower, and such extensions or renewals thereof as may reasonably be requested by Borrower, certifying in the case of a Form W-8BEN or W-8ECI that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any such cases any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or which would prevent a Lender from duly completing and delivering any such form with respect to it and such Lender advises Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of Form W-8BEN or W-8ECI, establishing an exemption from United States backup withholding tax.  Notwithstanding any other provision of this Section 2.4.6, a Lender shall not be required to deliver any form pursuant to this Section 2.4.6 that such Lender is not legally able to deliver.  Borrower shall not be obligated to pay any additional amounts in respect of United States federal income tax pursuant to Section 2.4.4 (or make an indemnification payment pursuant to Section 2.4.4) to any Lender (including any entity to which any Lender sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement) to the extent the obligation to pay such additional amounts (or such indemnification) would not have arisen but for a failure of such Lender to comply with its obligations under this Section 2.4.6.

2.4.7                     Authorization.  Borrower hereby authorizes Administrative Agent and each Lender, if and to the extent payment owed to such Lender is not made when due, to charge from time to time against any or all of Borrower’s accounts with such Lender any amounts so due.

2.4.8                     Administrative Agent Assumption.  Unless Administrative Agent shall have been notified by Borrower prior to the date on which any payment from Borrower is due hereunder that Borrower does not intend to make such payment in full, Administrative Agent may assume that Borrower has made such payment in full to Administrative Agent on such date and Administrative Agent may, in its sole discretion and in reliance upon such assumption, cause to be distributed to each Secured Party on such due date an amount equal to the amount then due such Secured Party.  If and to the extent Borrower shall not have so made such payment in full to Administrative Agent, each Secured Party shall repay to Administrative Agent forthwith on demand such amount distributed to such Secured Party together with interest thereon, for each day from the date such amount is distributed to such Secured Party until the date such Secured Party repays such amount to Administrative Agent, at the Federal Funds Rate.

2.5                               PRO RATA TREATMENT.

2.5.1                     Borrowings, Commitment Reductions, Etc.  Except as otherwise provided herein, (a) each Borrowing and each reduction of the Total Loan Commitment shall be made or allocated among the Lenders pro rata according to their respective Proportionate Shares of the Loans or Loan Commitments, as the case may be and (b) each payment of principal of and interest on Loans shall be made or shared among the Lenders holding such Loans pro rata according to their respective unpaid principal amounts of such Loans held by such Lenders, and (c) each payment of Commitment Fee upon reduction of the Total Loan Commitment shall be shared among the Lenders pro rata according to (i) their respective Proportionate Shares of the Total Loan Commitment, and (ii) in the case of each Lender which becomes a party to this Agreement hereunder after the Closing Date, the date upon which such Lender so became a party hereunder.

2.5.2                     Sharing of Payments, Etc.  If any Secured Party shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of Loans owed to it, in excess of its Proportionate Share of payments on account of such Loans obtained by all Secured Parties entitled to such payments, such Secured Party shall forthwith purchase from the other Secured Parties such participation in the Loans as shall be necessary to cause such purchasing Secured Party to share the excess payment ratably with each of them; provided, that if all or any portion of such excess payment is thereafter recovered from such purchasing Secured Party, such purchase from such Secured Party shall be rescinded and each other Secured Party shall repay to the purchasing Secured Party the purchase price to the extent of such recovery together with an amount equal to such other Secured Party’s Proportionate Share (according to the proportion of (a) the amount of such other Secured Party’s required repayment to (b) the total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered.  Borrower agrees that any Secured Party so purchasing a participation from another Secured Party pursuant to this Section 2.5.2 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Secured Party were the direct creditor of Borrower in the amount of such participation.

2.6                               CHANGE OF CIRCUMSTANCES.

2.6.1                     Inability to Determine Rates.  If, on or before the first day of any Interest Period for any Eurodollar Loans, (a) Administrative Agent determines that the Adjusted Eurodollar Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market, or (b) Lenders holding aggregate Proportionate Shares of 25% or more of the Loan Commitments shall advise Administrative Agent that (i) the rates of interest for such Eurodollar Loans do not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans or (ii) deposits in Dollars in the London interbank market are not available to such Lenders (as conclusively certified by each such Lender in good faith to Administrative Agent and to Borrower) in the ordinary course of business in sufficient amounts to make and/or maintain their Eurodollar Loans, then Administrative Agent shall immediately give notice of such condition to Borrower and the Lenders.  After the giving of any such notice and until Administrative Agent shall otherwise notify Borrower and the Lenders that the circumstances giving rise to such condition no longer exist Borrower’s right to request the making of or conversion to, and the Lenders’ obligations to make or convert to, Eurodollar Loans shall be suspended and any Eurodollar Loans outstanding at the commencement of any such suspension shall be converted at the end of the then current Interest Period for such Loans into Base Rate Loans unless such suspension has then ended.  In the alternative, if clause (b)(i) has been triggered and Borrower so requests, Borrower’s right to request the making of or conversion to, and the Lenders’ obligations to make or convert to, Eurodollar Loans shall not be suspended and any Eurodollar Loans outstanding at the commencement of any such suspension need not be converted at the end of the then current Interest Period for such Loans into Base Rate Loans, and, until Administrative Agent shall otherwise notify Borrower and the Lenders that the circumstances giving rise to such condition no longer exist, Eurodollar Loans shall bear interest at a rate equal to the weighted average of the rates per annum (calculated on the basis of a year of 365 days) certified to Administrative Agent by each Lender as soon as practicable but, in any event, before interest is due to be paid in respect of such Interest Period, constituting the cost to such Lender of funding its participation in such Borrowing from whatever source it may reasonably select; provided that, in calculating such average the Administrative Agent shall ignore the highest and the lowest rate so certified and any Lender that does not respond (A) within 5 Business Days or (B) prior to interest being due in respect of such Interest Period shall be deemed to have certified the applicable Eurodollar Rate.

2.6.2                     Illegality.  If, after the date of this Agreement, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment, or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Lender or Borrower with any request or directive (whether or not having the force of law, but if not having the force of law, being of a type with which a Lender customarily complies) of any Governmental Authority (a “Change of Law”) shall make it unlawful or impossible for any Lender to make or maintain any Eurodollar Loan, then such Lender shall immediately notify

Administrative Agent and Borrower of such Change of Law.  Upon receipt of such notice, (a) Borrower’s right to request the making of or conversion to, and the Lender’s obligations to make or convert to, Eurodollar Loans shall be suspended for so long as such condition shall exist, and (b) Borrower shall at its option, upon request of such Lender, either (i) pursuant to Section 2.1.5, convert any then outstanding Eurodollar Loans into Base Rate Loans, in accordance with such request, immediately or at the end of the current Interest Periods for such Loans, or (ii) prepay pursuant to Section 2.1.7 any then outstanding Eurodollar Loans.  Any conversion or prepayment of Eurodollar Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such Loans shall be deemed a prepayment thereof for purposes of Section 2.7.

2.6.3                     Increased Costs.  If, after the date of this Agreement, any Change of Law:

(a)                                 shall subject any Lender to any tax, duty or other charge with respect to any Eurodollar Loan or Commitment in respect thereof, or shall change the basis of taxation of payments by Borrower to any Lender on such a Loan or with respect to any such Commitment (except for Taxes, Other Taxes or changes in the rate of taxation of Excluded Lender Income Taxes); or

(b)                                 shall impose, modify or hold applicable any reserve, special deposit or similar requirement (without duplication of any reserve requirement included within the applicable Interest Rate through the definition of “Reserve Requirement”) against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Lender for any Eurodollar Loan; or

(c)                                  shall impose on any Lender any other condition directly related to any Eurodollar Loan or Commitment in respect thereof;

and the effect of any of the foregoing is to increase the cost to such Lender of making, issuing, creating, renewing, participating in (subject to the limitations in Section 13.17.3) or maintaining any such Eurodollar Loan or Commitment in respect thereof or to reduce any amount receivable by such Lender hereunder, then Borrower shall from time to time, within 10 days after demand by such Lender, pay to such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts.  A certificate setting forth in reasonable detail the amount of such increased costs or reduced amounts and the basis for determination of such amount, submitted by such Lender to Borrower, shall, in the absence of manifest error, be conclusive and binding on Borrower for purposes of this Agreement.

2.6.4                     Capital Requirements.  If any Lender determines that (a) the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority has or would have the effect of reducing the rate of return on the capital of such Lender, or the Lending Office of such Lender or any Person controlling such Lender (a “Capital Adequacy Requirement”) as a consequence of, or with reference to, such Lender’s Loans or

Loan Commitments or other obligations hereunder to a level below that which such Lender or such Person could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling Person with regard to capital adequacy), and (b) the amount of capital maintained by such Lender or such Person which is attributable to or based upon the Loans, the Commitments or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender’s or such Person’s policies with respect to capital adequacy), then Borrower shall pay to such Lender or such Person, within 10 days after delivery of demand by such Lender or such Person, such amounts as such Lender or such Person shall reasonably determine are necessary to compensate such Lender or such Person for such reduced return or the increased costs to such Lender or such Person of such increased capital.  A certificate of such Lender or such Person, setting forth in reasonable detail the computation of any such increased costs, delivered to Borrower by such Lender or such Person shall, in the absence of manifest error, be conclusive and binding on Borrower for purposes of this Agreement.

2.6.5                     Notice.  Each Lender shall notify Borrower of any event occurring after the date of this Agreement that will entitle such Lender to compensation pursuant to this Section 2.6, as promptly as practicable, and in no event later than 180 days after the principal officer of such Lender responsible for administering this Agreement obtains knowledge thereof; provided, that any Lender’s failure to notify Borrower within such 180-day period shall not relieve Borrower of its obligation under this Section 2.6 with respect to claims arising prior to the end of such period, but shall relieve Borrower of its obligations under this Section 2.6 with respect to the time between the end of such period and such time as Borrower receives notice from the indemnitee as provided herein, except that if the event which entitles such Lender to compensation under this Section 2.6 shall be retroactive to a time prior to the commencement of such 180-day period, such period shall commence from such earlier date.  No Person purchasing from a Lender a participation in the Loan Commitment (as opposed to an assignment) shall be entitled to any payment from or on behalf of Borrower pursuant to Section 2.6.3 or Section 2.6.4 which would be in excess of the applicable proportionate amount (based on the portion of the Loan Commitment) which would then be payable to such Lender if such Lender had not sold a participation in that portion of the Loan Commitment.

2.7                               FUNDING LOSSES.

2.7.1                     Eurodollar Funding Costs.  If Borrower shall (a) repay or prepay any Eurodollar Loan on any day other than the last day of an Interest Period for such Loan (whether an optional prepayment or a Mandatory Prepayment), (b) fail to borrow any Eurodollar Loan in accordance with a Notice of Borrowing delivered to Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), (c) fail to convert any Loan into a Eurodollar Loan in accordance with a Notice of Interest Terms delivered to Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), (d) fail to continue any Eurodollar Loan in accordance with a Notice of Interest Terms delivered to Administrative Agent, (e) fail to make any prepayment in accordance with any notice of prepayment delivered to Administrative Agent, (f) fail to pay when due the principal amount of or interest on any Eurodollar Loan, or (g) convert a Eurodollar Loan to a Base Rate Loan on any date other than the last day of an Interest Period, then Borrower shall, within five days after demand by any Lender, indemnify such Lender and hold it harmless from any and all costs, expenses, losses and liabilities (collectively, the “Eurodollar Breakage Costs”) incurred by such Lender as a result of such repayment, prepayment, conversion or failure.  Borrower understands and agrees that Eurodollar Breakage Costs may include costs, expenses, losses and liabilities, but not loss of the Rate Margin, incurred by a Lender as a result of funding and other contracts entered into by such Lender to fund Eurodollar Loans or otherwise arising from the redeployment of funds obtained by it or from fees payable to terminate the deposits from which such funds are obtained.  If for any reason (other than final Maturity of the Loans or upon acceleration of the Loans upon the occurrence and during the continuation of an Event of Default) Borrower is required to repay a portion of the Loans pursuant to the terms of any Credit Document and such repayment would cause Eurodollar Breakage Costs, Administrative Agent agrees, at Borrower’s request, to hold any such funds and only apply such funds to the repayment of the Loans upon the last day of Interest Periods in order to minimize Eurodollar Breakage Costs; provided, that Borrower shall remain liable for any additional interest that accrues on such held funds.

2.7.2                     Calculation of Eurodollar Breakage Costs.  Each Lender demanding payment under this Section 2.7 shall deliver to Borrower a certificate setting forth in reasonable detail the basis for and the amount of costs, expenses and losses for which the demand is made.  Such certificate so delivered to Borrower shall, in the absence of manifest error, be conclusive and binding as to the payable amount for purposes of this Agreement.  For the purpose of calculation of any Eurodollar Breakage Costs each Lender shall be deemed to have actually funded its relevant Eurodollar Loan through the purchase of a deposit bearing interest at the Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Loan and having a maturity comparable to the relevant Interest Period, provided, however, that each Lender may fund each of its Eurodollar Loans in any manner it deems appropriate, and the foregoing assumption shall be utilized only for the calculation of amounts payable under Section 2.7.1.

2.8                               ALTERNATE OFFICE; MINIMIZATION OF COSTS.

2.8.1                     To the extent reasonably possible, each Lender shall designate an alternative Lending Office with respect to its Eurodollar Loans and otherwise take any reasonable actions to reduce any liability of Borrower to any Lender under Section 2.4.4, 2.6.3 or 2.6.4, to avoid triggering clause (b)(i) of Section 2.6.1 or to avoid the unavailability of any Type of Loans under Section 2.6.2 so long as (in the case of the designation of an alternative Lending Office) such Lender, in its sole discretion, determines that (a) such designation is not disadvantageous to such Lender and (b) such actions would eliminate or reduce a material liability to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or actions within 10 Business Days of demand thereof to Borrower.

2.8.2                     If and with respect to each occasion that a Lender (a) makes a demand for compensation pursuant to Section 2.4.4, 2.6.3 or 2.6.4, (b) has notified Administrative Agent of a circumstance under clause (b)(i) of Section 2.6.1 or (c) is unable for a period of three consecutive months to fund Eurodollar Loans pursuant to Section 2.6.2 or such Lender is a Defaulting Lender then Borrower may, upon at least five Business Days’ prior irrevocable notice to each of such Lender and Administrative Agent, in whole permanently replace the Loans and Loan Commitments of such Lender; provided, that Borrower shall replace such Loans and Loan

Commitments of such Lender with the Loans and Loan Commitments of a commercial bank reasonably satisfactory to Administrative Agent.  Such replacement Lender shall upon the effective date of replacement purchase the Obligations owed to such replaced Lender for the aggregate amount thereof and shall thereupon for all purposes become a “Lender” hereunder.  Such notice from Borrower shall specify an effective date for the replacement of such Lender’s Loans and Loan Commitments, which date shall not be later than the 14th day after the day such notice is given.  On the effective date of any replacement of such Lender’s Loans and Loan Commitments pursuant to this Section 2.8.2, Borrower shall pay to Administrative Agent for the account of such Lender (a) any fees due to such Lender to the date of such replacement, (b) the principal of and accrued interest on the principal amount of outstanding Loans held by such Lender to the date of such replacement (such amount to be represented and funded by the purchase of the Obligations of such replaced Lender by the replacing Lender and not as a prepayment of such Loans), and (c) the amount or amounts due to such Lender pursuant to each of Sections 2.4.4, 2.6.3 or 2.6.4, as applicable, and any other amount then payable hereunder to such Lender.  Borrower will remain liable to such replaced Lender for any Eurodollar Breakage Costs that such Lender sustains or incurs as a consequence of the purchase of such Lender’s Loans (unless such Lender has defaulted on its obligation to fund a Loan hereunder).  Upon the effective date of the purchase of any Lender’s Loans owed to such Lender and termination of such Lender’s Loan Commitments pursuant to this Section 2.8.2, such Lender shall cease to be a Lender hereunder.  No such termination of any such Lender’s Loan Commitments and the purchase of such Lender’s Loans pursuant to this Section 2.8.2 shall affect (i) any liability or obligation of Borrower or any other Lender to such terminated Lender, or any liability or obligation of such terminated Lender to Borrower or any other Lender, or any obligation under Section 5.10, which accrued on or prior to the date of such termination or (ii) such terminated Lender’s rights hereunder in respect of any such liability or obligation.

2.8.3                     Upon notice to Administrative Agent, any Lender may designate a Lending Office other than the Lending Office most recently designated to Administrative Agent and may assign all of its interests under the Credit Documents to such Lending Office; provided, that such designation and assignment do not at the time of such designation and assignment increase the reasonably foreseeable (a) liability of Borrower under Section 2.4.4, 2.6.3 or 2.6.4, (b) trigger clause (b)(i) of Section 2.6.1 or (c) make an Interest Rate option unavailable pursuant to Section 2.6.2.

2.9                               REGISTER.  Administrative Agent shall maintain a register at its offices (the “Register”) for the recordation of certain information hereunder from time to time.  The Register shall be available for inspection by Borrower or any Secured Party (as to its Commitment only) at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record in the Register (a) the Loan Commitments and the Loans from time to time of each Lender, (b) the interest rates applicable to all Loans and the effective dates of all changes thereto, (c) the Interest Period for each Eurodollar Loan, (d) the date and amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, (e) each repayment or prepayment in respect of the principal amount of the Loans of each Lender, (f) the amount of any sum received by Administrative Agent hereunder for the account of the Secured Parties and each Secured Party’s share thereof, (g) a copy of each Assignment and Assumption, and (h) such other information as Administrative Agent may determine is necessary for the administering of the Loans and this Agreement.  Any such recording shall be conclusive and binding in the absence of manifest error; provided, that neither the failure to make any such recordation, nor any error in such recordation, shall affect any Lender’s Loan Commitment or the Obligations in respect of any applicable Loans or otherwise; and provided, further, that in the event of any inconsistency between the Register and any Secured Party’s records, the Register shall govern absent manifest error.

ARTICLE 3
CONDITIONS PRECEDENT

3.1                               CONDITIONS PRECEDENT TO THE CLOSING DATE.  The funding of the initial Borrowing hereunder is subject to the prior satisfaction of each of the following conditions unless waived by all Lenders (the date such conditions precedent are so satisfied or waived being referred to as the “Closing Date”):

3.1.1                     Resolutions.  Delivery to Administrative Agent and each Lender of a copy of one or more resolutions or other authorizations, in form and substance reasonably satisfactory to Administrative Agent and each Lender, of each Credit Party and each other Affiliate of Borrower that is a party to a Project Document (each such affiliate, together with the Credit Parties, the “Borrower Entities”) certified by a Responsible Officer of each such Borrower Entity as being true, complete, in full force and effect on the Closing Date and not amended, modified, revoked or rescinded, authorizing, as applicable and among other things, the Borrowings herein provided for, the granting of the Liens under the Collateral Documents, the provision of the guaranties, the contribution of equity to Borrower and the execution, delivery and performance of this Agreement, the other Operative Documents and any instruments or agreements required hereunder or thereunder to which such Borrower Entity is a party.

3.1.2                     Incumbency.  Delivery to Administrative Agent and each Lender of a certificate, in form and substance reasonably satisfactory to Administrative Agent and each Lender, from each Borrower Entity signed by the appropriate authorized officer or manager of each such Borrower Entity and dated as of the Closing Date, as to the incumbency and specimen signature of each natural Person authorized to execute and deliver this Agreement, the other Operative Documents and any instruments or agreements required hereunder or thereunder to which such Borrower Entity is a party, including various certificates to be delivered by such Borrower Entity pursuant to this Section 3.1.

3.1.3                     Governing Documents.  Delivery to Administrative Agent and each Lender, in each case certified by a Responsible Officer of such Borrower Entity as being true, correct and complete on the Closing Date, of (a) copies of the certificate of formation, charter or other state certified constituent documents of each Borrower Entity, certified as of a recent date by the secretary of state of such Borrower Entity’s state of organization, and (b) copies of the bylaws, limited liability company operating agreement, partnership agreement or other comparable operating documents, if applicable, of each Borrower Entity.

3.1.4                     Good Standing Certificates.  Delivery to Administrative Agent and each Lender of certificates (in so-called “long-form” if available) issued by (a) the secretary of state of the state in which each Borrower Entity and Major Project Participant (except SCPPA, BLM and SITLA) is formed or incorporated, as applicable, and (b) in the case of Borrower and each Major

Project Participant (except SCPPA, BLM, SITLA, E.W. Wylie Corporation, a North Dakota corporation, and the Bailees), the Secretary of the State of Utah, in each case (i) dated a date reasonably close to the Closing Date and (ii) certifying that such Borrower Entity and Major Project Participant is in good standing and is qualified to do business in, and has paid all franchise taxes or similar taxes due to, such states.

3.1.5                     Third Party Approvals.  Except for the Permits listed in Part II of the Permit Schedule, Administrative Agent and each Lender shall have received all information and copies of all documents and copies of any consent or approval by any Person (including any Governmental Authority) reasonably required by any Borrower Entity or any other Major Project Participant as of the Closing Date in connection with any transaction contemplated in any Credit Document; provided that copies of documents, consents and approvals with respect to Major Project Participants other than the Borrower Entities must only be delivered to the extent such copies are obtainable by Borrower.

3.1.6                     Credit Documents and Project Documents.  Delivery to Administrative Agent and each Lender of (a) originals of each Credit Document other than any expressly contemplated hereby to be executed and delivered after the Closing Date, all of which shall (i) have been duly authorized, executed and delivered by the parties thereto and are in form and substance reasonably satisfactory to Administrative Agent and each Lender, and (ii) be in full force and effect and accompanied by a certificate of Borrower certifying to the foregoing in accordance with Section 3.1.7, and (b) a certified list of, and true, correct and complete copies of, each Project Document (other than any Project Document which is only incidental to the development, construction, leasing, ownership or operation of the Project) executed on or prior to the Closing Date, each in form and substance reasonably satisfactory to the Administrative Agent and each Lender, all of which shall (x) have been duly authorized, executed and delivered by the parties thereto, (y) be certified by Borrower as being true, complete and correct and in full force and effect on the Closing Date in accordance with Section 3.1.7, and (z) be in form and substance reasonably satisfactory to Administrative Agent and each Lender.

3.1.7                     Certificate of Borrower Entities.  Delivery to Administrative Agent and each Lender of a certificate, dated as of the Closing Date, duly executed by a Responsible Officer of Borrower, in substantially the form of Exhibit F-1, of Pledgor in substantially the form of Exhibit F-2, and of the other Borrower Entities, in substantially the form of Exhibit F-3.

3.1.8                     Legal Opinions.  Delivery to Administrative Agent and each Lender of legal opinions with respect to the transactions contemplated hereby of counsel to the Borrower Entities and each Major Project Participant as set forth on Exhibit E-3, in each case addressed to the Secured Parties and in form and substance reasonably satisfactory to Administrative Agent and each Lender.

3.1.9                     Certificate of Insurance Consultant.  Delivery to Administrative Agent and each Lender of the Insurance Consultant’s certificate, dated as of the Closing Date and in substantially the form of Exhibit F-4, together with the Insurance Consultant’s report that (i) summarizes the proposed insurance arrangements for the Project, (ii) concludes that such insurance is adequate and customary and (iii) is otherwise in form and substance reasonably satisfactory to Administrative Agent and each Lender, attached thereto.

3.1.10              Insurance.  Insurance complying with terms and conditions set forth in Exhibit K shall be in full force and effect to the extent then required by such terms and conditions and Administrative Agent, each Lender and the Insurance Consultant shall have (i) received a certificate from Borrower’s insurance broker(s), dated as of the Closing Date and in form and substance reasonably satisfactory to Administrative Agent and each Lender, (a) identifying underwriters, type of insurance, insurance limits and policy terms, (b) listing the special provisions required as set forth in Exhibit K, (c) describing the insurance obtained and (d) stating that such insurance is in full force and effect and that all premiums then due thereon have been paid and that, in the opinion of such broker(s), such insurance complies with the terms and conditions set forth in Exhibit K, and (ii) certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer), in form and substance reasonably satisfactory to Administrative Agent, each Lender and the Insurance Consultant.

3.1.11              Certificate of the Independent Engineer.  Delivery to Administrative Agent and each Lender of Independent Engineer’s certificate, dated as of the Closing Date and in substantially the form of Exhibit F-5, together with the Independent Engineer’s report (the “IE Report”), which (i) addresses the capital budget, construction plan and responsibilities, overall Project design (including the appropriateness of the turbine technology for the Project), turbine warranty, turbine output, turbine reliability, fleet history and design, availability and noise guaranties (if applicable), total Project Costs to complete, adequacy of all civil works (including the balance of plant contracts in relation to the Turbine Supply Agreement), electrical works, interconnection, transmission, overall wind farm and grid engineering and functionality, feasibility of the Project Schedule, equipment selection, probable performance and environmental matters, (ii) contains a construction budget in the form attached hereto as Exhibit G-2, and (iii) is in form and substance reasonably satisfactory to Administrative Agent and each Lender, attached thereto.

3.1.12              Reports of Borrower’s Environmental Consultant.  Delivery to Administrative Agent and each Lender of the Phase I Environmental Report along with a reliance letter, in form and substance reasonably satisfactory to Administrative Agent and each Lender, permitting the Secured Parties to rely on such Phase I Environmental Report.

3.1.13              Independent Wind Consultant Report.  Delivery to Administrative Agent and each Lender of the Wind Report along with a reliance letter, in form and substance reasonably satisfactory to Administrative Agent and each Lender.

3.1.14              Permit Schedule and Applicable Third Party Permits.

(a)                                 Delivery to Administrative Agent and each Lender of Exhibit G-1, the schedule of Permits (“Permit Schedule”), in form and substance reasonably satisfactory to Administrative Agent and each Lender, of which (i) Part I(A) shall be Permits which are Applicable Permits as of the Closing Date, (ii) Part I(B) shall be Permits which to Borrower’s knowledge are Applicable Third Party Permits as of the Closing Date, (iii) Part II(A) shall be Permits which are to Borrower’s knowledge expected to become Applicable Permits after the Closing Date, and (iv) Part II(B) shall be Permits which to Borrower’s knowledge are expected to become Applicable Third Party Permits after the Closing Date.  Borrower shall also deliver to

Administrative Agent and each Lender copies of each Permit listed in Part I(A) and, to the extent obtainable, Part I(B), in form and substance reasonably satisfactory to Administrative Agent and each Lender.  The Permits listed in Part I(A) and Part I(B) shall in Administrative Agent’s and each Lender’s reasonable opinion comprise all of the Applicable Permits and Applicable Third Party Permits, respectively, as of the Closing Date.

(b)                                 Except as disclosed in the Permit Schedule, each Permit listed in Part I(A) shall (i) have been duly obtained or been assigned in Borrower’s name, (ii) be in full force and effect, (iii) not be subject to any current legal proceeding, and (iv) not be subject to any Unsatisfied Condition that could reasonably be expected to result in material modification or revocation of such Permit, and all applicable appeal periods with respect to each such Permit shall have expired.  Except as disclosed in the Permit Schedule, to Borrower’s knowledge each Permit listed in Part I(B) shall (A) have been duly obtained or have been assigned in the name of the applicable Major Project Participant or its contractor or subcontractor (B) be in full force and effect, (C) not be subject to any current legal proceeding and (D) not be subject to any Unsatisfied Condition that could reasonably be expected to result in material modification or revocation of such Permit, and all applicable appeal periods with respect to each such Permit shall have expired.

(c)                                  The Permits listed in Part II of the Permit Schedule shall, in Administrative Agent’s and each Lender’s reasonable opinion, be timely obtainable (i) on or before the date Borrower or the applicable other Person (as identified in the Permit Schedule) requires such Permit, (ii) without delay materially in excess of the time provided therefor in the Project Schedule (if applicable), and (iii) without expense materially in excess of the amounts provided therefor in the Project Budget by Borrower or such other Person.

(d)                                 No Permit listed in Part I of the Permit Schedule shall be subject to any restriction, condition, limitation or other provision which could reasonably be expected to have a Material Adverse Effect or result in the Project being operated in a manner substantially inconsistent with the assumptions underlying the Base Case Projections.

3.1.15              Absence of Litigation.  Except as set forth in Exhibit G-4, there are no actions, suits, investigations or proceedings by or before any Governmental Authority or arbitrator pending or, to Borrower’s knowledge, threatened in writing by or against Borrower, any Major Project Participant related to the Project or the Project.

3.1.16              Payment of Fees.  All taxes, fees and other costs payable in connection with the execution, delivery, title premiums, survey charges, recordation and filing of the documents and instruments referred to in this Section 3.1 and due on or before the Closing Date shall have been paid in full or, if and in the manner specifically approved by the Lenders, provided for.  Borrower shall have paid (or caused to be paid) or shall have made arrangements in the manner reasonably satisfactory to the payee for the payment from the proceeds of the initial disbursement of the Loans of all outstanding amounts due, as of the Closing Date, and owing to (a) the Secured Parties under any fee or other letter or otherwise pursuant to Section 2.3, and (b) the Secured Parties’ attorneys and consultants (including the Independent Consultants) and the Title Insurer for all services rendered and billed prior to the Closing Date.

3.1.17              Financial Statements.  Delivery to Administrative Agent and each Lender of accurate and complete copies of audited annual financial statements or Form 10-K or equivalent of RMT Parent, SCPPA and Turbine Supplier, for the most recent fiscal year end for which such of such audited financial statements or Form 10-K or equivalent are available (it being acknowledged that such financial statements shall be deemed to be delivered if a Form 10-K or equivalent filed with the SEC for such Person is publicly available); provided, however, if any of the Turbine Supplier, RMT Parent or SCPPA does not have audited financial statements or a Form 10-K or equivalent, then Administrative Agent and each Lender shall have been provided with other materials relating to creditworthiness of such Person reasonably satisfactory to Administrative Agent and each Lender.

3.1.18              Collateral Requirements.  Delivery to Administrative Agent and each Lender of evidence reasonably satisfactory to Administrative Agent and each Lender, to the extent not otherwise satisfied pursuant to Section 3.1.24, that Borrower has taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings that may be necessary or, in the opinion of Administrative Agent and each Lender, desirable in order to create in favor of Collateral Agent a valid and (upon such filing and recording) perfected first priority Lien in Borrower’s right, title and interest in and to the Collateral subject to Permitted Liens, Title Exceptions and CoBank’s Lien on the CoBank Equities.  Such actions shall include delivery to Administrative Agent and each Lender of:

(a)                                 The Pledge Agreement, the Security Agreement and the Depositary Agreement, duly executed by each Credit Party party thereto;

(b)                                 all pledged securities, including all certificates, agreements or instruments representing or evidencing such pledged securities, accompanied by instruments of transfer and membership interest powers undated and endorsed in blank to the extent such pledged interests are certificated;

(c)                                  all promissory notes or other instruments (duly endorsed, where appropriate, in a manner reasonably satisfactory to Administrative Agent and each Lender) evidencing any Collateral;

(d)                                 all other certificates, agreements, including control agreements, or instruments necessary to perfect Collateral Agent’s security interest in all Chattel Paper, all Instruments, all Deposit Accounts and all Investment Property of Borrower (as each such term is defined in the Security Agreement and to the extent required by the Security Agreement);

(e)                                  UCC financing statements in appropriate form for filing under the UCC, and, where appropriate, fixture filings, and such other documents under applicable Legal Requirements in each jurisdiction as may be necessary or appropriate or, in the opinion of Administrative Agent and each Lender, desirable to perfect the first priority Liens created, or purported to be created, by the Collateral Documents;

(f)                                   certified copies of UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a date no less recent than 10

Business Days before the Closing Date or as otherwise acceptable to Administrative Agent and each Lender listing all effective financing statements, lien notices or comparable documents that name Borrower and Pledgor as debtor and that are filed in those state and county jurisdictions in which any property of such Person is located and the state and county jurisdictions in which any such Person is organized or maintains its principal place of business and such other searches that Administrative Agent and each Lender reasonably deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens) showing that upon due filing or recordation (assuming such filing or recordation occurred on the date of such respective reports), as the case may be, the security interests created under the Collateral Documents, with respect to the Collateral, will be prior to all other financing statements, fixture filings or other security documents wherein the security interest is perfected by filing or recording in respect of the Collateral,

(g)                                  UCC termination statements duly executed (if required) by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

(h)                                 an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent and each Lender) with respect to the perfection of the security interests in favor of Collateral Agent in personal or mixed property Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent and each Lender; and

(i)                                     evidence reasonably satisfactory to Administrative Agent and each Lender of payment or arrangements for payment by Borrower of all applicable recording taxes, registration fees or charges, filing costs and other similar expenses, if any, required to be paid in connection with the execution, delivery, or filing of, or the perfection of any Operative Document or otherwise in connection with the Collateral.

3.1.19              Project Budget and Drawdown Schedule.  Delivery to Administrative Agent and each Lender of a budget and drawdown schedule in substantially the form of Exhibit G-2 (the “Project Budget”) for all anticipated costs to be incurred in connection with the development, construction, installation and start-up of the Project and schedule of Borrowings, which Project Budget shall be satisfactory to Administrative Agent and each Lender.

3.1.20              Base Case Projections.  Delivery to each Lender of the Base Case Projections.

3.1.21              No Material Adverse Effect.  Since the date of the most recent audited financial statements of each Major Project Participant delivered pursuant Section 3.1.17, no event, circumstance or condition shall have occurred and be continuing (and Administrative Agent or any Lender shall have become aware of no such facts or conditions not previously known) that constitutes or could reasonably be expected to result in a Material Adverse Effect.

3.1.22              ALTA Surveys.  Administrative Agent and each Lender shall have received either (i) ALTA surveys of the Site (which surveys shall be reasonably current and in form and substance reasonably satisfactory to Administrative Agent, each Lender and the Title Insurer), certified to Borrower, Administrative Agent and the Title Insurer by Demille Engineering, Inc., Westwood Professional Services, or such other licensed surveyor reasonably satisfactory to Administrative Agent and each Lender or (ii) a certificate from a licensed third-party engineering firm or surveyor confirming that the Easements provide contiguous real property interests, in each case showing such matters as shall be necessary for the Title Insurer to issue to the Secured Parties the Title Policy described in Section 3.1.23.

3.1.23              Title Policy.  Delivery to Administrative Agent and each Lender of a lender’s ALTA extended coverage policy of title insurance (2006 form) with any standard coverage exception reasonably acceptable to Administrative Agent and each Lender but without a mechanics’ and materialmen’s exception included therein (except where applicable Governmental Rules prevent the deletion of such exception, in which case Borrower shall provide the Title Insurer with any affidavits or indemnities (with respect to which Borrower shall have no reimbursement obligations) necessary to cause the Title Insurer to issue affirmative coverage for mechanics’ and materialmens’ liens in form and substance reasonably satisfactory to Administrative Agent and each Lender), together with such endorsements thereto (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to Administrative Agent and each Lender) as are reasonably requested by Administrative Agent or any Lender, or the unconditional and irrevocable commitment of the Title Insurer to issue such a policy, dated as of the Closing Date, in each case in a coverage amount equal to $247,000,000 (with such reinsurance as is reasonably satisfactory to Administrative Agent and each Lender) issued by the Title Insurer in form and substance satisfactory to Administrative Agent and each Lender.

3.1.24              Real Estate Requirements.  Delivery to Administrative Agent and each Lender of:

(a)                                 The Trust Deed encumbering the Mortgaged Property in favor of Collateral Agent, duly executed and acknowledged by Borrower, and otherwise in form for recording in the recording office of each applicable political subdivision where the Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a Lien of record under applicable law, and such financing statements, fixture filings any and any other instruments necessary to grant a Lien on Borrower’s right, title and interest in and to the Mortgaged Property under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Administrative Agent and each Lender;

(b)                                 with respect to the Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as are necessary to consummate the transactions hereunder contemplated or as shall reasonably be deemed necessary by Administrative Agent and the Lenders;

(c)                                  with respect to the Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Insurer to issue the Title Policy;

(d)                                 evidence reasonably acceptable to Administrative Agent and each Lender of payment by Borrower of all Title Policy premiums, search and examination charges, and related charges, Trust Deed recording taxes, fees, charges, costs and expenses required for the recording of the Trust Deed and issuance of the Title Policy;

(e)                                  with respect to any Real Property in which Borrower holds possession by lease (other than for Real Property that is not necessary for the Project), both (i) any agreement by the fee owner to obtain a nondisturbance agreement from each lienholder against the fee interest in such Real Property, and (ii) a nondisturbance agreement from any such existing lienholder, in each case in form and substance reasonably satisfactory to Administrative Agent and each Lender;

(f)                                   copies of all leases or easements in which Borrower holds the lessor’s interest or other agreements relating to possessory interests, if any, in the Real Property.  To the extent any of the foregoing affect any Real Property, such agreement shall be subordinate to the Lien of the Trust Deed to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be acceptable to Administrative Agent and each Lender;

(g)                                  evidence reasonably acceptable to Administrative Agent and each Lender that Borrower and each other Major Project Participant have obtained and hold all easements or other possessory rights in real estate, together with necessary real property permits and crossing rights (collectively, “Rights of Way”) necessary for (i) performance in full of each such Person’s obligations under the Operative Documents and each Permit by which such Person or its assets is bound, and (ii) the development, leasing, construction and operation of the Project in accordance with the Base Case Projections.  The use of such Rights of Way shall not encroach on or interfere (except immaterial encroachments and interferences expressly permitted by the terms of the applicable Rights of Way) with property adjacent to such Rights of Way or existing easements or other rights (whether on, above or below ground) and the full length of the Rights of Way shall be continuous, without break, gap or interruption;

(h)                                 evidence reasonably acceptable to Administrative Agent and each Lender that Borrower has a good, marketable and insurable (i) fee or leasehold interest in the Site (other than the BLM Right of Way (Phase II), the BLM Right of Way (Generator Lead Line), the Site Common Facilities, the Circle Four Easements and the SITLA Right of Way), (ii) interest in the BLM Right of Way (Phase II) and the Circle Four Easements, (iii) undivided tenant in common interest in the Easements, the BLM Right of Way (Generator Lead Line), the SITLA Right of Way and the Site Common Facilities, and (iv) interest in any other Real Property (provided, however, that the title policy to be provided pursuant to this Section 3.1.24 shall not be required to include as part of the insured estate any such other Real Estate Interests which are permits or licenses not customarily insurable by title insurance, including the BLM Right of Way (Phase II) and the BLM Right of Way (Generator Lead Line)), in each case free and clear of Liens, encumbrances or other exceptions to title, other than (A) the Title Exceptions and (B) such

Liens, encumbrances or other exceptions to title as are reasonably satisfactory to Administrative Agent and each Lender; and

(i)                                     evidence reasonably acceptable to Administrative Agent and each Lender that the Trust Deed is a valid first Lien on Borrower’s right, title and interest in the Mortgaged Property (including, without limitation, the Rights of Way), free and clear of all Liens, encumbrances and exceptions to title whatsoever, other than (i) the Title Exceptions and (ii) such Liens, encumbrances or other exceptions to title as are reasonably satisfactory to Administrative Agent and each Lender, and, in the case of the BLM Right of Way (Phase II), the BLM Right of Way (Generator Lead Line), the SITLA Lease, and the SITLA Right of Way, subject to applicable Governmental Rules limiting the enforceability of Liens therein.

3.1.25              [Reserved]

3.1.26              Establishment of Accounts.  The Accounts shall have been established to the satisfaction of Administrative Agent and each Lender.

3.1.27              Representations and Warranties.  Each representation and warranty of each Credit Party under the Credit Documents shall be true and correct as of the Closing Date (unless such representation and warranty refers to an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date) and Borrower shall have provided to Administrative Agent and each Lender a certificate of a Responsible Officer of Borrower that each representation and warranty of Borrower and Pledgor under the Credit Documents is true and correct as of the Closing Date (unless such representation and warranty refers to an earlier date, in which case such representation and warranty was true and correct as of such earlier date).

3.1.28              No Default.  Each Borrower Entity shall be in compliance in all material respects with all the terms and provisions set forth in each Credit Document and all material provisions of the Major Project Documents on its part to be observed or performed, and no Default or Event of Default exists or shall occur as a result of any of the transactions consummated as of the Closing Date.

3.1.29              Utilities.  Delivery to Administrative Agent and each Lender of reasonably satisfactory evidence that all potable water, sewer, telephone, electric and all other utility services necessary for the development, construction, ownership and operation of the Project are either contracted for, or readily available on commercially reasonable terms, at the Project.

3.1.30              Project Schedule.  Delivery to Administrative Agent and each Lender of the Project Schedule in substantially the form of Exhibit G-3, which Project Schedule shall be reasonably satisfactory to Administrative Agent and each Lender.

3.1.31              Consents.  Delivery to Administrative Agent and each Lender of executed Consents from each of the Major Project Participants as set forth on Exhibit E-3, which Consents shall be in substantially the form of Exhibit E-1 or, if approved by Administrative Agent in advance, Exhibit E-2, or otherwise reasonably satisfactory to Administrative Agent and each Lender.

3.1.32              Use of Equity.  Borrower shall have certified to Administrative Agent and each Lender (in form and substance reasonably satisfactory to Administrative Agent and each Lender), and Administrative Agent and the Independent Engineer shall have confirmed, that in an aggregate amount not less than the Base Equity Requirement Borrower has (a)  applied the proceeds of cash equity contributions made by Sponsor to the payment of Project Costs, (b)  deposited into the Construction Account the proceeds of cash equity contributions made by Sponsor, and/or (c) otherwise received in-kind equity contributed by Sponsor or its Affiliates.

3.1.33              Assignment of Agreements.  All Project Documents pursuant to which Borrower is not party shall have been subleased or irrevocably assigned to Borrower.

3.1.34              Anti-Terrorism Compliance.  At least five days prior to the Closing Date, Administrative Agent and each Lender shall have received all documentation and other information requested by Administrative Agent or any Lender, which is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

3.1.35              Solvency Certificate.  Delivery to Administrative Agent and each Lender of a certificate in the form of Exhibit F-6 from the chief financial officer or treasurer of Borrower certifying that Borrower is Solvent after giving effect to the transactions contemplated hereby.

3.1.36              Legality.  No federal or state law or regulation, or any interpretation thereof, exists which would make any Loan, or the securing of any Loan by the Collateral, or any other aspect of the transactions contemplated herein, illegal, or which would subject the Lenders or any of their Affiliates to any penalties, sanctions or fines.

3.1.37              Utility Laws.  No federal, state or local law or regulation, or interpretation thereof, will then exist under which the Lenders would become an “electric utility,” “electric corporation,” “electrical company,” “public utility,” or “holding company,” or any similar Person under such law or regulation solely as a result of this transaction, except as a Lender may become an “electric utility,” “electric corporation,” “electrical company,” “public utility,” or “holding company” upon the exercise of remedies under the Credit Documents.

3.1.38              Repayment of Existing Debt.  Delivery to Administrative Agent and each Lender of evidence that the loans made with respect to the Turbine Supply Agreement under the Turbine Supply Financing have been repaid in full and that any liens related thereto have been released (or arrangements for such release satisfactory to Administrative Agent and each Lender shall have been made).

3.1.39              SCPPA Confirmation Letter.  SCPPA shall have delivered a letter to Borrower, in form and substance reasonably satisfactory to Administrative Agent and the Lenders.

3.1.40              Wind Study.  The Lenders shall have been provided evidence that SCPPA has received the wind study required to be provided pursuant to Section 7.1(f) of the PPA.

3.1.41              Transmission Rights.  Borrower shall have unencumbered rights to an undivided tenant in common interest in adequate capacity on the Transmission Line to the point of delivery under the PPA, in form and substance satisfactory to the Lenders.

3.1.42              Cost Segregation Report.  The Cost Segregation Consultant shall have delivered a current Cost Segregation Report, in form and substance reasonably satisfactory to Administrative Agent and each Lender.

3.1.43              Grant Eligible.  Each Lender shall have been provided with all information as to Borrower and the Project being Grant Eligible.

3.1.44              Effective Date under the PPA.  The Effective Date under and defined in the PPA shall have occurred.

3.1.45              Other Documents and Proceedings.  Delivery to Administrative Agent and each Lender of such other documents and completion of such other proceedings as Administrative Agent or any Lender may reasonably request.

3.2                              CONDITIONS PRECEDENT TO EACH CREDIT EVENT.  The obligation of each Lender in respect of each Credit Event is subject to the occurrence of the Closing Date and prior satisfaction (or waiver by Administrative Agent with the consent of the Required Lenders) of each of the following conditions:

3.2.1                     Representations and Warranties.

(a)                                 Each representation and warranty of each Borrower Entity in any of the Operative Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Event, before and after giving effect to the applicable Borrowing, with the same effect as though made on and as of such date, unless such representation or warranty expressly relates solely to an earlier date.

(b)                                 To Borrower’s knowledge, each representation and warranty of each Major Project Participant (other than the Borrower Entities) contained in the Operative Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” or the like shall be true and correct in all respects) on and as of the date of such Credit Event, before and after giving effect to the Credit Event, with the same effect as though made on and as of such date, unless such representation and warranty expressly relates solely to an earlier date, and except to the extent that the failure of such representations and warranties to be true and correct in all material respects could not reasonably be expected to have a Material Adverse Effect.

3.2.2                     No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing or will result from the relevant Credit Event.

3.2.3                     Additional Documentation.  With respect to Additional Project Documents entered into or obtained, transferred or required (whether because of the status of the development, construction or operation of the Project or otherwise) since the date of the most recent Credit Event, there shall be (a) redelivery of such matters as are described in Section 3.1.6(b) to the extent applicable to such Additional Project Documents, and (b) if reasonably requested by Administrative Agent, delivery of such matters as are described in Sections 3.1.1 and 3.1.8 from Borrower, and Section 3.1.8 and, to the extent required by Section 6.18, Section 3.1.31, from the counterparty to such Additional Project Document.

3.2.4                     Notice of Borrowing; Calculations.  Borrower shall have delivered a Notice of Borrowing to Administrative Agent in accordance with the procedures specified in Section 2.1.1(b).  To the extent that the proceeds of the requested Loan are intended to be used to reimburse Sponsor for certain equity contributions made by it as contemplated by Section 5.1.1, then Independent Engineer shall have verified the Project Costs previously paid by Sponsor.

3.2.5                     Drawdown Certificate and Independent Engineer’s Drawdown Certificate.

(a)                                 At least three Business Days prior to the submission of each Notice of Borrowing for each Credit Event, Borrower shall have provided Administrative Agent and the Independent Engineer with a duly executed copy of the Drawdown Certificate, dated the date of delivery of such certificate, setting forth the date of the proposed occurrence of such Credit Event and signed by a Responsible Officer of Borrower.

(b)                                 At least one Business Day prior to the submission of each Notice of Borrowing for each Credit Event, the Independent Engineer shall have provided Administrative Agent (with a copy to Borrower) with a certificate of the Independent Engineer, dated the date of delivery of such certificate, setting forth the date of the proposed occurrence of such Credit Event and signed by an authorized representative of the Independent Engineer, substantially in the form of Exhibit C-4 (the “Independent Engineer’s Drawdown Certificate”).

(c)                                  Borrower shall use all reasonable efforts to provide Administrative Agent and the Independent Engineer with drafts of any certificates and other materials to be delivered pursuant to this Section 3.2.5 in advance of the time frames listed above as reasonably requested by Administrative Agent.

3.2.6                     Amount.  The Loans shall be in such amounts as shall ensure that all Project Costs then due and owing for which the applicable Notice of Borrowing relates can be paid, taking into account uncommitted funds remaining in the Construction Account and the minimum denomination requirements of Section 2.1.1(b).

3.2.7                     Available Construction Funds.  After taking into consideration the requested Borrowing, Administrative Agent (based on consultation with Independent Engineer) shall have reasonably determined that Available Construction Funds will be sufficient to achieve Commercial Operation by the Date Certain in accordance with all Legal Requirements, the Construction Contract, each other Project Document pursuant to which construction work with respect to the Project is being performed and the Credit Documents and to pay or provide for all anticipated non-construction Project Costs, all as set forth in the then-current Project Budget.

3.2.8                     Title Policy Endorsements.  Borrower shall provide, or Administrative Agent shall be adequately assured, that the Title Insurer is committed at the time of each Credit

Event to issue to Administrative Agent, a date-down endorsement of the Title Policy dated as of the date of such Credit Event, insuring the continuing first priority of the Trust Deed (subject only to (a) the Title Exceptions and (b) Permitted Liens described in clause (a), (b) or (j) of the definition thereof (to the extent the same are afforded priority over the Lien of the Trust Deed by operation of law)) and otherwise in form and substance reasonably satisfactory to Administrative Agent.

3.2.9                     Lien Releases.  Subject to Borrower’s right to contest Liens as described in the definition of “Permitted Liens,” Borrower shall have delivered (such delivery may be conditioned upon concurrent receipt of payment by the applicable Person), if applicable, to Administrative Agent duly executed Lien waivers relating to mechanics’ and materialmen’s Liens, substantially in the form attached to the relevant Major Project Document or otherwise in form and substance reasonably acceptable to Administrative Agent, from each supplier and Construction Contractor that has a statutory right to file a mechanics’ and/or materialmen’s Lien for all work, services and materials (including equipment and fixtures of all kinds, done, previously performed or furnished for the construction of the Project), for which the related Project Costs have been or will, from the proceeds of the requested Borrowing, be paid.

3.2.10              Acceptable Work; No Liens.  All work that has been done on the Project has been done in a good and workmanlike manner and in accordance with the Construction Contract, and in accordance with the standard of care set forth in the Construction Contract, and there shall not have been filed against any of the Collateral or otherwise filed with or served upon Borrower with respect to the Project or any part thereof, notice of any Lien, claim of Lien or attachment upon or claim (except any Notice of Commencement filed by the Construction Contractor and any Preliminary Notices filed by suppliers, or similar filings by the Construction Contractor’s subcontractors) affecting the right to receive payment of any of the moneys payable to any of the Persons named on such request which has not been released by payment or bonding or otherwise or which will not be released with the payment of such obligation out of such Loan or non-Loan proceeds, other than Permitted Liens.

3.2.11              Permits.  All Permits required for the stage of construction and development of the Project at the time of the requested Credit Event have been obtained in form satisfactory to Administrative Agent and Independent Engineer (and if the applicable statute, rule or regulation provides for a fixed period for judicial or administrative review thereof, such period has expired), and neither Borrower nor Independent Engineer has reason to expect that any other Permits customarily obtained at a later stage of construction, development or operation will not be obtained as and when required.

3.3                               NO APPROVAL OF WORK.  The making of any Loan hereunder shall in no event be deemed an approval or acceptance by any Secured Party of any work, labor, supplies, materials or equipment furnished or supplied with respect to the Project.

3.4                               ADJUSTMENT OF DRAWDOWN REQUESTS.  In the event Administrative Agent reasonably determines, in consultation with Independent Engineer, that an item or items listed in a Drawdown Certificate as a Project Cost is or are not properly included in such Drawdown Certificate, Administrative Agent may in its reasonable discretion cause to be made a Loan or Loans in the amount requested in such Drawdown Certificate less the amount of such item or items or may reduce the amount of Loans made pursuant to any subsequent Drawdown Certificate.  In the event that Borrower prevails in any dispute as to whether such Project Costs were properly included in such Drawdown Certificate, Loans in the amount requested but not initially made shall forthwith be made.

3.5                               DETERMINATIONS UNDER SECTION 3.1.  For purposes of determining satisfaction of the conditions set forth in Section 3.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless Administrative Agent shall have received notice from such Lender prior to the contemplated Closing Date, as notified by Borrower to the Lenders, specifying its objection thereto.  Administrative Agent shall promptly notify the Lenders of the actual occurrence of the Closing Date.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to and in favor of the Secured Parties as of the Closing Date (unless such representation and warranty expressly relates solely to another time) and, to the extent set forth in Article 3, as of the date of each Credit Event (unless such representation and warranty relates solely to another time), all of which shall survive the execution and delivery of this Agreement, the Closing Date and the making of the Loans:

4.1                               ORGANIZATION.  Borrower is (a) a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and (b) is duly qualified as a foreign limited liability company, and is in good standing, in each jurisdiction in which such qualification is required by law.  Borrower has all requisite power and authority to (i) own or hold under lease and operate the property it purports to own or hold under lease, (ii) carry on its business as now being conducted and as now proposed to be conducted in respect of the Project, (iii) execute, deliver and perform each Operative Document to which it is a party and (iv) take each action as may be necessary to consummate the transactions contemplated hereunder and thereunder.  Pledgor is the sole member of Borrower.

4.2                               AUTHORIZATION; NO CONFLICT.  The execution, delivery and performance by Borrower of the Operative Documents to which Borrower is a party are within Borrower’s power, authority and legal right and have been duly authorized by all necessary action.  Borrower has duly executed and delivered each Operative Document to which Borrower is a party (or such Operative Documents have been duly and validly assigned to Borrower and Borrower has authorized the assumption thereof, and has assumed the obligations of the assignor thereunder) and neither Borrower’s execution and delivery thereof nor its consummation of the transactions contemplated thereby nor its compliance with the terms thereof (a) does or will contravene the Governing Documents or any other Legal Requirement applicable to or binding on the Borrower Entities or any of their respective properties, (b) does or will contravene or result in any breach of or constitute any default under, or result in or require the creation of any Lien (other than Permitted Liens) upon any Borrower Entity’s property under, any agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected,

(c) does or will violate or result in a default under any indenture, credit agreement, loan, lease or other agreement or instrument binding upon the Borrower Entities or their respective properties, or (d) does or will require the consent or approval of any Person, and with respect to any Governmental Authority, does or will require any registration with, or notice to, or any other action of, with or by any applicable Governmental Authority, in each case which has not already been obtained and disclosed to Administrative Agent (except as set forth in Part II(A) of the Permit Schedule or otherwise provided in Sections 4.9.1 and 4.9.2).

4.3                               ENFORCEABILITY.  As of each date on which this representation and warranty is made or deemed made, each of the Operative Documents to which Borrower is a party is a legal, valid and binding obligation of Borrower and, to Borrower’s knowledge, each other Major Project Participant party thereto, enforceable against Borrower and, to Borrower’s knowledge, each other Major Project Participant party thereto in accordance with its terms.  None of the Operative Documents to which Borrower is a party has been amended or modified after the Closing Date except in accordance with this Agreement.

4.4                               COMPLIANCE WITH LAW.  There are no material violations by Borrower or, to Borrower’s knowledge, any Borrower Entity, of any Legal Requirement (including any Hazardous Substance Laws).  Except as otherwise have been delivered to Administrative Agent, no notices of any material violation of any Legal Requirement (including any Hazardous Substance Laws) relating to the Project or the Site have been issued, entered or received by Borrower or, to Borrower’s knowledge, any Borrower Entity or any Person that owns or operates (or has owned or operated) the Real Property.  None of the execution, delivery nor performance of any of the Operative Documents, nor the consummation of any of the transactions contemplated thereby, will (a) contravene or violate any applicable law or contractual obligation of Borrower or, to Borrower’s knowledge, any other Major Project Participant or other Operative Document, or (b) result in or require the creation or imposition of any Lien (other than Liens created or permitted under the Operative Documents) on any of the Collateral.

4.5                               SINGLE PURPOSE, DEBT, CONTRACTS, JOINT VENTURES, PROCEEDS, ETC.

4.5.1                     Borrower (a) has not conducted any business other (i) than the business contemplated by the Operative Documents or otherwise related to the development, construction, operation and financing of the Project, (b) does not have any outstanding Debt or other material liabilities other than pursuant to or allowed by the Operative Documents, and (c) is not a party to or bound by any material contract other than the Credit Documents and the Major Project Documents to which it is a party.

4.5.2                     Borrower is not a general partner or a limited partner in any general or limited partnership or a joint venturer in any joint venture.

4.5.3                     Borrower does not have any Subsidiaries.

4.5.4                     The proceeds of each Loan received by Borrower prior to, or concurrently with, the date on which this representation and warranty is made or deemed made has been or will be used solely in accordance with, and solely for the purposes contemplated by, Section 5.1.

4.5.5                     Borrower has no obligation to any Person in respect of any finder’s, broker’s or investment banking fee with respect to the Operative Documents or the transactions contemplated thereby or under any other agreement, document or instrument with any Person, other than fees payable under this Agreement and the Fee Letter.

4.5.6                     No proceeds of any Loan will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Exchange Act.

4.6                               ADVERSE CHANGE.

4.6.1                     As of the Closing Date, there is no fact known to Borrower which has had or could reasonably be expected to have a Material Adverse Effect which has not been disclosed to Administrative Agent or the Lenders (as of such date) by or on behalf of Borrower on or prior to the Closing Date in connection with the transactions contemplated hereby.

4.6.2                     Since the Closing Date, no event, circumstance or condition shall have occurred and be continuing that constitutes or could reasonably be expected to result in a Material Adverse Effect.

4.7                               INVESTMENT COMPANY ACT.  No Borrower Entity is an “investment company” or a company “controlled by” an “investment company,” each within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

4.8                               ERISA.  Either (a) there are no ERISA Plans or Multiemployer Plans for any Borrower Entity or any ERISA Affiliate or (b) (i) each Borrower Entity and each ERISA Affiliate has fulfilled its obligations (if any) under the applicable minimum funding standards of ERISA and the Code for each ERISA Plan, (ii) each such ERISA Plan is in compliance in all material respects with the currently applicable provisions of ERISA, the Code and other Governmental Rules, (iii) neither any Borrower Entity nor any ERISA Affiliate has incurred any material liability to the PBGC or an ERISA Plan or Multiemployer Plan under Title IV of ERISA (other than liability for premiums due in the ordinary course), (iv) each such ERISA Plan that is intended to qualify under Section 401(e) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service, or the remedial amendment period with respect thereto has not yet expired, or an application for such letter is currently being processed by the Internal Revenue Service with respect thereto, and nothing has occurred which could reasonably be expected to cause the loss of such qualification, and (v) no Borrower Entity or any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA.  The Borrower’s assets do not constitute assets of an employee benefit plan within the meaning of 29 C.F.R. Section 2510.3-101.  Borrower does not maintain, nor has it at any point of its existence maintained, any employee-benefit plans that were subject to Title IV of ERISA.

4.9                               PERMITS.

4.9.1                     There are no Permits under the existing Legal Requirements with respect to the Project as it is currently designed that are or will become Applicable Permits other than the Permits listed in the Permit Schedule.  Except as disclosed in the Permit Schedule, all Applicable

Permits and, to the knowledge of Borrower, Applicable Third Party Permits have been issued and are in full force and effect and not subject to current legal proceedings or to any Unsatisfied Condition that could reasonably be expected to result in material modification or revocation, all applicable appeal periods with respect thereto have expired, and the permittee thereunder is in compliance therewith.

4.9.2                     With respect to any of the Permits which are not yet Applicable Permits or, to the knowledge of Borrower, Applicable Third Party Permits, to Borrower’s knowledge, no fact or circumstance exists which makes it likely that any such Permit will not be obtainable by Borrower or the applicable Person identified in the Permit Schedule (a) prior to the time that it becomes an Applicable Permit or Applicable Third Party Permit, as applicable, (b) without delay materially in excess of the time periods thereof in the Project Schedule (if applicable) and (c) without expense materially in excess of the amounts provided therefor in the then-current Project Budget.

4.9.3                     Except as disclosed in the Permit Schedule, the Permits which have been obtained by Borrower or, to Borrower’s knowledge, any other person identified in the Permit Schedule are not and shall not be subject to any restriction, condition, limitation or other provision that could reasonably be expected to have a Material Adverse Effect.

4.10                        HAZARDOUS SUBSTANCES.

4.10.1              Except as set forth in Exhibit G-5:  (a) Borrower, with respect to the Real Property, is not and has not in the past received written notice that it has been in violation of any Hazardous Substance Law which violation could reasonably be expected (i) to result in a material liability to, or material Environmental Claims against, Borrower or its properties and assets, (ii) to result in an inability of Borrower to perform its obligations under the Operative Documents, (iii) to materially and adversely interfere with the continuing operation of the Project, or (iv) to materially and adversely impair the fair market value of any Mortgaged Property; (b) neither Borrower nor, to Borrower’s knowledge, any other Person has used, Released, threatened to Release, generated, manufactured, produced or stored in, on, under, or about the Real Property, or transported thereto or therefrom, any Hazardous Substances that could reasonably be expected to subject any Secured Party to liability, or Borrower to material liability, under any Hazardous Substance Law; (c) to Borrower’s knowledge, there are no underground tanks, whether operative or temporarily or permanently closed, located on the Real Property; (d) to Borrower’s knowledge, there are no Hazardous Substances used, stored or present at or on the Real Property, except in compliance with Hazardous Substance Laws and other Legal Requirements or as disclosed in the Phase I Environmental Report; (e) to Borrower’s knowledge, there are no Hazardous Substances that could reasonably be expected to migrate onto the Real Property, except as disclosed in the Phase I Environmental Report; and (f) to Borrower’s knowledge, there neither is nor has been any condition, circumstance, action, activity or event that could reasonably be expected to be, or result in, a material violation by Borrower of any Hazardous Substance Law, or to result in liability to any Secured Party or material liability to Borrower under any Hazardous Substance Law or any other material Environmental Claims against Borrower or any Secured Party.

4.10.2              Except as set forth on Exhibit G-4 or Exhibit G-5, with respect to the Real Property, (a) as of the Closing Date, there is no pending or, threatened in writing or, to Borrower’s knowledge, contemplated, action, suit or proceeding under any Hazardous Substance Law by any Governmental Authority or any other Person which is not a Governmental Authority to which Borrower is or will be named as a party, and (b) thereafter, there is no pending or, threatened in writing or, to Borrower’s knowledge, contemplated, action, suit or proceeding by any Governmental Authority or any non-governmental third party under any Hazardous Substance Law which could reasonably be expected to have a Material Adverse Effect.

4.10.3              With respect to the Real Property, (a) there is no consent or other decree, consent order, administrative or other order, or other administrative or judicial requirement outstanding under any Hazardous Substance Law, and (b) Borrower has not received written notice and is not aware of any claim or notice of violation, alleged violation, non-compliance, liability or potential liability under any Hazardous Substance Law, nor does Borrower have knowledge or reason to believe that any such action is being contemplated, considered or threatened.

4.10.4              Except as set forth in the Phase I Environmental Report, to Borrower’s knowledge there are no past violations that have not been finally resolved or existing violations of any Hazardous Substances Laws by any Person affecting the Real Property.

4.10.5              As of the Closing Date, there are no environmental reports, investigations, studies, audits, reviews or other analyses conducted by or which are in the possession of or known to Borrower in relation to the use, storage or presence of Hazardous Substances at or on the Site other than the Phase I Environmental Report.

4.11                        LITIGATION.

4.11.1              As of the Closing Date, except as set forth on Exhibit G-4, no action, litigation, suit, proceeding or investigation before or by any court, arbitrator or other Governmental Authority is pending or, to Borrower’s knowledge, threatened in writing by or against Borrower, or any other Borrower Entity or Major Project Participant as relates to the Project, or any of their respective properties that relate to the Project.

4.11.2              As of the Closing Date, Borrower has no knowledge of any order, judgment or decree having been issued or proposed to be issued by any Governmental Authority that, as a result of the construction, development, ownership or operation of the Project by Borrower, the sale of electricity therefrom by Borrower or the entering into of any Operative Document or any transaction contemplated hereby or thereby, could reasonably be expected to cause or deem any Secured Party or Borrower or any Affiliate of any of them to be subject to, or not exempted from, regulation under PUHCA, or treated as a public utility under the laws of the Project Jurisdiction as presently constituted and as construed by the courts of the Project Jurisdiction, respecting the rates or the financial or organizational regulation of electric utilities.

4.11.3              After the Closing Date, except as set forth on Exhibit G-4, (a) there are no pending or, to Borrower’s knowledge, threatened action, litigation, suit, proceeding or investigation of any kind, including actions or proceedings of or before any Governmental Entity or arbitrator to which Borrower or any other Borrower Entity is a party, or by which any of them or any of their properties that relate to the Project are bound and (b) there are to Borrower’s knowledge, no pending or threatened action, litigation, suit, proceeding or investigation of any kind, including actions or proceedings of or before any Governmental Authority to which any Major Project Participant is a party, or by which any of them or any of their properties that relate to the Project are bound, which, in either case, have not been disclosed by Borrower to Administrative Agent in accordance with, and to the extent required by, Section 5.4, other than any such actions or proceedings which could not reasonably be expected to have a Material Adverse Effect.

4.12                        NO LABOR DISPUTES; FORCE MAJEURE.  Neither the business nor the properties of Borrower or, to Borrower’s knowledge, any other Major Project Participant are currently affected by any fire, explosion, accident, strike, “force majeure” (as defined in any Project Document), lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), which could reasonably be expected to have a Material Adverse Effect.

4.13                        OPERATIVE DOCUMENTS.

4.13.1              Copies of all of the Project Documents (other than any Project Document that is only incidental to the development, construction, leasing, ownership or operation of the Project) executed on or prior to such date have been delivered to Administrative Agent by Borrower.  Since the Closing Date, except as has been disclosed to Administrative Agent in writing and as permitted hereunder, as of such date, none of such Project Documents has been amended, modified or terminated (other than expiration thereof in accordance with its terms and the Credit Documents) and all such Project Documents are in full force and effect.

4.13.2              To Borrower’s knowledge, except as disclosed to Administrative Agent in writing at or prior to the time the representation and warranty in this Section 4.13.2 is being made, the representations and warranties of the Major Project Participants contained in the Operative Documents (other than this Agreement) are true and correct in all material respects.

4.14                        DISCLOSURE.  The information regarding the Project and any Borrower Entity included in this Agreement and the reports, financial statements, certificates, Notices of Borrowing, exhibits, schedules and other documents furnished to any Secured Party, or to the Independent Engineer, Insurance Consultant, Wind Consultant or Environmental Consultant, by or, to Borrower’s knowledge, on behalf of Borrower, taken as a whole, did not contain and do not contain any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, taken as a whole, not misleading as of the date such information is dated or certified; provided, that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

4.15                        TAXES.

4.15.1              All federal, state, local, and foreign tax returns, information statements and reports that are required to be filed by or with respect to Borrower have been timely filed, and all taxes (or, with respect to the item listed on Exhibit G-4 as of the Closing Date, the Project Budget includes a line-item for the maximum amount of taxes claimed by the applicable taxing authorities that is the subject of such contested tax), material assessments, utility charges, fees and other governmental charges required to be paid by or with respect to Borrower have been timely paid (other than those taxes, if any, that it is contesting in good faith and by appropriate proceedings in accordance with the requirements of Section 5.18).  Borrower knows of no proposed tax assessment against any Borrower Entity which could reasonably be expected to have a Material Adverse Effect.  In either case, to the extent such taxes, assessments, charges and fees are not due, the applicable Borrower Entity has established reserves that are adequate for the payment thereof in conformity with GAAP.

4.15.2              At all times since its formation, each of Pledgor and Borrower has been an entity with a single owner that is disregarded as separate from its owner for federal (and where applicable, state) tax purposes.  No IRS Form 8832 has ever been filed with respect to Pledgor or Borrower as other than a disregarded entity.

4.15.3              Borrower has no liability for the taxes of any Person (other than Borrower) (a) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (b) as a transferee or successor, (c) by contract or (d) otherwise.

4.15.4              Borrower does not intend to treat the Loans (including the incurrence thereof) as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

4.16                        GOVERNMENTAL REGULATION.  None of Parent, Pledgor, Borrower or any Secured Party or any Affiliate of any of them will, solely as a result of the construction, ownership, leasing or operation of the Project, the sale of wholesale electric capacity, energy or ancillary services therefrom, the making of the Loans, or the entering into any Operative Document in respect of the Project or any transaction contemplated hereby or thereby, be subject to, or not exempt from, regulation under the FPA or PUHCA or under state laws and regulations respecting the rates or the financial regulation of electric utilities, except that (a) Borrower will be subject to the compliance requirements under PUHCA applicable to an Exempt Wholesale Generator and an owner of an Eligible Facility, (b) Borrower will be a “public utility” under the FPA with authority to sell wholesale electric capacity, energy and ancillary services at market-based rates and with all waivers of regulations and blanket authorizations as are customarily granted by FERC to a “public utility” that sells at wholesale electric power and ancillary services at market-based rates, and (c) the exercise of remedies, as provided for under the Credit Documents, may cause any such Persons to be subject to regulation (i) under the FPA (ii) under state laws and regulations respecting the financial or organizational regulation of electric utilities, (iii) to the extent the Project is no longer an Exempt Wholesale Generator, under PUHCA, and (iv) to the extent the Project sells at retail or otherwise furnishes electric capacity, energy, ancillary services, or transmission or distribution services to consumers for domestic, commercial, or industrial use, under state laws and regulations respecting the rates and the financial or organizational regulation of electric utilities.  Except to the extent provided in the first sentence of this Section 4.16, Borrower will not be deemed by any Governmental Authority having jurisdiction to be subject to, or not exempt from, financial or rate regulation as an “electric utility”, “electric corporation”, “electrical company”, “public utility”, or “holding company” or any similar Person under any applicable Governmental Rule then in effect.

4.17                        REGULATION U, ETC.  Borrower is not engaged principally, or as one of its principal or important activities, in the business of extending credit for the purpose of “buying,” “carrying” or “purchasing” any “margin stock” (each as defined in Regulations T, U or X of the Federal Reserve Board, each as now and from time to time hereafter in effect), and no part of the proceeds of the Loans or the Project Revenues will be used whether directly or indirectly, and whether immediately, incidentally or ultimately, for the purpose of “buying,” “carrying” or “purchasing” any such margin stock or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Federal Reserve Board, including Regulation T, U or X.  Pledgor’s pledge of the membership interests in Borrower pursuant to the Pledge Agreement does not violate such regulations.

4.18                        BUDGETS; PROJECTIONS.  Borrower has prepared the Project Budget and the Base Case Projections in good faith, is responsible for developing the assumptions on which the Project Budget and the Base Case Projects are based, and the Project Budget and Base Case Projections (a) as of the date delivered, updated or supplemented are based on reasonable assumptions (including as to all legal and factual matters material to the estimates set forth therein), (b) as of the date delivered, updated or supplemented are consistent in all material respects with the provisions of the Project Documents executed on or prior to such date, (c) as of the date delivered, updated or supplemented indicate that the estimated aggregate Project Costs will not exceed Available Construction Funds; and (d) disclose all material assumptions made in the preparation thereof, including assumptions with respect to general economic, financial and market conditions.

4.19                        FINANCIAL STATEMENTS.

4.19.1              In the case of each financial statement of Borrower and accompanying information delivered by Borrower under the Credit Documents, each such financial statement and information has been prepared in conformity with GAAP applied consistently throughout the relevant periods (except as otherwise approved and disclosed therein) and fairly presents, in all material respects, the financial position (on a consolidated and, where applicable, consolidating basis) of Borrower, described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of Borrower described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure.

4.19.2              Except for the obligations under the Operative Documents to which it is a party, Borrower does not (and will not following the funding of the initial Loans) have any contingent obligations, undisclosed liabilities, unmatured liabilities, contingent liability or liability for taxes, long-term lease or forward or long-term commitment (including any interest rate or foreign currency swap or exchange transaction or other financial derivative) required to be shown under GAAP that are not reflected in the foregoing financial statements or the notes thereto and which in any such case are material in relation to the business, results of operations, properties or financial condition of Borrower, nor has a Material Adverse Effect occurred during such period.

4.19.3              There has been no sale, transfer or other disposition by Borrower of any material part of its business or property, including the Project, and no purchase or other acquisition of any business or property (including capital stock of any Person).

4.20                        NO DEFAULT.  No Default or Event of Default which has not been disclosed to Administrative Agent in writing has occurred and is continuing.

4.21                        ORGANIZATIONAL ID NUMBER; LOCATION OF TANGIBLE COLLATERAL.

4.21.1              Borrower’s organizational identification number is 4244523.

4.21.2              All of the tangible Collateral is, or when installed pursuant to the Project Documents will be, located on the Site, the Easements or at Borrower’s address set forth in Section 13.1.1; provided, that equipment may be temporarily removed from the Site and/or the Easements from time to time in the ordinary course of business.

4.22                        TITLE AND LIENS.Borrower has (a) good, marketable and insurable (i) fee or leasehold interest in the Site (other than the BLM Right of Way (Phase II), the BLM Right of Way (Generator Lead Line), the Site Common Facilities, the Circle Four Easements and the SITLA Right of Way), (ii) interests in the BLM Right of Way (Phase II) and Circle Four Easements, and (iii) an undivided tenant in common interest in the Easements, the BLM Right of Way (Generator Lead Line), the SITLA Right of Way and the Site Common Facilities, in each case free of all Liens other than the Title Exceptions, and (iv) interest in any other Real Property, and (b) good, legal and valid title to all other Collateral, free of all Liens other than Permitted Liens.

4.23                        INTELLECTUAL PROPERTY.

4.23.1              Borrower owns or has the right to use all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are necessary for the operation of its business, without known conflict with the rights of others.  No product of Borrower infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person;

4.23.3              To the knowledge of Borrower, there is no violation by any Person of any right of Borrower with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by Borrower; and

4.23.4              There exists no pending or threatened in writing claim or litigation against or affecting Borrower contesting its right to sell or use any such product, process, method, substance, part or other material.

4.23.5              Borrower owns no registered patents, copyrights or trademarks, or applications therefor.

4.24                        COLLATERAL.  The respective liens and security interests granted to Collateral Agent pursuant to the Collateral Documents (a) constitute as to personal property included in the Collateral a valid security interest under the applicable UCC and (b) constitute as to the Mortgaged Property included in the Collateral a valid lien and security interest in the Mortgaged Property under the laws of the State of Utah.  The security interest granted to Collateral Agent pursuant to the Collateral Documents in the Collateral consisting of personal property has been perfected (i) with respect to any property that can be perfected by filing, upon the filing of financing statements in the filing offices identified in Exhibit D-5 (provided that the recording of the Trust Deed shall fulfill this requirement with respect to fixtures described therein), (ii) with respect to any property that can be perfected by control, upon execution of the Depositary Agreement, and (iii) with respect to any property (if any) that can be perfected by possession, upon Collateral Agent receiving possession thereof, and in each case such security interest will be, as to Collateral perfected under the UCC or otherwise as aforesaid, superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of Lien of any type, assignment or otherwise, except (I) Title Exceptions and Permitted Liens described in clauses (a) and (e) of the definition of “Permitted Liens” and (II) to the extent required by Governmental Rule, Permitted Liens described in the other clauses of the definition of “Permitted Liens.”  All such action as is necessary to establish and perfect Collateral Agent’s rights in and to existing Collateral has been taken to the extent Collateral Agent’s security interest can be perfected by filing, including any recording, filing, registration, giving of notice or other similar action.  As of the Closing Date, no filing, recordation, re-filing or re-recording other than those listed on Exhibit D-5 is necessary to perfect and maintain the perfection of the interest, title or Liens on the Collateral comprising personal property, and on the Closing Date all such filings or recordings will have been made to the extent Collateral Agent’s security interest can be perfected by filing.  Borrower has properly delivered or caused to be delivered, or provided control, to Collateral Agent or Depositary all Collateral that permits perfection of the Lien and security interest described above by possession or control.

4.25                        SUFFICIENCY OF PROJECT DOCUMENTS.

4.25.1              Other than those that can be reasonably expected to be commercially available when and as required, the services to be performed, the materials to be supplied and the real property interests, the Easements and other rights granted, or to be granted, pursuant to the Project Documents in effect as of such date:

(a)                                  comprise all of the property interests necessary to secure any right material to the acquisition, leasing, development, construction, installation, completion, operation and maintenance of the Project in material accordance with all Legal Requirements and in material accordance with the Project Schedule, all without reference to any proprietary information not owned by or available to Borrower;

(b)                                 are sufficient to enable the Project to be located, constructed, developed, owned, occupied, operated, maintained and used on the Site and the Easements; and

(c)                                  provide adequate ingress and egress from the Site for any reasonable purpose in connection with the construction and operation of the Project.

4.25.2              There are no services, materials or rights required for the construction or operation of the Project in accordance with the Construction Contract, the other Major Project Documents and the assumptions that form the basis of the Base Case Projections, other than those (a) to be provided under the Project Documents or (b) that can reasonably be expected to be commercially available at or for delivery to the Site on commercially reasonable terms consistent with the then-current Project Budget and the then-current Annual Operating Budget and the Base Case Projections.

4.26                        UTILITIES.  All utility services necessary for the construction and the operation of the Project for its intended purposes are available at the Project or can reasonably be expected to be so available as and when required upon commercially reasonable terms substantially consistent with the then-current Project Budget, the Project Schedule and the then-current Annual Operating Budget and the Base Case Projections.

4.27                        OTHER FACILITIES.

4.27.1              All roads necessary for the construction and full utilization of the Project for its intended purposes have either been completed or Borrower possesses the necessary rights of way therefor, other than rights of way that can reasonably be expected to be available on commercially reasonable terms as and when needed.

4.27.2              Borrower possesses, or to Borrower’s knowledge the counterparties to the Major Project Documents pursuant to which interconnection facilities will be constructed and, if applicable, operated for the benefit of the Project, possess and are obligated, except for restrictions or limitations contained in the applicable Project Documents, to provide or make available to Borrower, all necessary easements, rights of way, licenses, agreements and other rights for the construction, interconnection and utilization of the interconnection facilities (including water, wastewater and electrical).

4.28                        FLOOD ZONE DISCLOSURE.  The Site and Easements do not and will not include improvements located in an area that has been identified by the Federal Emergency Management Agency as an area having special flood or mudslide hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended.

4.29                        INSURANCE.  All insurance policies then required to be maintained by Borrower and, to Borrower’s knowledge, each other Major Project Participant pursuant to the terms of any Operative Document are in full force and effect, and all premiums then due and payable have been paid.

4.30                        ANTI-TERRORISM LAW.

(a)                                  Neither Borrower nor, to the knowledge of Borrower, any other Credit Party or any Affiliate is in violation of (i) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Executive Order”) or (iii) the anti-money laundering provisions of the

Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, Public Law 107-56 (October 26, 2001) (the “Patriot Act”), amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., and any other laws relating to terrorism or money laundering (collectively, “Anti-Terrorism Laws”).

(b)                                 None of the Affiliates, brokers or other agents of any Credit Party acting or benefiting in any capacity in connection with the Loans is any of the following:  (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a Person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or (v) a Person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.

(c)                                  No broker or other agent of any Borrower Entity acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

4.31                        INVESTMENTS.  Other than Permitted Investments, Borrower has not acquired an equity interest in, acquired all or substantially all of the assets of, loaned money, extended credit or made advances to, or made deposits with (other than deposits or advances in relation to the payment for goods and equipment in the ordinary course of business the making of which is expressly contemplated pursuant to the Operative Documents), any Person.

4.32                        NO RECORDATION, ETC.  Each Operative Document is in proper legal form under the respective governing laws selected in such Operative Document for the enforcement thereof in such jurisdictions against Borrower and each other party thereto without any further action on the part of Administrative Agent or other Secured Parties.  To ensure the legality, validity, enforceability, priority or admissibility in evidence of any such document it is not necessary that such document or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in such jurisdiction or that any registration charge or stamp or similar tax be paid on or in respect of any such document, except for the recordation of Collateral Documents and filing and recordation of such other documents as specifically contemplated pursuant to this Agreement.

4.33                        ENTITLEMENT TO GRANT.  The Borrower and the Project meet the standards for applicant and property eligibility set forth in the Treasury Guidance.  The risk of recapture liability in respect of the Grant proceeds is limited to those circumstances described in the Treasury Guidance as of the Closing Date.  As of the Closing Date, the Borrower’s commercially reasonable estimate is that the proceeds of the Grant will be approximately $78,139,544.  Such estimate (a) is, as of the Closing Date, based on reasonable assumptions as to all legal and factual matters material to the estimates set forth therein, (b) as of the Closing Date, is consistent with the provisions of the Credit Documents, (c) has been calculated in good faith and with due care, (d) fairly represents the Borrower’s reasonable expectations as to the matters covered thereby as of their date and (e) is consistent with the Cost Segregation Report delivered hereunder.  There are no taxes, assessments or other governmental charges or levies imposed or payable on or with respect to the Grant.  As of the date upon which the Project is placed into service, Borrower is not a Disqualified Person and will have made every election that is necessary to claim and apply for the Grant in accordance with the Treasury Guidance and applicable law.

4.34                        NO OWNERSHIP BY DISQUALIFIED PERSONS.  None of Borrower, Pledgor or Parent is a Disqualified Person.  Parent is a corporation for tax purposes.

4.35                        SOLVENCY.  Borrower is Solvent both before and after taking into account the transactions contemplated by the Credit Documents.

4.36                        PPA.

4.36.1              Borrower has not requested early termination of the PPA.

4.36.2              Borrower is a “Special Purpose Entity” as such term is defined in the PPA.

4.36.3              Each of the Leases, the SITLA Right of Way, the BLM Right of Way (Phase II) and the BLM Right of Way (Generator Lead Line) have been approved by SCPPA.

4.36.4              Borrower has provided SCPPA each of the reports required under Section 3.3 of the PPA.

4.36.5              Borrower has enforced the Leases and the other Major Project Documents to which it is a party in accordance with their terms.

ARTICLE 5
AFFIRMATIVE COVENANTS

5.1                               USE OF PROCEEDS, EQUITY CONTRIBUTIONS AND PROJECT REVENUES.

5.1.1                     Proceeds and Equity Contributions.

(a)                                 Unless otherwise applied by Administrative Agent pursuant to any Credit Document, Borrower shall (i) deposit the proceeds of the Loans and any cash equity contributions in the Construction Account, (ii) hold such proceeds in trust until deposited in the Construction Account and (iii) subject to Section 5.1.1(b), use them solely to pay Project Costs.

(b)                                 Notwithstanding anything to the contrary herein, Borrower shall be permitted to: (i) use the proceeds of Loans made available on the initial borrowing date to reimburse Sponsor or its Affiliates for Project Costs previously incurred and paid by such Person; provided that (A) such Project Costs are verified by Independent Engineer and (B) such reimbursement does not exceed the difference between the aggregate amount of such Project

Costs and the Base Equity Requirement; and (ii) use the Proceeds of the Loan to make the Performance LC Distribution.

5.1.2                     Revenues.  Unless otherwise applied by Administrative Agent or Collateral Agent pursuant to any Credit Document, Borrower shall apply any Project Revenues, equity contributions, Loan proceeds, Insurance Proceeds and damage payments solely for the purpose, and in the order and manner, provided for in Article 7.

5.1.3                     Misapplication of Funds.  Notwithstanding anything to the contrary herein, in the event that funds required to be deposited in one Account are erroneously deposited into another Account, it shall not be an Event of Default so long as Borrower issues an Account Withdrawal Request requesting Administrative Agent to issue Account Withdrawal Instructions correcting such misapplication within three Business Days after Borrower has actual knowledge of such misapplication.

5.2                               PAYMENT.

5.2.1                     Credit Documents.  Borrower shall pay all sums due under the Credit Documents to which it is a party according to the terms hereof and thereof.

5.2.2                     Other Obligations.  Borrower shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations under the Project Documents and all of its other obligations of whatever nature and howsoever arising, except (a) such as may be contested in good faith or as to which a bona fide dispute may exist, provided, that adequate cash reserves have been established in conformity with GAAP, or Administrative Agent is satisfied in its reasonable discretion that non-payment of such obligation pending the resolution of such contest or dispute will not in any way endanger the Project or result in a Material Adverse Effect or that provision is made to the satisfaction of Administrative Agent in its reasonable discretion for the posting of security (other than the Collateral) for or the bonding of such obligations or the prompt payment thereof in the event that such obligation is payable and (b) Borrower’s trade payables which shall be paid in the ordinary course of business.

5.3                               MAINTENANCE OF PROPERTY.  Other than property disposed of in accordance with Section 6.4, Borrower shall maintain (a) a good, marketable and insurable (i) fee or leasehold interest in the Site (other than the BLM Right of Way (Phase II), the BLM Right of Way (Generator Lead Line), the Site Common Facilities, the Circle Four Easements and the SITLA Right of Way), (ii) interest in the BLM Right of Way (Phase II) and the Circle Four Easements, (iii) undivided tenant in common easement interest in the Easements, the BLM Right of Way (Generator Lead Line), the Site Common Facilities and the SITLA Right of Way, and (iv) interest in any other Real Property, and (b) good, legal and valid title to all of its other material properties and assets, in each case free and clear of all Liens other than Permitted Liens.  Borrower shall generally keep all property useful and necessary in its business in good working order and condition.

5.4                               NOTICES.  Borrower shall upon acquiring notice or giving notice (except as otherwise specified below), as the case may be, or obtaining knowledge thereof, promptly (and in any event, within 10 Business Days unless otherwise noted below) give notice (with copies of any underlying notices, papers, files or related documentation) to Administrative Agent, accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto, of:

5.4.1                     any litigation pending or, to Borrower’s knowledge, threatened in writing against Borrower involving claims against Borrower or the Project in excess of $1,000,000 individually or in the aggregate per calendar year or involving any injunctive, declaratory or other equitable relief, such notice to include, if requested in writing by Administrative Agent, copies of all papers filed in such litigation and to be given monthly if any such papers have been filed since the last notice given;

5.4.2                     any dispute or disputes for which written notice has been received by Borrower which may exist between Borrower or any holder of an Applicable Third Party Permit and any Governmental Authority and which involve (a) claims against Borrower which exceed $500,000 individually or in the aggregate per calendar year, (b) injunctive or declaratory relief, or (c) revocation, modification, failure to renew or the like of any Applicable Permit or Applicable Third Party Permit;

5.4.3                     within five days after a Responsible Officer having knowledge thereof, any Default or Event of Default;

5.4.4                     any casualty, damage or loss, whether or not insured, through fire, theft, other hazard or casualty, or any act or omission of (a) Borrower, its employees, agents, contractors or representatives in excess of $500,000 for any one event or in the aggregate in any calendar year, or (b) to Borrower’s knowledge, any other Material Project Participant if such casualty, damage or loss could reasonably be expected to have a material adverse effect on the business, costs or property of such Person or the ability of such Person to perform its obligations under the Operative Documents;

5.4.5                     within five Business Days, any cancellation, suspension or material change in the terms, coverage or amounts of any insurance described in Exhibit K;

5.4.6                     any contractual obligations incurred by Borrower exceeding $250,000 per year in the aggregate for the Project, not including any obligations incurred pursuant to the Credit Documents or the Project Documents or any obligation contemplated in the then-current Project Budget or the then-current Annual Operating Budget;

5.4.7                     any intentional withholding of compensation to, or any right to withhold compensation claimed by, any Major Project Participant or pursuant to any Major Project Document, other than retention provided by the express terms of any such contracts;

5.4.8                     any (a) termination (other than expiration in accordance with its terms and any applicable Consent) of, or material default of which Borrower has knowledge or written notice thereof under, any Major Project Document, (b) material Project Document Modification (with copies of all such Project Document Modifications whether or not requiring approval of Administrative Agent or the Required Lenders pursuant to Section 6.12) and (c) without duplication, any material dispute, relating to the Project, between Borrower and any Major Project Participant;

5.4.9                     any written claim of events of force majeure, change orders in excess of $250,000, or Borrower caused delay under any Major Project Document (including claims therefor regardless of whether Borrower believes such claim has merit) and, to the extent requested by Administrative Agent, copies of invoices or statements which are reasonably available to Borrower under any Major Project Document, certified by an authorized representative of Borrower, together with a copy of any supporting documentation, schedule, data or affidavit delivered under such Major Project Document; provided, however, Borrower shall provide copies of any notices received under the PPA as promptly as practicable after the date of such receipt (and in any event within three Business Days after the date of such receipt);

5.4.10              any (a) material noncompliance with any Hazardous Substance Law or any material Release, or material threat of Release, of Hazardous Substances on or from the Real Property that has resulted or could reasonably be expected to result in personal injury or material property damage or to have a Material Adverse Effect or is required to be reported to any Governmental Authority under any Hazardous Substance Law, (b) pending or, to Borrower’s knowledge, threatened in writing, Environmental Claim against Borrower or, to Borrower’s knowledge, any of its Affiliates, contractors, lessees or any other Persons, arising in connection with their occupying or conducting operations on or at the Real Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (c) any condition, circumstance, occurrence or event that could reasonably be expected to result in a material liability under Hazardous Substance Laws or in the imposition of any Lien or any other restriction on the title, ownership or transferability of any Real Property, (d) any proposed action to be taken by Borrower that could reasonably be expected to subject it to any material additional or different requirements or liabilities under Hazardous Substance Laws, or (e) existence of any underground tank, whether operative or temporarily or permanently closed, located on the Real Property;

5.4.11              promptly, but in no event later than 15 days prior to the time any Person will become a member of Borrower or the occurrence of any other change in or transfer of ownership interests in Borrower or the Project, notice thereof, which notice shall identify such Person and such Person’s interest in Borrower or shall describe, in reasonable detail, such other change or transfer;

5.4.12              any material written notices, reports or information (including any notice that the Project has achieved mechanical completion, substantial completion and final completion (or any similar concepts) under the Construction Contract) delivered to or received by Borrower or any Operator from the parties to the Major Project Documents;

5.4.13              any proceeding or legislation by any Governmental Authority to confiscate, condemn, expropriate, nationalize or otherwise acquire compulsorily Borrower, all or any portion of the Collateral, or all or any portion of Borrower’s business or assets (whether or not constituting an Event of Default);

5.4.14              promptly, but in no event later than 30 days after the receipt thereof by Borrower, copies of (a) all Applicable Permits obtained by Borrower after the Closing Date, (b) any amendment, supplement or other modification to any Applicable Permit received by

Borrower after the Closing Date and (c) all material notices relating to the Project received by Borrower from, or delivered by Borrower to, any Governmental Authority;

5.4.15              promptly, but in no event later than five days after occurrence thereof, (a) the scheduling of any substantial outage with an anticipated duration in excess of five days and (b) any substantial outage (scheduled or otherwise) with a duration in excess of five days;

5.4.16              within five Business Days of receipt thereof, copies of any recovery plan proposed by any Construction Contractor for review by Administrative Agent and the Independent Engineer;

5.4.17              any default or event of default under any contractual obligations of Borrower, which if not cured would have a Material Adverse Effect;

5.4.18              any Lien (other than a Permitted Lien) being granted or established or becoming enforceable over any portion of Collateral;

5.4.19              the occurrence of any event, condition, circumstance or change that has caused or evidences, individually or in the aggregate, the occurrence of any event having, a Material Adverse Effect;

5.4.20              (a) within 10 days prior to the occurrence of a Reportable Event with respect to any ERISA Plan; (b) promptly, but in no event later than 15 days, after the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan or receipt by any Credit Party of notification that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA); (c) promptly, but in no event later than five days, after any Credit Party has knowledge that the PBGC has instituted any proceedings to terminate any ERISA Plan or Multiemployer Plan or has taken action to appoint a trustee of any ERISA Plan under Section 4042 of ERISA; (d) promptly, but in no event later than 10 days, after the occurrence of any event which could reasonably be expected to give rise to a lien in favor of the IRS or the PBGC under any ERISA Plan; (e) promptly, but in no event later than 30 days, after any Credit Party has knowledge that a Multiemployer Plan is in “critical” or “endangered” status within the meaning of Section 305 of ERISA, is insolvent or intends to terminate an ERISA Plan under Section 4041A of ERISA and (f) promptly, but in no event later than 10 days prior to the date any Credit Party or any ERISA Affiliate shall apply for a minimum funding waiver under Section 412 of the Code with respect to an ERISA Plan, a description thereof and copies of documents and materials related thereto;

5.4.21              any Change of Control or Recapture Event;

5.4.22              At least 90 days prior to Commercial Operation, Borrower shall notify Administrative Agent of the earliest possible expected date upon which Commercial Operation may be achieved;

5.4.23              within 15 days after the filing or certification thereof, copies of any and all reports filed with, or certifications made to, the U.S. Treasury Department with respect to the Grant and, promptly upon the receipt thereof, a copy of any acknowledgement or notice from the

U.S. Treasury Department (including any notice acknowledging receipt of the application of the Grant);

5.4.24              within 10 days of the receipt thereof, any assertion, claim, demand, or request by the United States for repayment of any or all amounts received by Borrower as Grant, whether with respect to an alleged overpayment of such amount, as a result of an event resulting in any recapture, or any other reason;

5.4.25              promptly any information Borrower obtains related to the STS Upgrade (as such term is defined in the PPA); and

5.4.26              any other information relating to Borrower or the Project that Administrative Agent or any Lender may reasonably request.

5.5                               FINANCIAL REPORTING.

5.5.1                     Financial Statements.  Borrower shall deliver to Administrative Agent, in form and detail reasonably satisfactory to Administrative Agent, the following:

(a)                                 As soon as practicable and in any event within 120 days after the close of each applicable fiscal year, audited financial statements of Borrower, SCPPA, Turbine Supplier and RMT Parent (it being acknowledged that such financial statements shall be deemed to be delivered if a Form 10-K or equivalent filed with the SEC for such Person is publicly available); provided, that the foregoing financial statements with respect to (i) Turbine Supplier shall only be required with respect to fiscal years prior to expiration of the applicable warranty periods under the applicable Turbine Supply Agreement and (ii) RMT Parent shall only be required prior to the expiration of the RMT Guaranty and to expiration of the applicable warranty periods under the Construction Contract.  Such financial statements shall include a statement of equity, a balance sheet as of the close of such year, an income and expense statement, reconciliation of capital accounts (where applicable), a statement of cash flow and summary results of hedging and trading activities (in the case of Borrower only), all prepared in accordance with GAAP consistently applied reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, and certified by an independent certified public accountant of nationally recognized standing reasonably acceptable to Administrative Agent.  Such certificate shall not be qualified or limited because of restricted or limited examination by such accountant.  The relevant accountants shall also certify that in making the examination necessary for reporting on the foregoing financial statements no knowledge was obtained of any Default or Event of Default, except as disclosed in such certificate;

(b)                                 As soon as practicable and in any event within 60 days after the end of the first, second and third quarterly accounting periods of its fiscal year (commencing with the fiscal quarter ending September 30, 2010), unaudited quarterly financial statements of Borrower, SCPPA, Turbine Supplier and RMT Parent (it being acknowledged that such financial statements shall be deemed to be delivered if a Form 10-Q or equivalent filed with the SEC for such Person is publicly available) as of the last day of such quarterly period and the related statements of income, cash flow, and shareholders’ or members’ equity (as applicable) for such quarterly period and (in the case of second and third quarterly periods) for the portion of the fiscal year ending with the last day of such quarterly period, setting forth in each case in comparative form corresponding unaudited figures from the preceding fiscal year (it being acknowledged that such financial statements shall be deemed to be delivered if a Form 10-K or equivalent filed with the SEC for such Person is publicly available), all prepared in accordance with GAAP consistently applied (subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure); provided, that the foregoing financial statements with respect to Turbine Supplier and RMT Parent shall be limited as to time as set forth in Section 5.5.1(a); and

5.5.2                     Certification.  Borrower shall cause to be delivered, along with any financial statements of Borrower delivered pursuant to Section 5.5.1, a certificate signed by a Responsible Officer of Borrower, certifying that (a) such Responsible Officer has made or caused to be made a review of the transactions and financial condition of Borrower during the relevant fiscal period and that such review has not disclosed the existence of any event or condition which constitutes a Default or Event of Default, or if any such event or condition existed or exists, the nature thereof and the corrective actions that Borrower has taken or proposes to take with respect thereto, (b) Borrower is in compliance with all applicable material provisions of each Operative Document to which Borrower is a party or, if such is not the case, stating the nature of such non-compliance and the corrective actions which such Person has taken or proposes to take with respect thereto, and (c) such financial statements are true and correct in all material respects and that no material adverse change in the consolidated assets, liabilities, operations, or financial condition of Borrower has occurred since the date of the immediately preceding financial statements provided to Administrative Agent or, if a material adverse change has occurred, the nature of such change.

5.6                               BOOKS, RECORDS, ACCESS.  Borrower shall (a) maintain, or cause to be maintained, adequate books, accounts and records with respect to Borrower and the Project, in which full and correct entries shall be made of all financial transactions and the assets and business of Borrower, and prepare all financial statements required hereunder, in each case in accordance with GAAP (subject, in the case of unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure) and in compliance with the regulations of any Governmental Authority having jurisdiction thereof; and, (b) subject to requirements of Governmental Rules, safety requirements and existing confidentiality restrictions imposed upon Borrower by any other Person, permit employees or agents of Administrative Agent and Independent Engineer at any reasonable times and upon reasonable prior notice to Borrower, Construction Contractor or Operators, as applicable, (i) to inspect all of Borrower’s properties, including the Site, (ii) to examine or audit all of Borrower’s books, accounts and records and make copies and memoranda thereof, (iii) to communicate with Borrower’s auditors outside the presence of Borrower, (iv) to discuss the business, operations, properties and financial and other conditions of Borrower with officers and employees of Borrower and with its independent certified public accountants, and (v) to witness any Performance Tests; provided however, that Borrower shall bear the costs of only one such inspection annually, unless an Event of Default has occurred and is continuing or Borrower has failed to deliver the report required pursuant Section 5.8.1(b) on a timely basis (without amending any cure period in 8.1.8(b)), in which case Borrower shall bear the cost all such inspections as Administrative Agent may require in its sole discretion.

5.7                               COMPLIANCE WITH LAWS, INSTRUMENTS, APPLICABLE PERMITS, ETC.  Borrower shall promptly comply, or cause compliance, in all material respects with all Legal Requirements (including Legal Requirements and Applicable Permits relating to pollution control, environmental protection, employment practices, terms and conditions of employment, wages and hours, equal employment opportunity or employee benefit plans, ERISA Plans and employee safety, with respect to Borrower or the Project), and make such alterations to the Project and the Site as may be required for such compliance.

5.8                               REPORTS.

5.8.1                     Construction Progress Reports.  Borrower shall:

(a)                                 promptly after receipt thereof, deliver to Administrative Agent and the Independent Engineer copies of all progress reports of the construction of the Project issued by Construction Contractor and received by Borrower, supplementing such reports in reasonable detail with material information not already included therein or in the last prior report delivered by Borrower pursuant to Section 5.8.1(b), detailing the progress of the development and construction of the Project since the last prior report delivered by Construction Contractor (including any change orders then requested by Borrower or Construction Contractor); and

(b)                                 deliver to Administrative Agent and the Independent Engineer as soon as available, but in no event later than the 10th Business Day of each month prior to Completion, a summary of construction on the Project during such month, describing, to the extent not included in the reports described in Section 5.8.1(a), (i) physical progress and expenditures, (ii) cumulative expenditures to date, (iii) any material variations from the then-current Project Budget or Project Schedule, (iv) any fact, event or occurrence of which Borrower is aware that (A) may increase the total capital costs of the Project above those provided in the Project Budget, delay Completion or Commercial Operation beyond the then-estimated dates therefor or otherwise have a Material Adverse Effect, or (B) may render unreasonable or inappropriate any material assumption on which the Project Budget was based, and the anticipated manner and timing of actions proposed to be taken by Borrower in reaction to any such fact, event or occurrence, together with an estimate (if available) of the costs associated with the taking of such actions, (v) delivery status of major equipment and the effect, if any, that the anticipated delivery dates of such equipment may have on the Project Schedule and (vi) compliance with Sections 6.2 and 6.3 or the PPA.

5.8.2                     Operating Report.  Deliver to Administrative Agent within 26 days of the end of each month after Commercial Operation, a summary operating report with respect to the Project, which shall include, with respect to the period most recently ended, (i) a monthly and year-to-date numerical and brief narrative assessment of (A) the Project’s compliance with each material category in the then-current Annual Operating Budget, (B) electrical production, capacity, availability and delivery, (C) plant and unit availability, including trips and scheduled and unscheduled outages, (D) maintenance activity, (E) replacement of material equipment, (F) transactions involving the provision of electrical products from sources other than the Project, if any, and (G) material unresolved disputes with contractors, materialmen, suppliers or others and any related claims against Borrower, if any; and (ii) to the extent applicable, a comparison of year-to-date figures to corresponding figures provided in the prior year.

5.8.3                     Insurance.  (i) As soon as practicable and in any event by the last day of each calendar year, a report in form and substance reasonably satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Borrower and all material insurance coverage planned to be maintained by Borrower in the immediately succeeding calendar year, and (ii) together with the delivery of the insurance report required pursuant to this Section, Borrower shall furnish to Administrative Agent a certificate executed by Borrower’s insurance broker substantially in the form of Exhibit L, detailing the insurance then maintained by or on behalf of Borrower pursuant to Exhibit K and stating that such insurance is in full force and effect and complies in all material respects with the terms hereof, together with evidence of payment of the premiums then due thereon and a schedule of policy expiration dates.

5.8.4                     New Documents.  Promptly, but in no event later than five Business Days after execution and delivery thereof, a copy of each Additional Project Document.

5.8.5                     Performance Tests.  Within five Business Days after Borrower receives notice pursuant to any Major Project Document of the proposed conduct of Performance Tests for the Project or material portion thereof and promptly prior to the proposed conduct of any subsequent Performance Tests, deliver to Administrative Agent notice of such proposed Performance Tests.

5.8.6                     Management Letters.  Promptly after the receipt thereof by Borrower, deliver to Administrative Agent a copy of any “management letter” received by it from its certified public accountants and the management’s responses thereto.

5.8.7                     Governing Documents.  Promptly provide Administrative Agent copies of any Governing Documents (delivered pursuant to Section 3.1.3) that have been amended or modified in accordance with the terms hereof and deliver a copy of any notice of default given or received by any Credit Party under any Governing Document within 10 days after such Person gives or receives such notice.

5.8.8                     Turbine Reports.  Promptly after receipt thereof, deliver to Administrative Agent and Independent Engineer a copy of each report (if any) pertaining to the turbines for the Project or the equipment and machinery relating to such turbines.

5.8.9                     As-Built ALTA Survey.  On or before the date that is 45 Business Days after the Completion Date, Borrower shall provide an ALTA as-built survey of the Project which (i) depicts all of the Real Property, (ii) certified to Borrower, Administrative Agent and the Title Insurer by Demille Engineering, Inc., Westwood Professional Services, or such other licensed surveyor reasonably satisfactory to Administrative Agent, (iii) discloses no title defects, encroachments or encumbrances affecting the Real Property other than Permitted Liens, and (iv) is otherwise in a form reasonably acceptable to Administrative Agent.

5.8.10              Additional Information.  Provide to Administrative Agent promptly upon request such reports, statements, lists of property, accounts, budgets, forecasts and other information concerning Borrower and the Project and, to the extent reasonably available, the Major Project Participants reasonably requested by Administrative Agent and at such times as

Administrative Agent shall reasonably require, including such reports and information as are reasonably required by the Independent Consultants.

5.9                             EXISTENCE, CONDUCT OF BUSINESS, PROPERTIES, ETC.  Except as otherwise expressly permitted under this Agreement, Borrower shall (a) maintain and preserve its existence as a Delaware limited liability company and all material rights, privileges and franchises necessary in the conduct of its business, (b) subject to Section 5.2.2, perform (to the extent not excused by force majeure events or the nonperformance of the other party and not subject to a good faith dispute) all of its material contractual obligations under the Major Project Documents, (c) maintain all Applicable Permits and use all reasonable efforts to cause all Major Project Participants to maintain all Applicable Third Party Permits, except to the extent that any such failure to maintain could not reasonably be expected to have a Material Adverse Effect, (d) at or before the time that any Permit becomes an Applicable Permit, obtain such Permit and (e) otherwise continue to engage in business of the same general type as now conducted by it.

5.10                        INDEMNIFICATION.

5.10.1              Borrower shall indemnify, defend and hold harmless the Secured Parties, in their respective capacities, and their respective Related Parties (collectively, the “Indemnitees”) from and against, and indemnify and reimburse the Indemnitees for:

(a)                                 any and all claims, obligations, liabilities, losses, damages, injuries (to Person, property, or natural resources), penalties, stamp or other similar taxes, actions, suits, judgments, costs and expenses (including reasonable attorney’s fees) of whatever kind or nature, whether or not well founded, meritorious or unmeritorious, payable to third parties, that have been incurred by, or demanded, asserted, claimed or awarded against any such Indemnitee (collectively, “Subject Claims”) in any way relating to, or arising out of or in connection with (i) any Operative Documents to which it is a party, (ii) the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, and (iii) any Loan or the use of the proceeds therefrom;

(b)                                 any and all Subject Claims arising in connection with any Environmental Claims, whether foreseeable or unforeseeable, including all costs of removal, investigation, remediation and disposal of any Hazardous Substances, together with all reasonable costs required to be incurred in (i) determining whether the Project or any Person is in compliance and (ii) causing the Project or any Person to be in compliance, with all applicable Legal Requirements, all reasonable costs associated with claims for damages to Persons or property, reasonable attorneys’ and consultants’ fees, investigation and laboratory fees, response costs and court costs; and

(c)                                  any and all Subject Claims in any way relating to, or arising out of or in connection with any claims, suits or liabilities against Borrower or any of its Affiliates to the extent related to the Project or the transactions contemplated by the Operative Documents.

5.10.2              The foregoing indemnities shall not apply with respect to an Indemnitee, to the extent determined by final and non-appealable judgment of a court of competent jurisdiction to have arisen as a result of the gross negligence or willful misconduct of such Indemnitee, but shall continue to apply to other Indemnitees.

5.10.3              The provisions of this Section 5.10 shall survive the termination of this Agreement, the foreclosure of the Collateral Documents and satisfaction or discharge of Borrower’s Obligations under the Credit Documents to which it is a party, and shall be in addition to any other rights and remedies of any Indemnitee.

5.10.4              In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall notify Borrower of the commencement thereof, and Borrower shall be entitled, at its expense, acting through counsel reasonably acceptable to such Indemnitee, to participate in, and, to the extent that Borrower desires, to assume and control the defense thereof.  Such Indemnitee shall be entitled, at its expense, to participate in any action, suit or proceeding the defense of which has been assumed by Borrower.  Notwithstanding the foregoing, Borrower shall not be entitled to assume and control the defenses of any such action, suit or proceedings if and to the extent that, in the reasonable opinion of such Indemnitee and its counsel, such action, suit or proceeding involves the potential imposition of criminal liability upon such Indemnitee or a conflict of interest between such Indemnitee and Borrower or between such Indemnitee and another Indemnitee (unless such conflict of interest is waived by the affected Indemnitees), and in such event (other than with respect to disputes between such Indemnitee and another Indemnitee) Borrower shall pay the reasonable expenses of such Indemnitee in such defense.

5.10.5              If Borrower has assumed the defense of any action, suit or proceeding pursuant to Section 5.10.4, Borrower shall promptly report to such Indemnitee on the status of such action, suit or proceeding as material developments shall occur and from time to time as requested by such Indemnitee (but not more than every 60 days).  Borrower shall deliver to such Indemnitee a copy of each document filed or served on any party in such action, suit or proceeding, and each material document which Borrower possesses relating to such action, suit or proceeding.

5.10.6              Notwithstanding Borrower’s rights hereunder to control certain actions, suits or proceedings:

(a)                                 if any Indemnitee reasonably determines that failure to compromise or settle any Subject Claim made against such Indemnitee is reasonably likely to subject such Indemnitee to civil, criminal or administrative penalties, to result in the loss, suspension or impairment of a license or Permit held by such Indemnitee or to cause material damage to such Indemnitee’s reputation, such Indemnitee shall be entitled to compromise or settle such Subject Claim; and

(b)                                 if the Required Lenders reasonably determine that failure to compromise or settle any Subject Claim made against such Indemnitee is reasonably likely to have a Material Adverse Effect, Administrative Agent shall provide Borrower with notice of a proposed compromise or settlement of such claim specifying in detail the nature and amount of such proposed settlement or compromise.  Borrower (or any other relevant Borrower Entity shall be deemed to have approved such proposed compromise or settlement unless, within 30 days after the date Borrower receives such notice of intended compromise or settlement, Borrower provides the Lenders with a written legal analysis from counsel reasonably acceptable to Administrative Agent reasonably concluding that, based on the magnitude of the Subject Claim, the legal basis for such Subject Claim, the cost of defending such Subject Claim or the amount of such proposed settlement or compromise is not within a reasonable range of settlements or compromises for such Subject Claim, and indicating, based on such factors, such counsel’s view as to the appropriate amount of a reasonable settlement or compromise for such Subject Claim (the “Settlement Amount”).  If the Lenders receive such legal analysis required by this Section 5.10.6 within such 30-day period, then (i) the Required Lenders may elect to settle or compromise such Subject Claim and Borrower shall be responsible for the payment of all amounts of such compromise or settlement up to 125% of the Settlement Amount, (ii) such Indemnitee shall be responsible for payment of all amounts of such compromise or settlement in excess of such 125% limit and (iii) such compromise or settlement shall be binding upon Borrower.  If Borrower does not provide such legal analysis within such period, or if such legal analysis is not reasonable, in the determination of the Required Lenders, then such Indemnitee may settle or compromise such Subject Claim (and Borrower shall cause any other relevant Borrower Entity to agree to the same) and shall be fully indemnified by Borrower therefor.  The Lenders shall not otherwise settle or compromise any such Subject Claim other than at their own expense.

5.10.7              Upon payment of any Subject Claim by Borrower pursuant to this Section 5.10 or other similar indemnity provisions contained herein to or on behalf of an Indemnitee, Borrower, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto, and such Indemnitee shall cooperate with Borrower and Borrower’s insurance carrier and give such further assurances as are necessary or advisable to enable Borrower vigorously to pursue such claims.

5.10.8              Any amounts payable by Borrower pursuant to this Section 5.10 shall be regularly payable within 30 days after Borrower receives an invoice for such amounts from any applicable Indemnitee, and if not paid within such 30-day period shall bear interest at the Default Rate.

5.10.9              Notwithstanding anything to the contrary set forth herein, Borrower shall not, in connection with any one legal proceeding or claim, or separate but related proceedings or claims arising out of the same general allegations or circumstances, in which the interests of the Indemnitees do not materially differ, be liable to the Indemnitees (or any of them) under any of the provisions set forth in this Section 5.10 for the fees and expenses of more than one separate firm of lead attorneys and a number of firms of “local counsel” equal to the number of jurisdictions involved (which firms shall be selected by the affected Indemnitees, or upon failure to so select, by Administrative Agent).

5.10.10                   Subject to the provisions of this Section 5.10, any of Borrower’s indemnification obligations pursuant to Section 5.10.1 that arise out of or in connection with or by reason of, or in connection with a preparation of a defense of, any investigation, litigation or proceeding shall be, in each case, binding upon Borrower regardless of whether such investigation, litigation or proceeding is brought by any Borrower Entity or its respective directors, officers, shareholders or creditors or any Indemnitee or whether any Indemnitee or any other Person is otherwise a party thereto.

5.10.11                   If, for any reason whatsoever, the indemnification provided under this Section 5.10 is unavailable to any Indemnitee or is insufficient to hold it harmless to the extent provided in this Section 5.10, then provided such payment is not prohibited by or contrary to any applicable Legal Requirement or public policy, Borrower shall contribute to the amount paid or payable by such Indemnitee as a result of the Subject Claim in such proportion as is appropriate to reflect the relative economic interests of Borrower and its Affiliates on the one hand, and such Indemnitee on the other hand, in the matters contemplated by this Agreement as well as the relative fault of Borrower (and its Affiliates) and such Indemnitee with respect to such Subject Claim, and any other relevant equitable considerations.

5.10.12                   Nothing in this Section 5.10 shall constitute a release by Borrower of any claims that it has as a result of a breach or a default by any of the Secured Parties of their respective obligations under any Credit Document.

5.11                        REGULATION.

5.11.1              Borrower shall take or cause to be taken all necessary or appropriate actions so that (a) (i) Borrower will be an Exempt Wholesale Generator, and (ii) the Project will be an Eligible Facility at all times hereunder or (b) Borrower and the Project shall not be subject to, or shall be exempt from, (i) financial or organizational regulation as a “electric utility company,” “public utility,” “public-utility company” or “holding company” under PUHCA, or (ii) rate regulation or financial regulation as a “public utility” or “electrical corporation” under the laws of Utah except as otherwise provided in the orders of the Utah Public Service Commission itemized in the Permit Schedule, and (c) Borrower will be authorized to sell wholesale electricity at market-based rates.

5.11.2              At least 75 days prior to Commercial Operation, Borrower shall deliver to Administrative Agent certified true and correct copies of validly filed notices of self-certification or validly issued final orders from FERC under the FPA, as applicable, not subject to any pending rehearing, challenge, appeal, investigation, or proceeding (a) confirming that the Project is an Eligible Facility and that Borrower is an Exempt Wholesale Generator, (b) authorizing Borrower to sell electricity at market-based rates and granting such waivers and blanket authorizations (including blanket authorizations to issue securities and to assume liabilities under Section 204 of the FPA and 18. C.F.R. Part 34), as customarily are granted to entities with market-based rate authority, and (c) all necessary approvals from any Governmental Authority in respect of the Interconnection Agreement and the PPA, to the extent applicable.

5.12                  CONSTRUCTION OF THE PROJECT.  Borrower shall cause the Project to be designed, engineered, constructed, developed, installed, equipped, maintained and operated in a good and workmanlike manner with due diligence, and substantially in accordance with (a) the Plans and Specifications, (b) the then-current Project Budget, (c) the Project Schedule, (d) the Construction Contract and the other Major Project Documents, as any of the same may be amended from time to time in accordance with Sections 6.12 and 6.19.2, and in compliance with all applicable Legal Requirements, Permits and good industry practices.

5.13                        COMPLETION AND COMMERCIAL OPERATION.

5.13.1              Borrower shall achieve Completion and Commercial Operation in a timely and diligent manner substantially in accordance with the Project Schedule, the then-current Project Budget, the Plans and Specifications, the Major Project Documents, as any of the same may be amended from time to time pursuant to Sections 6.12 and 6.19.2 and, in the case of Completion, in no event later than 30 days after Commercial Operation.

5.13.2              If at any time after the Closing Date, Independent Engineer determines that construction of the Project is unlikely to achieve Commercial Operation by the Date Certain, Borrower shall, within 10 Business Days from the date of receipt of notice from Administrative Agent of Independent Engineer’s determination, submit to Administrative Agent and Independent Engineer a remedial plan for achieving Commercial Operation by the Date Certain (the “Remedial Plan”), which Remedial Plan shall be subject to the approval of Administrative Agent in consultation with Independent Engineer, and shall diligently implement such Remedial Plan.  Borrower shall have 10 Business Days to adequately address Administrative Agent’s and Independent Engineer’s objections to the Remedial Plan and shall submit a new Remedial Plan addressing those objections.

5.13.3              On or prior to December 31, 2010, Borrower shall have commenced construction of the Project to the extent necessary to ensure that the Project is Grant Eligible.

5.14                        OPERATION AND MAINTENANCE OF PROJECT; OPERATING BUDGET.

5.14.1              Borrower shall keep the Project, or cause the same to be kept, in good operating condition consistent with the standard of care set forth in the O&M Agreements, all Applicable Permits and Applicable Third Party Permits, Legal Requirements and the Operative Documents, and make or cause to be made all repairs (structural and non-structural, extraordinary or ordinary) necessary to keep the Project in such condition.

5.14.2              Borrower shall operate the Project, or cause the same to be operated, in a manner consistent with Prudent Industry Practices and in compliance with the terms of the PPA.

5.14.3              On or before the date that is 60 days prior to the anticipated date of commencement of Commercial Operations and thereafter 60 days prior to the beginning of each subsequent calendar year, Borrower shall submit an operating plan and a budget, detailed by month, of anticipated revenues and anticipated expenditures, such budget to include Debt Service and all anticipated O&M Costs (including reasonable allowance for contingencies) applicable to the Project for the ensuing calendar year (or, in the case of the initial Annual Operating Budget, partial calendar year) (each such annual operating plan and budget, including the initial Annual Operating Budget, an “Annual Operating Budget”).  Each Annual Operating Budget shall be subject to the approval of Administrative Agent acting in consultation with the Independent Engineer, such approval not to be unreasonably withheld.  Borrower shall prepare a final Annual Operating Budget no less than 30 days in advance of the anticipated date of Commercial Operation and each subsequent calendar year.  The O&M Costs in each Annual Operating Budget which are subject to escalation limitations in the Project Documents shall not, absent extraordinary circumstances, be increased by more than the amounts provided in such Project Documents.

5.14.4              Borrower shall operate and maintain the Project, or cause the Project to be operated and maintained, within amounts for (a) any Operating Budget Category of an amount greater than $50,000 not to exceed 110% (on a year-to-date basis) and (b) for all Operating Budget Categories not to exceed 105% (on a year-to-date basis), in each case of the amounts budgeted therefor as set forth in the then-current Annual Operating Budget as approved or deemed approved by Administrative Agent; provided, however, that subject to Section 6.12, Borrower may propose an amendment to the Annual Operating Budget for Administrative Agent’s approval if at any time Borrower cannot comply with this requirement (and Administrative Agent shall consider each such amendment in good faith and shall not unreasonably withhold its consent to the approval of any such amendment).  Pending approval of any Annual Operating Budget or amendment thereto in accordance with the terms of this Section 5.14.4, Borrower shall use all reasonable efforts to operate and maintain the Project, or cause the Project to be operated and maintained, within the then-current Annual Operating Budget (it being acknowledged that if a particular calendar year’s Annual Operating Budget has not been approved by the time periods provided in Section 5.14.3, then the then-current Annual Operating Budget shall be deemed to be the Annual Operating Budget in effect prior to the delivery of the proposed final Annual Operating Budget pursuant to Section 5.14.3); provided, that the amounts specified therein shall be increased to the extent specified in the Project Documents.

5.14.5              Commencing with the first possible date for commissioning of the turbines, Borrower shall make available at the Project site one or more qualified personnel to meet the obligations under Section 5 of the Construction Contract.

5.15                        PRESERVATION OF RIGHTS; FURTHER ASSURANCES.

5.15.1              Major Project Documents.  Borrower shall maintain in full force and effect, perform (subject to Section 5.2.2) the material obligations of Borrower under, preserve, protect and defend the material rights of Borrower under and take all reasonable action necessary to prevent termination (except by expiration in accordance with its terms) of each and every Major Project Document, including prosecution of suits to enforce any material right of Borrower thereunder and enforcement of any material claims with respect thereto; provided, that upon the occurrence and during the continuance of an Event of Default or, with respect to any Project Document between Borrower and any Affiliate, when such Affiliate has acted or failed to act in a manner that with the giving of notice by Borrower or the passage of time, an event of default will occur under such Project Document, if Administrative Agent requests that certain actions be taken and Borrower fails to take the requested actions within five Business Days, Administrative Agent or Collateral Agent may enforce in its own name or in Borrower’s name, such rights of Borrower (if and to the extent not prohibited by Governmental Rule), in addition to such rights as may be more particularly provided in the Security Agreement and the other Credit Documents.

5.15.2              Preservation of Collateral.  From time to time promptly, upon the reasonable request of Administrative Agent, Collateral Agent or any Lender, Borrower shall execute, acknowledge or deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded in an appropriate governmental office, all such notices, statements, instruments and other documents (including any memorandum of lease or other agreement, financing statement, continuation statement, certificate of title or estoppel certificate) supplemental to or confirmatory of the Collateral Documents, relating to the Loans, stating the interest and charges then due and any known Defaults or Events of Default, and take such other steps as may be deemed by Administrative Agent necessary or advisable to render fully valid and enforceable (subject, in the case of the BLM Right of Way (Phase II), the BLM Right of Way (Generator Lead Line), the SITLA Lease, and the SITLA Right of Way, to applicable Governmental Rules limiting the enforceability of Liens therein) under all applicable laws the rights, liens and priorities of the Secured Parties with respect to all Collateral and other security from time to time furnished under the Credit Documents or intended to be so furnished, or for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Collateral Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith, in each case in such form and at such times as shall be reasonably requested by Administrative Agent or Collateral Agent, and pay all reasonable fees and expenses (including reasonable attorneys’ fees) incident to compliance with this Section 5.15.2.  Upon the exercise by Administrative Agent, Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Credit Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that Administrative Agent, Collateral Agent or such Lender may require.  If Administrative Agent, Collateral Agent or the Required Lenders determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property, Borrower shall provide to Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to Administrative Agent.

5.15.3              Additional Collateral.  If Borrower shall at any time acquire any real property or leasehold or other interest in real property not covered by the Trust Deed, then promptly upon such acquisition, Borrower shall execute, deliver and record a supplement to the Trust Deed, reasonably satisfactory in form and substance to Administrative Agent, subjecting the real property or leasehold or other interests to the Lien and security interest created by the Trust Deed.  If reasonably requested by Administrative Agent, Borrower shall obtain an appropriate endorsement or supplement to, as applicable, the Title Policy, insuring the Lien of the Secured Parties in such additional property, subject only to Liens and other exception to title reasonably agreed by Collateral Agent of a type similar to Title Exceptions.

5.15.4              Further Assurances.  Upon the request of Administrative Agent or Collateral Agent, Borrower shall execute and deliver all documents as shall be necessary or that Administrative Agent or Collateral Agent (as the case may be) shall reasonably request in connection with the rights and remedies of Administrative Agent or Collateral Agent (as the case may be) and the Lenders under the Operative Documents, and perform, such other reasonable acts as may be necessary to carry out the intent of the Credit Documents.

5.15.5              Proper Legal Form.  Borrower shall diligently take all such further action within its control required to ensure that each of the Operative Documents is in proper legal form under the laws of the respective governing laws selected in such Operative Document for the enforcement thereof in such jurisdictions without any further action on the part of Administrative Agent or other Secured Parties.

5.16                  ADDITIONAL CONSENTS.  With respect to any Major Project Document entered into after the Closing Date, Borrower shall cause the applicable counterparty to execute and deliver to Administrative Agent a Consent in substantially the form of Exhibit E-1 or, if approved by Administrative Agent in advance, Exhibit E-2, with such changes as are reasonably acceptable to Administrative Agent.

5.17                  MAINTENANCE OF INSURANCE.  Without cost to the Secured Parties, Borrower shall maintain or cause to be maintained on its behalf in effect at all times the types of insurance required pursuant to Exhibit K, in the amounts and on the terms and conditions specified therein, from the quality of insurers specified in such Exhibit or other insurance companies of recognized responsibility reasonably satisfactory to Administrative Agent.

5.18                  TAXES, OTHER GOVERNMENT CHARGES AND UTILITY CHARGES.  Subject to the second sentence of this Section 5.18, Borrower shall timely file all tax returns and pay, or cause to be paid, as and when due and prior to delinquency, all taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to Borrower or the Project, including sales and use taxes and real estate taxes, all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Project, and all assessments and charges lawfully made by any Governmental Authority for public improvements that may be secured by a Lien on the Project.  Borrower may contest in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when Borrower is in good faith contesting the same, so long as (a) reserves to the extent required by GAAP have been established in an amount sufficient to pay any such taxes, assessments or other charges, accrued interest thereon and potential penalties or other costs relating thereto, or other adequate provision for the payment thereof shall have been made and maintained at all times during such contest, (b) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest, and (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is promptly paid after resolution of such contest, and (d) such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of the Project, the Site or any Easements, as the case may be, title thereto or any interest therein and shall not interfere in any material respect with the use or disposition of the Project, the Site or any Easements.

5.19                  EVENT OF EMINENT DOMAIN.  If an Event of Eminent Domain shall occur with respect to any Collateral, Borrower shall (a) diligently pursue all its rights to compensation against the relevant Governmental Authority in respect of such Event of Eminent Domain, (b) not, without the consent of the Required Lenders (which consent shall not be unreasonably withheld or delayed), compromise or settle any claim against such Governmental Authority, and (c) pay or apply all Eminent Domain Proceeds in accordance with Section 7.5.  Borrower consents to, and agrees not to object to or otherwise impede or impair, the participation of

Administrative Agent and/or Collateral Agent in any Eminent Domain proceedings, and Borrower shall from time to time deliver to Administrative Agent and Collateral Agent all documents and instruments requested by it to permit such participation.

5.20                  ENVIRONMENTAL LAWS.  Borrower shall (a) comply in all material respects with, and ensure compliance by all tenants, licensees and invitees, if any, in all material respects with all applicable Hazardous Substance Laws and obtain and comply in all material respects with, and maintain, and ensure that all tenants, licensees and invitees obtain and comply in all material respects with, and maintain all Permits required by applicable Hazardous Substance Laws; (b) conduct and complete, or cause to be conducted and completed, all investigations, studies, sampling and testing, and all clean-up, remedial, removal, recovery and other actions required pursuant to Hazardous Substance Laws or otherwise as necessary to prevent itself, any other Credit Party or any Secured Party from incurring any material liability; (c) promptly comply in all material respects with all orders and directives of all Governmental Authorities in respect of Hazardous Substance Laws, except to the extent that the same are being contested in good faith by appropriate proceedings; (d) exercise care, custody and control over the Site and the Project in such manner as not to pose a material or unreasonable hazard to the environment, health or safety in general; and (e) give (and shall cause the Operators and Construction Contractor, to the extent applicable, to give) due attention to the protection and conservation of the environment in the implementation of each aspect of the Project, all in material accordance with applicable Hazardous Substance Laws, Permits and Legal Requirements, and good industry practices.

5.21                  INDEPENDENT CONSULTANTS.  Borrower shall (a) cooperate in all reasonable respects with the Independent Consultants and (b) ensure that each Independent Consultant is provided with all information reasonably requested by such consultant with respect to the financing, construction or operation of the Project and will exercise due care to ensure that any factual information which it may supply to such consultant is materially accurate in all respects, and not, by omission of information or otherwise, misleading in any material respect at the time such information is provided, to the extent that such consultant relied on such information in preparing its report.

5.22                  PPA.

5.22.1              Notices.  Borrower shall consult with Administrative Agent prior to sending any notices or certifications pursuant to Section 3.2 of the PPA, and any such notices and certifications shall be in form and substance satisfactory to Administrative Agent in its sole discretion.

5.22.2              Prepayment Conditions.  As and when each condition to the Prepayment (as defined in the PPA) in Section 7.2 of the PPA is completed, Borrower will request and shall use commercially reasonable efforts to obtain from SCPPA written confirmation that such closing condition has been completed and shall provide a copy of such confirmation to Administrative Agent.  Borrower shall use its commercially reasonable efforts to cause each such condition to be completed as expeditiously as possible.

5.22.3              Reports.  Borrower shall provide Administrative Agent copies of each report delivered to SCPPA under Section 3.3 the PPA.

5.23                        UPDATES TO WIND REPORT, IE REPORT AND COST SEGREGATION REPORT.  If reasonably requested by the Administrative Agent and the Required Lenders, Borrower shall obtain updates to the Wind Report, the IE Report and the Cost Segregation Report; provided that Administrative Agent and the Required Lenders shall not request an update to the Cost Segregation Report unless there is a 5% or more reduction in the Project Costs that were included in the “Total Eligible Property” amount set forth in the table “Preliminary Grant Eligible Summary” within Exhibit IV of the Cost Segregation Report (as determined by the Independent Engineer).  In addition, the Cost Segregation Report shall be updated as of (a) the Closing Date, (b) the delivery to a tax equity investor who has committed to make a tax equity contribution relating to the Borrower, and (c) the filing of the Grant application.

5.24                        GRANT.  Borrower shall apply for the Grant within 60 days after the Commercial Operation Date (as such term is defined in the PPA).  Unless the Tax Equity Contribution Conditions have been satisfied, (a) the draft application for the Grant shall be presented to Administrative Agent five Business Days prior to the submission thereof, (b) the draft application shall be in form and substance reasonably satisfactory to Administrative Agent prior to the submission thereof and (c) Borrower shall cause the proceeds of the Grant to be paid into the Repayment Account on or prior to the Maturity Date.

5.25                        TURBINE PLACEMENT.  In the event that any turbine located on the BLM Right of Way (Phase II) is planned to be located in a position that would violate BLM Instruction Memorandum No. 2009-043 (the “BLM Memo”) and the affected adjacent landowner does not waive application of such restrictions in a recordable document, Borrower shall either (a) use commercially reasonable efforts to obtain a waiver of such restrictions in a recordable document or (b) (i) designate an alternative location for such turbine(s) on the BLM Right of Way (Phase II) that does not violate the BLM Memo or on such other portion of the Site that is encumbered by the Trust Deed, (ii) provide to Administrative Agent an update to the Wind Report and IE Report with respect to such alternative location, each in form and substance reasonably satisfactory to Administrative Agent, and (iii) obtain all Permits necessary for the construction and operation of such turbines in such new location.

5.26                        COBANK EQUITY AND SECURITY.

5.26.1              So long as CoBank is a Lender hereunder, Borrower will acquire equity in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that Borrower may be required to purchase in CoBank in connection with the Loans made by CoBank may not exceed the maximum amount permitted by such Bylaws and the Capital Plan as of the Closing Date.  Borrower acknowledges receipt of a copy of (a) CoBank’s most recent annual report and, if more recent, CoBank’s latest quarterly report, (b) CoBank’s Notice to Prospective Stockholders and (c) CoBank’s Bylaws and Capital Plan, which describe the nature of all of Borrower’s stock and other equities in CoBank acquired in connection with its patronage loan from CoBank (the “CoBank Equities”) as well as capitalization requirements, and agrees to be bound by the terms thereof.

5.26.2              Each party hereto acknowledges that CoBank’s Bylaws and Capital Plan (as each may be amended from time to time) shall govern (a) the rights and obligations of the parties with respect to the CoBank Equities and any patronage refunds or other distributions made on account thereof or on account of Borrower’s patronage with CoBank, (b) Borrower’s eligibility for patronage distributions from CoBank (in the form of CoBank Equities and cash) and (c) patronage distributions, if any, in the event of a sale of a participation interest. CoBank reserves the right to assign or sell participations in all or any part of its Commitments or outstanding Loans hereunder on a non-patronage basis.

5.26.3              Each party hereto acknowledges that CoBank has a statutory first lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all CoBank Equities that the Borrower may now own or hereafter acquire, which statutory lien shall be for CoBank’s sole and exclusive benefit.  The CoBank Equities shall not constitute security for the Obligations due to any other Lender.  To the extent that any of the Credit Documents create a Lien on the CoBank Equities or on patronage accrued by CoBank for the account of Borrower (including, in each case, proceeds thereof), such Lien shall be for CoBank’s sole and exclusive benefit and shall not be subject to pro rata sharing hereunder.  Neither the CoBank Equities nor any accrued patronage shall be offset against the Obligations except that, in the event of an Event of Default, CoBank may elect to apply the cash portion of any patronage distribution or retirement of equity to amounts due under this Agreement.  Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of Borrower.  CoBank shall have no obligation to retire the CoBank Equities upon any Event of Default, Default or any other default by Borrower or any other Credit Party, or at any other time, either for application to the Obligations or otherwise.

ARTICLE 6
NEGATIVE COVENANTS

6.1                               CONTINGENT OBLIGATIONS.  Except as provided in the Credit Documents, Borrower shall not become liable as a surety, guarantor, accommodation endorser or otherwise, for or upon the obligation of any other Person or incur any Contingent Obligations; provided, however, that this Section 6.1 shall not be deemed to prohibit or otherwise limit the occurrence of Permitted Debt.

6.2                               LIMITATIONS ON LIENS.  Borrower shall not create, assume or suffer to exist any Lien, except Permitted Liens, securing a charge or obligation on the Project or on or with respect to any of the Collateral, whether now owned or hereafter acquired or assign any right to receive income.

6.3                               DEBT.  Borrower shall not incur, create, assume or permit to exist, directly or indirectly, any Debt except Permitted Debt and current accounts incurred in the ordinary course of business with respect to O&M Costs.

6.4                               SALE OR LEASE OF ASSETS.  Borrower shall not sell, lease, assign, transfer or otherwise dispose of assets, whether now owned or hereafter acquired, except (a) prior to Commercial Operation, to the extent that such asset is unnecessary, worn out or no longer useful or usable in connection with the operation or maintenance of the Project, at fair market value,

(b) prior to Commercial Operation, the sale, transfer or release, with or without consideration, of real property or interests in real property related to the Project to the extent that such real property or interests in real property is only incidental to the development, construction, leasing, ownership or operation of the Project, (c) the granting of easements or other interests in real property related to the Project to other Persons if Administrative Agent has determined that such sale, transfer or release could not reasonably be expected to have a Material Adverse Effect and (d) as expressly contemplated by the Operative Documents.  Upon any such sale, lease, assignment, transfer or other disposition of any such assets, all Liens in favor of any Secured Party relating to such transferred asset shall be released.  Borrower shall not enter into any sale and leaseback transactions.

6.5                               CHANGES.  Borrower shall not (a) change the nature of its business or expand its business beyond the business contemplated in the Operative Documents or activities incidental thereto or take any action, whether by acquisition or otherwise, which would constitute or result in any material alteration to the nature of such business; (b) establish, create or acquire any Subsidiaries; or (c) directly or indirectly, change its legal form or any of its Governing Documents (including by the filing or modification of any certificate of designation) or otherwise terminate, amend or modify any such Governing Document, other than any such amendments, modifications or changes to which the prior consent of Administrative Agent and Collateral Agent (if appropriate) has been obtained or which are not adverse in any material respect to the interests of the Lenders.

6.6                               RESTRICTED PAYMENTS.  Except as set forth in Section 5.1.1(b) and in this Section 6.6, Borrower shall not (a) directly or indirectly, make or declare any dividend payment or other distribution (in cash, assets, property, rights, obligations or securities) on, or other payment on account of, any interest in Borrower, (b) make any payment on account of Permitted Debt prior to the due date thereof or (c) make any payment of management fees or similar payments to Pledgor or any of its Affiliates.  Borrower shall be permitted to (i) so long as no Event of Default has occurred and is continuing at the time of such distribution, make a one-time distribution of $5,000,000 to its direct and indirect owners after the Commercial Operation Date and after providing Administrative Agent with evidence, in form and substance reasonably satisfactory to Administrative Agent in consultation with the Lenders, that the Performance Security (as defined in the PPA) has been established by Sponsor or an Affiliate of Sponsor other than Borrower or Pledgor (the “Performance LC Distribution”), and (ii) so long as the Tax Equity Contribution Conditions have been met, distribute the proceeds of the Grant to the tax equity contributor or as otherwise agreed between Borrower and the tax equity contributor.

6.7                               INVESTMENTS.  Borrower shall not (a) make any investments (whether by purchase of stocks, bonds, notes, obligations or other securities, loan, extension of credit, advance or otherwise) other than Permitted Investments or make any capital contribution to any Person; or (b) own any equity interest in, lend money, extend credit or make advances to, or any deposits with (other than deposits or advances in relation to the payment for services in the ordinary course of business), any Person other than Depositary.

6.8                               TRANSACTIONS WITH AFFILIATES.  Borrower shall not directly or indirectly enter into any transaction or series of transactions relating to the Project with or for the benefit of an Affiliate without the prior approval of Administrative Agent, except for (a) the

Project Documents in effect on the Closing Date, and the transactions permitted thereby, (b) transactions that contain terms that are fair and reasonable and no less favorable to Borrower than would be included in an arm’s-length transaction entered into by a prudent Person with a non-Affiliated third party, (c) any employment, non-competition or confidentiality agreement entered into by Borrower with any of its employees, officers or directors in the ordinary course of business, (d) leases to Affiliates of the Borrower for access to the operation and maintenance building so long as such leases do not interfere with the operation and maintenance of the Project, and (e) as otherwise expressly permitted or contemplated by the Credit Documents.

6.9                               MARGIN LOAN REGULATIONS.  Borrower shall not directly or indirectly apply any part of the proceeds of any Loan, any cash equity contributions received by Borrower or other funds or revenues to the “buying,” “carrying” or “purchasing” of any margin stock within the meaning of Regulations T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder.

6.10                        PARTNERSHIPS, ETC.  Borrower shall not (a) become a general or limited partner in any partnership or a joint venturer in any joint venture, (b) create and hold stock in any Subsidiary or (c) engage in any business other than owning and operating the Project and related activities.

6.11                        DISSOLUTION; MERGER.  Borrower shall not (a) wind up, liquidate or dissolve its affairs, (b) combine, merge or consolidate with or into any other entity, or (c) purchase or otherwise acquire all or substantially all of the assets of any Person.

6.12                        AMENDMENTS; COMPLETION.  Borrower shall not:

6.12.1              Directly or indirectly, without the prior written consent of the Required Lenders, agree to or acquiesce in (i) the cancellation, suspension or termination of any Major Project Document (other than a Minor Project Document); (ii) the assignment, release or relinquishment of the material rights of or material obligations of any party to a Project Document (except as permitted by the Security Documents or as permitted without the consent of Borrower by the terms of the applicable Project Document); (iii) any amendment, supplement or modification of, or any consent or waiver with respect to, any of the provisions of the PPA, or (iv) any amendment, supplement or modification of, or any consent or waiver of any material provision of any other Project Document (each of the foregoing, being referred to herein as a “Project Document Modification”).  Without limiting Section 6.19, change orders under the Construction Contract shall not require the prior written consent of the Required Lenders so long as such change orders and any costs associated therewith are in an amount less than the available portion of the contingency in the Project Budget so long as such change orders do not modify the Project Schedule in any material respect (provided, it shall be deemed to be a material modification to the Project Schedule if the date of Guaranteed Project Substantial Completion Date (as defined in the Construction Contract) is scheduled to occur later than June 16, 2011), but Borrower shall provide Administrative Agent with advance written notice of any change order.  Notwithstanding the foregoing, Borrower shall not enter into any amendment, supplement or modification of any Project Document that could reasonably be expected to cause the Project not to comply with Legal Requirements or Borrower’s qualification for the Grant.

6.12.2              (a) Declare, with respect to the Project or material portion thereof, or agree that substantial completion and final completion (or any similar concepts) under the Construction Contract has occurred; (b) approve the successful completion of any Performance Test; (c) approve, modify or amend the testing protocols under the Construction Contract; or (d) agree to accept any facilities being constructed under any other Major Project Document as “commercially operational,” “substantially complete” or “complete” (however defined therein), in each case without the approval of Administrative Agent acting in consultation with the Independent Engineer, or use the proceeds of any Loan to make any payment under any Construction Contract all or any portion of which payment the Independent Engineer has given Borrower notice (prior to the due date thereof) that it disputes is then due, without the approval of Administrative Agent acting in consultation with the Independent Engineer, which approval, if given, shall not be unreasonably delayed or withheld, taking into account applicable time limitations imposed by the terms of the applicable Project Document;

6.12.3              agree on any punchlist with respect to any Project work without the approval of Administrative Agent acting in consultation with the Independent Engineer, which approval, if given, shall not be unreasonably delayed or withheld, taking into account applicable time limitations imposed by the terms of the Construction Contract;

6.12.4              consent, without Administrative Agent’s prior approval, to (a) any action taken by the Construction Contractor to modify the equipment or services provided by Construction Contractor to conform to the intellectual property rights of others if such action could reasonably be expected to materially and adversely affect Borrower’s continued use of the Project or (b) the settlement by Construction Contractor of any claim or proceeding which could reasonably be expected to materially adversely affect Borrower’s rights;

6.12.5              direct Construction Contractor to suspend any construction activities being performed under the Construction Contract without Administrative Agent’s prior consent, except to avoid immediate danger to personnel or property;

6.12.6              except for the Site Common Facilities, construct, install, or permit the construction or installation of, shared or joint facilities between the Project and any plants, facilities, generating stations or other improvements (including any such plants, facilities, generating stations or other improvements owned by SCPPA);

6.12.7              accept any letter of credit, bond or other form of credit support in lieu of retainage under any Project Document not in form and substance reasonably satisfactory to Administrative Agent; and

6.12.8              without the prior consent of Administrative Agent, submit any notice or certificate to SCPPA declaring or acknowledging the occurrence of the “Commercial Operation Date” under the PPA (which consent may not be requested if the Project is not capable of producing at least 102 MW).

The Administrative Agent or Lenders, as applicable, shall use reasonable efforts to respond to each request pursuant to this Section 6.12 as soon as possible and in all events within 10 days of its receipt of notification thereof.  Approval by the Administrative Agent or Lenders, as applicable, hereunder shall be not be given unless until expressly approved.

6.13                        NAME AND LOCATION; FISCAL YEAR.  Unless consented to by Administrative Agent, Borrower shall not change its name, its jurisdiction of organization, the location of its principal place of business, its organization identification number, its fiscal year or, except as required by GAAP, its accounting policies or reporting practices.

6.14                        USE OF SITE.  Borrower shall not use, maintain, operate or occupy, or allow the use, maintenance, operation or occupancy of, any portion of the Project or the Site for any purpose (a) which may (i) constitute a public or private nuisance or (ii) make void, voidable, or cancelable, or materially increase the premium of, any insurance policies then in force with respect to all or a portion of the Project, or (b) other than for the construction, operation and maintenance of the Project as contemplated by the Operative Documents that could reasonably be expected to have a Material Adverse Effect.

6.15                        ASSIGNMENT.  Borrower shall not assign its rights or obligations under any Credit Document or any Major Project Document to any Person, except as specifically permitted by the Credit Documents.

6.16                        ACCOUNTS.  Borrower shall not maintain, establish or use any account (other than the Accounts).

6.17                        HAZARDOUS SUBSTANCES.  Borrower shall not release into the environment any Hazardous Substances in violation of any Hazardous Substance Laws, Legal Requirements or Applicable Permits, except for (a) temporary unplanned exceedances not allowed under the Project’s Permits, which temporary unplanned exceedances could not reasonably be expected to have a Material Adverse Effect and which Borrower is diligently and in good faith attempting to correct and (b) unintentional violations with respect to which (i) the Release is not continuing or reasonably likely to re-occur and is not reasonably susceptible to prevention or cure, (ii) there are no unsatisfied reporting and/or remediation requirements under applicable Hazardous Substance Laws, Legal Requirements or Applicable Permits, (iii) no non-monetary penalties or sanctions have been imposed or are reasonably likely to be imposed (except for the remediation of such violation) under applicable Hazardous Substance Laws, Legal Requirements or Applicable Permits, and (iv) the Release could not reasonably be expected to materially impair the value of the Site or any other Collateral, and could not otherwise reasonably be expected to have a Material Adverse Effect.

6.18                        PROJECT DOCUMENTS..  Borrower shall not enter into or become a party to any Additional Project Document without obtaining (a) consent from Administrative Agent for Project Documents of aggregate value less than $1,000,000 and consent from the Required Lenders for all other Additional Project Documents, (b) obtaining from its counterparty a consent in the form of Exhibit E-1 or, if approved by Administrative Agent in advance, Exhibit E-2, and (c) providing an executed copy thereof to Administrative Agent within five Business Days after execution

6.19                        PROJECT BUDGET AND SCHEDULE AMENDMENTS.

6.19.1              Project Budget.  Without the prior consent of Administrative Agent in consultation with the Required Lenders, Borrower shall not amend, allocate, re-allocate or modify the Project Budget to increase the aggregate amount payable thereunder, unless such amendment, allocation, re-allocation or modification is (a) a necessary conforming change related to an amendment to a Project Document permitted by Section 6.12 and (b) concurrent and consistent with cash equity contributions made available to Borrower which were not theretofore contemplated in the Project Budget; provided, that the foregoing shall not prevent Borrower from applying identified cost savings in a budget category (after completing each of the items to which such category relates), as confirmed by the Independent Engineer, to cost overruns in another budget category (as confirmed by the Independent Engineer) without increasing the aggregate amount payable under the Project Budget; provided, that Borrower shall not apply identified cost savings in any budget category to cost overruns in any budget category relating to management expenses or development fees payable to any Person or any other fees and costs payable to any Affiliate of Sponsor.

6.19.2              Project Schedule.  Without the prior consent of Required Lenders, amend, modify or otherwise change the Project Schedule, in any material respect (provided, it shall be deemed to be a material modification to the Project Schedule if the date of Commercial Operation is scheduled to occur later than Date Certain and the date of Completion is scheduled for no later than one month after Commercial Operation), as to the scheduled date of Performance Test completion thereunder, unless such amendment, modification or change occurs by operation of the various terms and conditions of the applicable Project Documents and is therefore not subject to Borrower’s pre-approval or agreement.

6.20                        ASSIGNMENT BY THIRD PARTIES.  Unless expressly permitted in the applicable Major Project Document, without prior consent of the Required Lenders or unless provided in a Consent, Borrower shall not consent to the assignment of any obligations under any Major Project Document by any counterparty thereto.

6.21                        ACQUISITION OF REAL PROPERTY.  Borrower shall not acquire or lease any real property or other interest in real property other than the Site, Easements and other interests in real property acquired on or prior to the Closing Date.

6.22                        NO MERCHANT SALES.  Borrower shall not consent to, or permit, the provision of electrical products to any Person other than to SCPPA under the PPA.

6.23                        LEASE OBLIGATIONS.  Except as existing on the Closing Date and operating leases the rent under which does not exceed $100,000 in the aggregate, Borrower shall not create, incur, assume or suffer to exist any obligations as lessee for the rent or hire of any property under leases or agreements to lease.

6.24                        DISPUTES.  Borrower shall not agree, authorize or otherwise consent to any proposed settlement, resolution or compromise of any litigation, arbitration or other dispute with any Person without the prior authorization of Administrative Agent and the Required Lenders if such proposed settlement, resolution or compromise could reasonably be expected to result in a Material Adverse Effect.

6.25                        ANTI-TERRORISM LAW; ANTI-MONEY LAUNDERING.

6.25.1              Borrower shall not directly or indirectly, knowingly (a) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 4.30(b), (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming Borrower’s compliance with this Section 6.25.1.

6.25.2              Borrower shall not cause or permit any of the funds that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of law.

6.26                        EMBARGOED PERSONS.

6.26.1              (a) Borrower shall not become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of the Executive Order, or (b) engage in any dealings or transactions prohibited by Section 2 of the Executive Order, or be otherwise associated with any such Person in any manner violative of such Section 2.

6.26.2              Borrower shall not cause or permit (a) any of the funds or properties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (each, an “Embargoed Person”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive order or regulation promulgated thereunder, with the result that the investment in the Borrower Entities (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders would be in violation of law, or (2) the Executive Order, any related enabling legislation or any other similar executive orders, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Project, Borrower and the other Borrower Entities, with the result that the investment in the Project or Borrower (whether directly or indirectly) is prohibited by law or the Loans are in violation of law.

6.27                        REGULATORY STATUS.  Without the consent of the Lenders, cause or permit (a) the termination of the status of Borrower as an Exempt Wholesale Generator so long as necessary to be eligible for the exemptions from regulation available to Exempt Wholesale Generators and owners of Exempt Wholesale Generators under PUHCA or (b) the loss or revocation of its authorization to sell wholesale electric capacity, energy and ancillary services at market-based rates.

6.28                        CAPITAL EXPENDITURES.  Borrower shall not make capital expenditures that are not in the then-current Project Budget or Annual Operating Budget, as applicable.

6.29                        SEPARATENESS.  The Borrower covenants that it shall not:

6.29.1                          commingle assets with those of any other entity;

6.29.2                          hold its assets in any other name than its own;

6.29.3                          conduct its business in any name other than its own;

6.29.4                          maintain bank accounts, books, records and financial statements that are not in accordance with generally accepted accounting principles or combined with any other person or entity;

6.29.5                          fail to observe all company formalities;

6.29.6                          allow any other Person to pay its liabilities (except payments made by or from capital contributed by the Pledgor or the letters of credit issued by Affiliates of the Borrower);

6.29.7                          fail to maintain adequate capital in light of its contemplated business operations;

6.29.8                          fail to use separate stationery, invoices and checks;

6.29.9                          fail maintain an arm’s-length relationship with its Affiliates;

6.29.10                   fail to pay the salaries of its own employees;

6.29.11                   guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of others;

6.29.12                   make any loans to any other Person;

6.29.13                   fail to allocate fairly and reasonably any overhead for shared office space;

6.29.14                   pledge its assets for the benefit of any other entity; and

6.29.15                   fail to hold itself out as a separate entity, with the exception that Borrower shall not be considered as a separate entity from the Sponsor or Pledgor for federal, and, where applicable, state and local, tax purposes, and fail to correct any known misunderstanding regarding its separate identity.

6.30                        INTERCONNECTION.  Borrower shall not send any request to Interconnector to increase the Project interconnection capabilities of the Transmission Line without the prior consent of Administrative Agent.

6.31                        GENERAL ELECTRIC O&M AGREEMENT.  On or prior to December 31, 2010, Borrower shall have: (a) entered into an Operations Support Agreement with General Electric International Incorporated, a Delaware corporation, in form and substance reasonably satisfactory to Administrative Agent relating to the operation and maintenance of the turbines on the Project; (b) obtained from General Electric International Incorporated, a Delaware corporation, relating to such Operations Support Agreement a consent in the form of Exhibit E-1 with such changes as may be approved by Administrative Agent; and (c) delivered to Administrative Agent a good standing certificate for General Electric International Incorporated, a Delaware corporation, in Delaware and Utah.

ARTICLE 7
ACCOUNTS

7.1                               ACCOUNT WITHDRAWALS, TRANSFERS AND PAYMENTS.

7.1.1                     General Procedures.

(a)                                 For every withdrawal, transfer or payment from any Account, Borrower shall execute and deliver to Administrative Agent an Account Withdrawal Request and a proposed Account Withdrawal Instruction related thereto.  Borrower shall submit, together with each set of Account Withdrawal Documents, a copy of all receipts in excess of $25,000, invoices in excess of $25,000, purchase orders in excess of $25,000 and any other appropriate documentation or materials reasonably requested by Administrative Agent to enable it to substantiate the withdrawals and transfers specified in the applicable Account Withdrawal Request and the other matters described therein.

(b)                                 Upon receipt of such Account Withdrawal Documents, Administrative Agent shall promptly review such Account Withdrawal Documents.  Administrative Agent (after consulting with Borrower and Independent Engineer) may elect not to approve part, and, accordingly, may reduce the amount of, any individual withdrawal, transfer or payment requested in any Account Withdrawal Request if Administrative Agent determines in its reasonable discretion that Borrower has not provided all of the appropriate documentation contemplated by 7.1.1(a) to properly document and support the making of such part of the requested withdrawal, transfer or payment.  If Administrative Agent does not approve (such approval not to be unreasonably withheld) any Account Withdrawal Documents, Administrative Agent shall promptly so notify Borrower (such notice to specify in reasonable detail the reasons for not approving such Account Withdrawal Documents), and Borrower shall then be permitted to submit a revised set of Account Withdrawal Documents to Administrative Agent.

(c)                                  If in Administrative Agent’s reasonable judgment such Account Withdrawal Documents are consistent with the terms hereof, subject to Administrative Agent’s approval of the amounts and other details provided therein, Administrative Agent shall execute and deliver the applicable Account Withdrawal Instruction to Depositary.  Borrower agrees that Administrative Agent may direct Depositary to transfer any or all sums on deposit in or credited to any Account directly into the accounts identified by Borrower in each Account Withdrawal Request without further authorization from Borrower; provided that if Borrower has notified Administrative Agent that it is contesting a claim for payment in accordance with Section 5.2.2 and the other applicable Operative Documents, Administrative Agent shall not be entitled to directly pay any amount being contested, except (i) any portion of such amount which is not being contested by Borrower or (ii) payments which Administrative Agent reasonably believes if not promptly made could reasonably be expected to have a Material Adverse Effect.

7.1.2                     Account Withdrawal Documents.  A set of Account Withdrawal Documents shall be deemed properly delivered by Borrower to Administrative Agent if such Account Withdrawal Documents have been properly completed to the satisfaction of Administrative Agent and delivered in accordance with the applicable time requirements set forth herein.  Unless specifically stated herein, all Account Withdrawal Instructions are to be completed by Borrower and submitted to Administrative Agent for approval and signature and then forwarded by Administrative Agent to Depositary in accordance with the applicable time requirements set forth herein.  To the extent that any directions to Depositary require actions to be taken by Borrower and Borrower fails to perform such actions, or if any Account Withdrawal Documents submitted by Borrower are incorrect or if an Event of Default has occurred and is continuing or would occur based on Borrower’s failure to submit, or to submit accurate and necessary, Account Withdrawal Instructions, Administrative Agent is entitled to perform such actions by completing and executing an Account Withdrawal Instruction and delivering such Account Withdrawal Instruction to Depositary.

7.1.3                     Repayment of Loans in Full.  In connection with any repayment in full of the Loans and termination of the Commitments, Borrower may submit a set of Account Withdrawal Documents to Administrative Agent requesting Administrative Agent to direct Depositary to transfer or apply all remaining monies in the Accounts (other than the Repayment Account) to the Repayment Account for repayment of the Loans on the anticipated date thereof.  After approving a set of Account Withdrawal Documents (or any revision thereof), Administrative Agent shall execute and deliver to Depositary the applicable Account Withdrawal Instruction within two Business Days of Administrative Agent’s receipt of such Account Withdrawal Request.

7.2                               CONSTRUCTION ACCOUNT.

7.2.1                     Establishment of Construction Account.  The Construction Account shall be established pursuant to Section 2.1 of the Depositary Agreement.

7.2.2                     Deposits into the Construction Account.  Borrower shall immediately deposit or cause to be deposited into the Construction Account each of the following (it being acknowledged and agreed that, to the extent any amounts referred to in this Section 7.2.2 are received directly by Administrative Agent, Collateral Agent or Depositary, (a) upon receipt of any such amounts, Administrative Agent or Collateral Agent, as the case may be, shall deposit, or shall cause Depositary to deposit, such amounts into the Construction Account as contemplated by this Section 7.2.2, and (b) the obligation of Borrower under this Section 7.2.2 to deposit any such amounts into the Construction Account shall be deemed satisfied upon such deposit to the Construction Account):

(i)                                     the proceeds of all Loans, except SCPPA Cure Loans;

(ii)                                  all amounts received by Borrower, Administrative Agent or Collateral Agent in respect of any delay in start- up; and

(iii)                               all amounts received by Borrower in respect of any delay-related liquidated damages prior to Commercial Operation.

7.2.3                     Disbursements from the Construction Account.  Borrower shall submit a set of Account Withdrawal Documents to Administrative Agent as and when, but no more frequently than two times each month Borrower seeks to withdraw or transfer funds from the Construction Account at least four Business Days prior to making such withdrawal.  The applicable Account Withdrawal Request shall request Administrative Agent to direct Depositary to transfer or apply monies on deposit in the Construction Account only to Persons specified by Borrower to Administrative Agent to (i) pay, to the extent consistent with the then-current Project Budget or otherwise approved or permitted hereunder, Project Costs due and owing or to become due and owing within the next month by Borrower, (ii) reimburse Sponsor and its Affiliates for Project Costs previously paid by them in accordance with, and subject to, Section 5.1.1(b)(ii), in each case in accordance with a duly completed Drawdown Certificate or (iii) to make the Performance LC Distribution.  In addition, Borrower may request pursuant to an Account Withdrawal Request that amounts on deposit in the Construction Account (other than amounts necessary to reach Final Completion, as confirmed by Independent Engineer) be transferred to the Revenue Account.  Administrative Agent shall execute and deliver to Depositary the applicable Account Withdrawal Instruction within two Business Days of Administrative Agent’s receipt of such Account Withdrawal Request.

7.3                               REVENUE ACCOUNT.

7.3.1                     Establishment of Revenue Account.  The Revenue Account shall be established pursuant to Section 2.1(a) of the Depositary Agreement.

7.3.2                     Deposits into Revenue Account.  Borrower shall deposit or cause to be deposited all Project Revenues into the Revenue Account (it being acknowledged and agreed that, to the extent any all Project Revenues are received directly by Administrative Agent, Collateral Agent or Depositary, (a) upon receipt of any such amounts, Administrative Agent or Collateral Agent, as the case may be, shall deposit, or shall cause the Depositary to deposit, all Project Revenues into the Revenue Account, and (b) the obligation of Borrower under this Section 7.3.2 to deposit all Project Revenues into the Revenue Account shall be deemed satisfied upon such deposit to the Revenue Account).

7.3.3                     Disbursements from the Revenue Account.  Amounts on deposit in the Revenue Account may only be withdrawn for purposes of paying amounts due and payable under this Agreement, to make the Performance LC Distribution (to the extent funds are not available in the Construction Account) or to pay O&M Costs as follows:

(a)                                 To cause withdrawal or transfer of amounts on deposit in the Revenue Account to pay amounts due and payable under this Agreement, Borrower shall submit to Administrative Agent a set of Account Withdrawal Documents at least four Business Days prior to amounts becoming due and payable under this Agreement.  The applicable Account Withdrawal Request shall request Administrative Agent to direct Depositary to transfer or apply monies on deposit in the Revenue Account only to the Administrative Agent for payment of such amounts.  After approving a set of Account Withdrawal Documents (or any revision thereof),

Administrative Agent shall execute and deliver to Depositary the applicable Account Withdrawal Instruction within two Business Days of Administrative Agent’s receipt of such Account Withdrawal Request; or

(b)                                 To cause withdrawal or transfer of amounts on deposit in the Revenue Account to pay O&M Costs or to make the Performance LC Distribution (each of which may only occur if no Event of Default has occurred and is continuing), Borrower shall submit to Administrative Agent a set of Account Withdrawal Documents requesting Administrative Agent to direct Depositary to transfer or apply monies on deposit in the Revenue Account only to Persons specified by Borrower in respect of O&M Costs or the Performance LC Distribution.  After approving a set of Account Withdrawal Documents (or any revision thereof), Administrative Agent shall execute and deliver to Depositary the applicable Account Withdrawal Instruction within two Business Days of Administrative Agent’s receipt of such Account Withdrawal Request.

7.4                               APPLICATION OF INSURANCE PROCEEDS.

7.4.1                     Establishment of Insurance Proceeds Account.  The Insurance Proceeds Account shall be established pursuant to Section 2.1(a) of the Depositary Agreement.

7.4.2                     Insurance Proceeds.  Borrower shall notify Administrative Agent of any casualty and keep Administrative Agent timely apprised of insurance claim proceedings.  All amounts and proceeds (including instruments) in respect of the Net Cash Proceeds of any property insurance policy required to be maintained by Borrower hereunder (“Insurance Proceeds”) shall be deposited into the Insurance Proceeds Account and applied as provided in this Section, including any amounts paid by the insurers directly to Administrative Agent (as loss payee or additional insured, as the case may be) and Administrative Agent shall deposit such Insurance Proceeds into the Insurance Proceeds Account to be applied as provided in this Section.  If paid to Borrower, such Insurance Proceeds shall be received in trust for Administrative Agent, shall be segregated from other funds of Borrower, and shall be forthwith deposited into the Insurance Proceeds Account in the same form as received (with any necessary endorsement).

7.4.3                     Application of Insurance Proceeds.  Unless each of the following conditions is satisfied or waived by Administrative Agent with respect to Insurance Proceeds relating to a Casualty Event, all Insurance Proceeds shall be transferred to the Repayment Account and applied to the prepayment of Loans:

(a)                                 such damage or destruction does not constitute the destruction of all or substantially all of the man-made portion of the Project;

(b)                                 no Event of Default has occurred and is continuing and after giving effect to any proposed repair and restoration, such damage or destruction or proposed repair and restoration will not result in a Default or Event of Default;

(c)                                  Borrower and the Independent Engineer certify, and Administrative Agent determines in its reasonable judgment, that repair or restoration of the Project is technically and economically feasible by no later than Date Certain and that a sufficient amount of funds is or will be available to Borrower to make such repairs and restorations and, if during the construction period, to achieve Completion;

(d)                                 if such damage or destruction occurs during construction, such repair or restoration will occur, in the reasonable judgment of Administrative Agent after consultation with the Independent Engineer, prior to the Date Certain;

(e)                                  Administrative Agent determines that after repair and restoration the Project will be able to repay the Loans and other amounts due the Lenders as and when due;

(f)                                   no material Permit is necessary to proceed with the repair and restoration and no material amendment to this Agreement or any of the Credit Documents and no other instrument, is necessary for the purpose of effecting the repairs or restorations or subjecting the repairs or restorations to the Liens of the Collateral Documents or, if any such is necessary, Borrower will be able to obtain such as and when required;

(g)                                  if requested by Administrative Agent, the Lenders shall receive an opinion of counsel acceptable to Administrative Agent opining as to the matters described in paragraph (f) above, and such opinion shall also state that such repairs or restoration will be subject to the Liens of the Collateral Documents at the same level of priority as the other Collateral; and

(h)                                 Administrative Agent shall receive such additional title insurance, title insurance endorsements, mechanic’s lien waivers, certificates, opinions or other matters as it may reasonably request as necessary or appropriate in connection with such repairs or restoration or to preserve or protect the Lenders’ interests hereunder and in the Collateral.

7.4.4                     Restoration.  If the conditions in Section 7.4.3 have been met, then such Insurance Proceeds shall be applied by Borrower to the prompt repair or restoration of the Project related to such Casualty Event in accordance with the following procedures:

(a)                                 Borrower shall submit a detailed report to Administrative Agent describing Borrower’s plan for effectuating repairs or restoration, and such report shall be subject to the review and approval of Administrative Agent.

(b)                                 From time to time after Administrative Agent shall have duly approved the making of such repairs or restoration, Administrative Agent’s release of Insurance Proceeds for application toward such repairs or restoration shall be conditioned upon Borrower’s request and the presentation to Administrative Agent of all documents, certificates and information with respect to such Insurance Proceeds which would be required in order to obtain a Loan under this Agreement, including a certificate from Borrower (i) describing in reasonable detail the nature of the repairs or restoration to be effected with such release, (ii) stating the cost of such repairs or restoration and the specific amount requested to be paid over to or upon the order of Borrower and that such amount is requested to pay the cost thereof, (iii) stating that the aggregate amount requested by Borrower in respect of such repairs or restoration (when added to any other Insurance Proceeds received by Borrower in respect of such damage of destruction) does not exceed the cost of such repairs or restoration and that a sufficient amount of funds is or will be available to Borrower to complete the Project, and (iv) stating that no Event of Default has occurred and is continuing other than an Event of Default resulting solely from such damage or destruction.

7.4.5                     Certain Casualty Events.  Notwithstanding Sections 7.4.3 and 7.4.4, Borrower shall be permitted to apply Insurance Proceeds relating to a single Casualty Event of less than or equal to $500,000 (as determined by the replacement value thereof) to the prompt repair or restoration of the Project related to such Casualty Event (or Borrower may apply the available amount of the contingency in the Project Budget to such repair or restoration prior to the receipt of such Insurance Proceeds and, upon receipt of such Insurance Proceeds, restore the available amount of the contingency in the Project Budget).  Borrower shall provide Administrative Agent with notice of such Casualty Event and completion of the repair or restoration the Project related such Casualty Event.

7.4.6                     Account Withdrawal Documents.  To cause withdrawal or transfer of amounts on deposit in the Insurance Proceeds Account, Borrower shall submit to Administrative Agent a set of Account Withdrawal Documents.  The applicable Account Withdrawal Request shall request Administrative Agent to direct Depositary to transfer or apply monies on deposit in the Insurance Proceeds Account in compliance with Section 7.4.3 or 7.4.5.  After approving a set of Account Withdrawal Documents (or any revision thereof), Administrative Agent shall promptly execute and deliver to Depositary the applicable Account Withdrawal Instruction.

7.4.7                     Surplus Proceeds.  If, after Insurance Proceeds have been applied to the repair or restoration of the Project as provided in Section  7.4.4 or 7.4.5, Administrative Agent determines that the Project will be able to operate at a level enabling Borrower to pay and perform the Obligations as well as before the damage or destruction, any excess Insurance Proceeds shall be transferred to the Repayment Account and applied to the prepayment of Loans.

7.4.8                     Business Interruption Insurance Proceeds.  Any business interruption Insurance Proceeds received by Administrative Agent or Borrower shall be deposited into the Revenue Account.

7.4.9                     Insurance Proceeds in an Event of Default.  If a Default or Event of Default shall have occurred and be continuing, then any provisions of this Section 7.4 to the contrary notwithstanding, the Insurance Proceeds (including any Permitted Investments made with such proceeds, which shall be liquidated in such manner as Administrative Agent shall deem reasonable and prudent under the circumstances) may be applied by Administrative Agent (a) to curing such Default or Event of Default, and any Insurance Proceeds remaining thereafter shall be applied as provided in this Section 7.4 or (b) toward payment of the Obligations, in connection with exercise of Administrative Agent’s remedies pursuant to Article 8.

7.5                               APPLICATION OF EMINENT DOMAIN PROCEEDS.  All Net Cash Proceeds received in respect of any Eminent Domain (“Eminent Domain Proceeds”) shall be transferred to the Repayment Account and applied to the prepayment of Loans.

7.6                               ASSET SALE ACCOUNT.

7.6.1                     Establishment of Asset Sale Account.  The Asset Sale Account shall be established pursuant to Section 2.1(a) of the Depositary Agreement.

7.6.2                     Deposits into Asset Sale Account.  Borrower shall deposit or cause to be deposited the Net Cash Proceeds of any sale of assets of the Borrower (other than sales that generate Project Revenues) (“Sale Proceeds”) into the Asset Sale Account.  Nothing in this Section shall be deemed approval of any assets sales except in accordance with Section 6.4.

7.6.3                     Disbursements from the Asset Sale Account.

(a)                                 Sale Proceeds with respect to any asset sale where the consideration is less than $50,000 shall be deposited in the Construction Account, if such sale occurs prior to Commercial Operation, or in the Revenue Account, if such sale occurs after Commercial Operation.

(b)                                 Sale Proceeds with respect to any asset sale where the consideration is equal to or greater than $50,000 shall be transferred to the Repayment Account and applied to the prepayment of Loans.

7.6.4                     Account Withdrawal Documents.  To cause withdrawal or transfer of amounts on deposit in the Asset Sale Account, Borrower shall submit to Administrative Agent a set of Account Withdrawal Documents.  The applicable Account Withdrawal Request shall request Administrative Agent to direct Depositary to transfer or apply monies on deposit in the Asset Sale Account in compliance with Section 7.6.3.  After approving a set of Account Withdrawal Documents (or any revision thereof), Administrative Agent shall promptly execute and deliver to Depositary the applicable Account Withdrawal Instruction.

7.7                               SCPPA CURE RESERVE ACCOUNT.

7.7.1                     Establishment of SCPPA Cure Reserve Account.  The SCPPA Cure Reserve Account shall be established pursuant to Section 2.1(a) of the Depositary Agreement.

7.7.2                     Deposits into SCPPA Cure Reserve Account.  Borrower shall immediately deposit or cause to be deposited into the SCPPA Cure Reserve Account the proceeds of all SCPPA Cure Loans.

7.8                               REPAYMENT ACCOUNT

7.8.1                     Establishment of Repayment Account.  The Repayment Account shall be established pursuant to Section 2.1(a) of the Depositary Agreement.

7.8.2                     Deposits into Repayment Account.  Borrower shall immediately deposit into the Repayment Account the amount of any Mandatory Prepayment.

7.8.3                     Disbursements from the Repayment Account.  Administrative Agent will be the only Person that is permitted to direct disbursements from the Repayment Account.  Administrative Agent shall execute and deliver to Depositary the applicable Account Withdrawal Instruction directing that amounts in the Repayment Account be transferred to the Administrative Agent for repayment of the Loans.  Except as otherwise notified to Depositary Agent in respect of amounts to be held in the Repayment Account pursuant to Sections 2.1.7(a)(ii) and 2.7.1, amounts in the Repayment Account shall be transferred to Administrative Agent on a daily basis.

7.9                               PROCEEDS AND ACCOUNTS.  Borrower shall not have any rights or powers with respect to any monies or Accounts except to have funds on deposit therein applied in accordance with this Agreement and as set forth in the Depositary Agreement.  Administrative Agent is hereby authorized to reduce to cash any Permitted Investment (without regard to maturity) in order to make any application required by any section of this Article 7 or otherwise pursuant to the Credit Documents.  Upon the occurrence of an Event of Default, Collateral Agent shall have all rights and powers with respect to Proceeds and Accounts as it has with respect to any other Collateral and may apply Proceeds and Accounts to the payment of interest, principal, fees, costs, charges or other amounts due or payable to the Secured Parties in such order as Administrative Agent may elect in its sole discretion.

7.10                        PERMITTED INVESTMENTS.  Administrative Agent shall invest all amounts held in the Accounts or as Insurance Proceeds only in Permitted Investments as directed by and at the expense and risk of Borrower.

ARTICLE 8
EVENTS OF DEFAULT; REMEDIES

8.1                               EVENTS OF DEFAULT.  The occurrence of any of the following events shall constitute an event of default (each, an “Event of Default”) hereunder:

8.1.1                     Failure to Make Payments.  Borrower shall fail to pay, in accordance with the terms of this Agreement (a) any principal on any Loan, (b) any interest on any Loan within three days after the date such sum is due, (c) any scheduled fee, cost, charge or sum due hereunder or under any Credit Document within three days of the date that such sum is due, or (d) any amount due for Mandatory Prepayment, within three days of the date that such payment is due.

8.1.2                     Bankruptcy; Insolvency.  Any Bankruptcy Event shall occur with respect to (i) any Minor Project Participant and such Bankruptcy Event could reasonably be expected to have a Material Adverse Effect or (ii) any other Major Project Participant, in each case so long as such Person shall have outstanding or unperformed obligations under any Operative Document to which it is a party.

8.1.3                     Defaults Under Other Debt.  Borrower shall default for a period beyond any applicable grace period (not to exceed 30 days) (a) in the payment of any principal, interest or other amount due under any agreement or instrument involving Debt (other than the Debt hereunder) and the outstanding amount or amounts payable under any such agreement or instrument equals or exceeds $500,000 in the aggregate, (b) in the observance or performance of any other agreement or condition relating to such Debt or contained in any agreement or instrument evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit any holder of such Debt (or a trustee or agent of such holder or beneficiary) to cause, such Debt to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise), or (c) any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof and the outstanding amount or amounts payable in respect of such Debt by Borrower equals or exceeds $500,000 in the aggregate.

8.1.4                     Judgments.  A final judgment or order for the payment of money shall be entered against Borrower in the amount of $1,500,000 or more individually or in the aggregate, other than, in each case, a judgment or order, (a) which is fully covered by insurance and the insurer has been notified of, and has not disputed the claim made for the payment of, the amount of such judgment or order, (b) which is vacated, stayed, discharged or, if required for appeal, bonded pending such appeal within 30 days after its entry or, in the case of a stayed and/or bonded judgment, the judgment is affirmed on appeal, or (c) the execution of which is effectively stayed within 60 days after its entry unless, after the entry of such stay, there shall be a period of more than 60 consecutive days during which the execution of such judgment is not effectively stayed.  Any non-monetary judgment or order shall be entered against Borrower that could reasonably be expected to have a Material Adverse Effect other than a judgment or order, which is discharged within 60 days after its entry, unless, after the entry of such stay, there shall be a period of not more than 60 consecutive days during which the execution of such judgment is not effectively stayed.

8.1.5                     ERISA.  If any Credit Party or any ERISA Affiliate should establish, maintain, contribute to or become obligated to contribute to any ERISA Plan and (a) a Reportable Event (under Section 4043(b) or (c) of ERISA for which notice to the PBGC is not waived) shall have occurred with respect to any ERISA Plan and, within 30 days after the reporting of such Reportable Event to Administrative Agent by Borrower (or Administrative Agent otherwise obtaining knowledge of such event) and the furnishing of such information as Administrative Agent may reasonably request with respect thereto, Administrative Agent shall have notified Borrower that (i)  Required Lenders have made a determination that, on the basis of such Reportable Event, there are reasonable grounds for the termination of such ERISA Plan by the PBGC or for the PBGC to ask for the appointment by the appropriate United States District Court of a trustee to administer such ERISA Plan and (ii) as a result thereof, an Event of Default exists hereunder; or (b) a trustee shall be appointed by a United States District Court to administer any ERISA Plan; or (c) the PBGC shall institute proceedings to terminate any ERISA Plan; or (d) a complete or partial withdrawal by Borrower or any ERISA Affiliate from any Multiemployer Plan shall have occurred that could reasonably be expected to result in a material liability and, within 30 days after the reporting of any such occurrence to Administrative Agent by Borrower (or Administrative Agent otherwise obtaining knowledge of such event) and the furnishing of such information as Administrative Agent or Required Lenders may reasonably request with respect thereto, Administrative Agent shall have notified Borrower that Required Lenders have made a determination that, on the basis of such occurrence, an Event of Default exists hereunder; provided, that any of the events described in this Section 8.1.5 shall not result in a Default or Event of Default unless they result in joint liability to Borrower and all ERISA Affiliates in an aggregate amount in excess of $250,000.

8.1.6                     Ownership of Project.  Borrower shall cease to be the sole owner of the Project.

8.1.7                     Pledgor.  Pledgor ceases to be a holding company whose sole asset is its ownership interests in Borrower.

8.1.8                     Breach of Terms of Agreement.

(a)                                 Defaults Without Cure Periods.  Borrower shall fail to perform or observe any of the covenants set forth in Section 5.1, 5.4, 5.9(a), 5.15.5 or 5.17, or Article 6 of this Agreement.

(b)                                 Other Defaults.  Any Credit Party shall fail to perform or observe any of the agreements set forth herein or in any Credit Document not otherwise specifically provided for in Section 8.1.8(a) or elsewhere in this Article 8, and such failure shall continue unremedied for a period of 30 days after the earlier of Borrower becomes aware thereof or receives notice thereof from Administrative Agent; provided, that, if (i) such failure does not consist principally of the failure to pay money and cannot be cured within such 30 day period, (ii) such failure is susceptible of cure within 90 days, (iii) such Credit Party is proceeding with diligence and in good faith to cure such failure, (iv) the existence of such failure has not had and could not, after considering the nature of the cure, be reasonably expected to have a Material Adverse Effect, and (v) Administrative Agent shall have received an officer’s certificate signed by a Responsible Officer to the effect of clauses (i), (ii), (iii) and (iv) above and stating what action such Credit Party is taking to cure such failure, then such 30-day cure period shall be extended to such date, not to exceed a total of 90 days, as shall be necessary for such Credit Party diligently to cure such failure.

(c)                                  Remedial Plan.  Borrower fails to deliver a Remedial Plan within the required 10-day period following Independent Engineer’s determination as set forth in Section 5.13.2, or Borrower fails to adequately address Independent Engineer’s objections to such Remedial Plan within the second 10-day period described in Section 5.13.2; or Borrower fails at any time to diligently implement any Remedial Plan.

8.1.9                     Loss of Collateral.  (a) All or any material portion of the Collateral is damaged, seized or appropriated without appropriate insurance proceeds (subject to the underlying deductible) or without fair value being paid therefor so as to allow replacement of such Collateral or prepayment of Loans and to allow Borrower to continue satisfying its obligations hereunder and under the other Operative Documents, or (b) any Person other than the Secured Parties attaches or institutes proceedings to attach all or any material part of the Collateral (other than Permitted Liens), and any such proceeding or attachment or any judgment Lien against any such Collateral (i) remains unlifted, unstayed or undischarged for a period of 30 days or (ii) is upheld in a final nonappealable judgment of a court of competent jurisdiction.

8.1.10              Commercial Operation.  Commercial Operation shall not have occurred by the Date Certain.

8.1.11              Regulatory Status.

(a)                                 If loss of Exempt Wholesale Generator status for Borrower or loss of Eligible Facility status for the Project could reasonably be expected to have a Material Adverse Effect, (i) Borrower shall have tendered notice to FERC that Borrower has ceased to be an Exempt Wholesale Generator, or (ii) FERC shall have issued an order determining that Borrower no longer meets the criteria of an Exempt Wholesale Generator or takes other action revoking such Exempt Wholesale Generator status.

(b)                                 An Adverse PUHCA Event shall occur.

(c)                                  If loss of Borrower’s market-based rate authority could reasonably be expected to have a Material Adverse Effect, (i) Borrower shall have tendered notice to FERC that it seeks to cancel its market-based rate authority or (ii) FERC shall have issued an order determining that the Borrower does not have authorization to make wholesale sales of electric energy, capacity, or ancillary services specified in the Borrower’s FERC Electric Tariff at market-based rates, or taken any other action revoking Borrower’s market-based rate authority.

(d)                                 If Borrower’s failure to comply with any requirements under the FPA that are applicable to Borrower, including the requirements applicable to a “public utility” with authority to sell at wholesale electric power at market-based rates could reasonably be expected to have a Material Adverse Effect, FERC shall have issued an order finding that Borrower has not complied with such requirement under the FPA applicable to a “public utility” with authority to sell at wholesale electric power at market-based rates.

8.1.12              Abandonment.

(a)                                 At any time prior to Commercial Operation, Borrower shall announce that it is abandoning the Project or the Project shall be abandoned or work thereon shall cease for a period of more than 15 consecutive days for any reason, which period (i) shall be measured from the first occurrence of a work stoppage and continuing until work of a substantial nature is resumed and thereafter diligently continued, and (ii) shall not include delays caused by any event of force majeure or actions of any Governmental Authority.

(b)                                 At any time following Commercial Operation, Borrower shall announce that (i) it is abandoning the Project or (ii) the Project shall be abandoned or operation thereof shall be suspended for a period of more than 30 consecutive days for any reason (other than force majeure or actions of any Governmental Authority); provided, that none of (A) scheduled maintenance of the Project, (B) repairs to the Project, whether or not scheduled, or (C) a forced outage or scheduled outage of the Project, shall constitute abandonment or suspension of the Project, so long as Borrower is diligently attempting to end such suspension.

8.1.13              Security.  Any of the Collateral Documents, once executed and delivered, shall, except as the result of the acts or omissions of any Secured Party, fail to provide to Collateral Agent the Liens, first priority security interests (subject to Permitted Liens described in clauses (a) and (e) of the definition thereof, to the extent required by Governmental Rule, clauses (b), (c) and (g) of the definition thereof and CoBank’s Lien on the CoBank Equities), rights, titles, interest, remedies permitted by law, powers or privileges intended to be created thereby (including the priority intended to be created thereby) or, except in accordance with its terms, cease to be in full force and effect, or the first priority or validity thereof or the applicability thereof to the Loans or any other Obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed by or on behalf of Borrower.

8.1.14              Loss of or Failure to Obtain Applicable Permits.

(a)                                 Borrower shall fail to obtain any Permit on or before the date that such Permit becomes an Applicable Permit with respect to the Project, and such failure could reasonably be expected to have a Material Adverse Effect.

(b)                                 Any Applicable Permit or Applicable Third Party Permit shall be materially modified (other than modifications contemplated in a Project Document requested by Borrower and approved in advance of such modification by Administrative Agent acting at the direction of the Required Lenders, which approval shall not be unreasonably withheld), revoked, canceled or not renewed by the issuing agency or other Governmental Authority having jurisdiction (or otherwise ceases to be in full force and effect) and within 30 days thereafter Borrower is not able to demonstrate to the reasonable satisfaction of the Required Lenders that such modification of, revocation of, cancellation of, failure to renew, or failure to maintain in full force and effect such Permit could not reasonably be expected to have a Material Adverse Effect.

8.1.15              Credit Document Matters.  At any time after the execution and delivery thereof, (a) any Credit Document or any material provision hereof or thereof (i) ceases to be in full force and effect or to be valid and binding on any party thereto other than a Secured Party (other than by reason of the satisfaction in full of the Obligations or any termination of a Credit Document in accordance with the terms hereof or thereof), or is assigned or otherwise transferred (except as otherwise required or expressly permitted hereunder or thereunder) or is prematurely terminated by any party thereto (other than a Secured Party), (ii) is or becomes invalid, illegal or unenforceable, or any party hereto or thereto (other than a Secured Party) repudiates or disavows or takes any action to challenge the validity or enforceability of such agreement, (iii) is declared null and void by a Governmental Authority of competent jurisdiction, or (iv) fails to or ceases to provide the rights, powers and privileges purported to be created thereby or hereby, or (b) any authorization or approval by any Governmental Authority necessary to enable any Credit Party to comply with or perform its Obligations or otherwise perform in accordance with the terms of the Credit Documents shall be revoked, withdrawn or withheld, or shall otherwise fail to be issued or remain in full force and effect; provided, however, in the case of the BLM Right of Way (Phase II), the BLM Right of Way (Generator Lead Line), the SITLA Lease and the SITLA Right of Way, the foregoing is subject to applicable Governmental Rules limiting the enforceability of Liens therein.

8.1.16              Misstatements; Omissions.  Any representation or warranty made or deemed made by any Credit Party in any Credit Document to which such Credit Party is a party, or in any separate statement, certificate or document delivered to any Secured Party under any Credit Document to which such Credit Party is a party, proves to have been untrue, false or misleading in any material respect as of the time made, deemed made, confirmed or furnished, and such material misstatement, omission or other inaccuracy shall continue unremedied for a period of 90 days after Borrower first obtained actual knowledge of such misstatement, ommission, or inaccuracy or first received notice from Administrative Agent specificying such misstatement, ommission, or inaccuracy and requiring it to be cured, provided that such cure is feasible.  For purposes of this paragraph, “cure” means to cause the underlying facts and circumstances to be such that the representation or warranty becomes true, and to remove any adverse effect the material misstatment, omission or inaccuracy may have caused.

8.1.17              Project Document Problems.

(a)                                 Borrower Defaults.  Borrower shall be in breach of, or in default of, any material obligation under a Major Project Document (other than the PPA) and is not otherwise waived by the counterparty of such Major Project Document and such breach or default shall not be remediable or, if remediable, shall continue unremedied for the lesser of (i) a period of 30 days after Borrower receives notice thereof from the counterparty to such Major Project Document or (ii) such period of time (without giving effect to any extension given to Collateral Agent under any applicable Consent with respect thereto) under such Major Project Document which Borrower has available to it in which to remedy such breach or default; provided, that if (A) such breach does not involve the payment of money and cannot be cured within such 30 day period (or such lesser period of time, as the case may be), (B) such breach is susceptible of cure within 90 days after such breach or default, (C) Borrower is proceeding with diligence and in good faith to cure such breach, (D) the existence of such breach or default has not had and could not after considering the nature of the cure, be reasonably expected to give rise to termination by the counterparty of the Major Project Document which is subject to breach or to otherwise have a Material Adverse Effect, and (E) Administrative Agent shall have received an officer’s certificate signed by a Responsible Officer to the effect of clauses (A), (B), (C) and (D) above and stating the action Borrower is taking to cure such breach, then such 30 day cure period (or such lesser period of time, as the case may be) shall be extended to such date, not to exceed a total of 90 days, as shall be necessary for Borrower diligently to cure such breach.

(b)                                 Third Party Defaults.  Any Person other than Borrower shall be in breach of, or in default of a material obligation under, a Major Project Document (other than the PPA) and such breach or default shall not be remediable or, if remediable, shall continue unremedied for a period beyond the applicable grace period or, in the event no grace period is specified in such Major Project Document and no remedy is specified for such failure to perform, such failure shall remain unremedied for 30 days after the date of receipt by such Person of written notice thereof from the counterparty thereto; provided, that if (i) such breach cannot be cured within such grace period, (ii) such breach or default is susceptible of cure within 90 days, (iii) the breaching Person or Borrower is proceeding with diligence and in good faith to cure such breach, and (iv) the existence of such breach has not had and could not after considering the nature of the cure, be reasonably expected to result in a Material Adverse Effect, then such 30 day cure period shall be extended to such date, not to exceed a total of 90 days, as shall be necessary for such breaching Person diligently to cure such breach; provided, further, that a breach or default of a Minor Project Document shall not be deemed an Event of Default if such Minor Project Document is replaced by a replacement Project Document with a Replacement Project Participant within 30 days after such breach or default.

(c)                                  PPA Defaults.  Any Person shall be in breach of, or in default of, any obligation under the PPA and such breach or default shall not be remediable or, if remediable, shall continue unremedied for a period beyond any applicable grace period.

(d)                                 Third Party Consents.  (i) Any Person other than Borrower shall disaffirm or repudiate in writing its material obligations under any Major Project Document or Consent, (ii) any representation or warranty made by any Person other than Borrower in a Consent shall be untrue or misleading in any material respect as of the time made and such untrue or misleading representation or warranty could reasonably be expected to materially adversely affect the rights of Collateral Agent or the Secured Parties thereunder or to otherwise result in a Material Adverse Effect, or (iii) a Person other than Borrower shall breach any material covenant of a Consent and such breach or default shall not be remediable or, if remediable, shall continue unremedied for a period of 30 days from the time Borrower obtains knowledge of such breach; provided, that if (A) such breach cannot be cured within such 30 day period, (B) such breach is susceptible of cure within 90 days, (C) the breaching party or Borrower is proceeding with diligence and in good faith to cure such breach, and (D) the existence of such breach has not had and could not after considering the nature of the cure, be reasonably expected to have a Material Adverse Effect, then such 30 day cure period shall be extended to such date, not to exceed a total of 90 days, as shall be necessary for such third party diligently to cure such breach; provided, that a disaffirmation, repudiation, misrepresentation, breach or default in respect of a Minor Project Document shall not be deemed an Event of Default if such Minor Project Document is replaced by a replacement Project Document with a Replacement Project Participant within 30 days after such Borrower has knowledge of such disaffirmation, repudiation, misrepresentation, breach or default.

(e)                                  Termination.  At any time after the execution and delivery thereof, (a) any Major Project Document or any material provision thereof (i) ceases to be in full force and effect or to be valid and binding on any party thereto (other than by reason of the satisfaction of performance of such agreement or provision or any other termination thereof in accordance with the terms thereof), or is assigned or otherwise transferred (except as otherwise required or expressly permitted hereunder or thereunder) or is prematurely terminated by any party thereto, (ii) is or becomes invalid, illegal or unenforceable, or any party hereto or thereto repudiates or disavows or takes any action to challenge the validity or enforceability of such agreement, (iii) is declared null and void by a Governmental Authority of competent jurisdiction, or written notice is given by a Governmental Authority or applicable counterparty contesting the validity or enforcement thereof, or (iv) fails to or ceases to provide the rights, powers and privileges purported to be created thereby; provided, that such event in respect of a Minor Project Document shall not be deemed an Event of Default if such Minor Project Document is replaced by a replacement Project Document with a Replacement Project Participant within 30 days after such event.

8.1.18              Change of Control.  There shall be any Change of Control without the consent of the Required Lenders (which shall not be unreasonably withheld or delayed).

8.1.19              Disqualified Person.  Borrower, Pledgor or Parent shall become a Disqualified Person, Parent shall cease to be a corporation for tax purposes or there shall be a Recapture Event.

8.1.20              Eminent Domain.  There shall have occurred any act or series of acts attributable to any Governmental Authority which (a) in the reasonable judgment of Administrative Agent has the effect of depriving the Secured Parties of their fundamental rights as creditors in respect of the Credit Documents, (b) confiscates, expropriates, nationalizes or otherwise acquires compulsorily the ownership or control of all or any material part of the Project, or (c) in the reasonable judgment of Administrative Agent has the effect of materially impairing the value of any Major Project Document, and such act or series of acts continues uncured for 90 days or more.

8.1.21              Letters of Credit Provided by Sponsor.  Any letter of credit required under any Project Document which, as of the Closing Date, is provided by Sponsor or any Affiliate thereof (other than the Borrower) shall fail to be maintained as required under the respective Project Document.

8.2                         REMEDIES.  Subject to Article 9, upon the occurrence and during the continuation of an Event of Default, the Secured Parties may, at the direction of Administrative Agent, and shall, at the election of the Required Lenders, without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands (other than notices required by the Credit Documents) being waived, exercise any or all of the following rights and remedies, in any combination or order that the Required Lenders may elect, in addition to such other rights or remedies as the Secured Parties may have hereunder, under the Collateral Documents or at law or in equity:

8.2.1                     No Further Loans.  Declare all Commitments cancelled, refuse, and Administrative Agent and the Lenders shall not be obligated to continue any Loans, make any additional Loans or make any payments, or permit the making of payments, from any Account or the Construction Fund or any Proceeds or other funds held by Administrative Agent or Collateral Agent under the Credit Documents or on behalf of Borrower; provided, that in the case of an Event of Default occurring under Section 8.1.2 with respect to Borrower, all such Commitments shall be cancelled and terminated without further act of any Secured Party.

8.2.2                     Cure by Agents.  Without any obligation to do so, make disbursements or Loans to or on behalf of Borrower or disburse amounts from the Construction Account or any other Account to cure (a) any Default or Event of Default and (b) any default and render any performance under any Project Document as the Required Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the Secured Parties’ interests therein or for any other reason.  All sums so expended through new Loans, together with interest on such total amount at the Default Rate (but in no event shall the rate exceed the maximum lawful rate), shall be repaid by Borrower to Administrative Agent or Collateral Agent, as the case may be, on demand and shall be secured by the Credit Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the aggregate amount of the Total Loan Commitment.

8.2.3                     Acceleration.  Declare and make all or a portion of the sums of accrued and outstanding principal and accrued but unpaid interest remaining under this Agreement, together with all unpaid fees, costs (including Eurodollar Breakage Costs) and charges due under any Credit Document, immediately due and payable and require Borrower immediately, without presentment, demand, protest or other notice of any kind, all of which Borrower hereby expressly waives, to pay Administrative Agent or the Secured Parties an amount in immediately available funds equal to the aggregate amount of any outstanding Obligations; provided, that, in the event of an Event of Default occurring under Section 8.1.2 with respect to Borrower, all such amounts shall become immediately due and payable without further act of any Secured Party.

8.2.4                     Cash Collateral.  Apply or execute upon any amounts on deposit in any Account or any Proceeds, cash collateral, proceeds of foreclosing or otherwise realizing upon Collateral, or any other moneys of Borrower on deposit with any Secured Party in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral.  Without limiting the foregoing, each of Administrative Agent and Collateral Agent shall have all rights and powers with respect to Proceeds, cash collateral, the Accounts and the contents of the Accounts as it has with respect to any other Collateral and may apply, or cause the application of, such amounts to the payment of interest, principal, fees, costs, charges or other amounts due or payable to any Secured Party with respect to the Loans in such order as the Required Lenders may elect in their sole discretion.

8.2.5                     Possession of Project.  Enter into possession of the Project and perform any and all work and labor necessary to complete the Project substantially according to the Plans and Specifications or to operate and maintain the Project, and all sums expended by Administrative Agent, Collateral Agent or Depositary in so doing, together with interest on such total amount at the Default Rate, shall be repaid by Borrower to Administrative Agent, Collateral Agent or Depositary, as the case may be, upon demand and shall be secured by the Credit Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the aggregate amount of the Total Loan Commitment.

8.2.6                     Remedies Under Credit Documents.  Exercise, and direct Administrative Agent Depositary or Collateral Agent (as the case may be) to exercise, any and all rights and remedies available to it under any of the Credit Documents, including judicial or non-judicial foreclosure or public or private sale of any of the Collateral pursuant to the Collateral Documents.

ARTICLE 9
SCPPA AND PPA PROVISIONS

9.1                               SCPPA CURE RIGHTS.  Notwithstanding anything to the contrary in this Agreement or any other Credit Document, upon Administrative Agent learning of an Event of Default, Administrative Agent and Collateral Agent shall provide written notice to SCPPA of such Event of Default.  Prior to any Secured Party exercising any remedies with respect to such Event of Default, SCPPA shall have the right, but not the obligation, to cure such Event of Default so long as such cure is completed within the SCPPA Cure Period and as provided in this Article 9.  Any such cure by SCPPA shall be treated as if Borrower had cured the applicable default within the cure period afforded Borrower for such Event of Default under this Agreement.

9.2                               SCPPA CURE LOANS.

9.2.1                     Borrowing of SCPPA Cure Loans.  In the event that the cure of an Event of Default as set forth in Section 9.1 would reduce the purchase price of the Project under the PPA pursuant to Section 15.21 thereof, then Borrower shall be deemed to have requested the Borrowing of Loans in the amount of such reduction on the date of such cure (each a “SCPPA Cure Loan”) and Lenders shall make such SCPPA Cure Loan at any time on or after the date of such cure notwithstanding any failure to meet the conditions in Section 3.2.  The proceeds of such SCPPA Cure Loans shall be deposited in the SCPPA Cure Reserve Account.

9.2.2                     SCPPA Holdback.  Notwithstanding anything to the contrary in this Agreement and the other Credit Documents, there shall be a reserve against the borrowing of Loans (other than SCPPA Cure Loans) in the amount of (a) the Maximum SCPPA Cure Amount less (b) the aggregate amount of SCPPA Cure Loans outstanding.

9.3                               POWER OF ATTORNEY.  Borrower hereby grants to each of Administrative Agent and Collateral Agent a power of attorney to send any and all notices under the PPA, and take any actions under the PPA, in its name and on its behalf; and such power of attorney shall be deemed coupled with an interest.  Notwithstanding anything to the contrary contained herein, such power of attorney shall terminate upon the termination of this Agreement.

9.4                               SCPPA AS THIRD PARTY BENEFICIARY.  Notwithstanding anything to the contrary in this Agreement or any other Credit Document, SCPPA is an express third party beneficiary of the provisions of Section 9.1 and definitions related thereto and shall be entitled to exercise and enforce its rights thereunder, and such section and related definitions may not be amended or modified without SCPPA’s written consent.

9.5                               ASSIGNMENT OF THE LOANS TO SCPPA.  Notwithstanding anything to the contrary in this Agreement or any other Credit Document (other than the SCPPA Consent), if the conditions in Section 1.3(c) of the SCPPA Consent have been met, each Lender agrees to assign to SCPPA all of such Lender’s rights, title, interests and obligations under this Agreement (including the Loans and Loan Commitments) and the other Credit Documents as set forth in Section 1.3(c) of the SCPPA Consent.  Borrower’s consent to such assignment shall not be required and the fee set forth in Section 13.17.2(d) shall not be charged.  Upon the consummation of such sale, the Administrative Agent, Collateral Agent, each Co-Syndication Agent, each Joint Lead Arranger and each Joint Bookrunner shall each be deemed to have resigned in their respective capacities, and SCPPA shall, without any further action, be entitled to exercise the Lenders’ rights and assume the Lenders’ obligations under this Agreement and the other Credit Documents and shall become Administrative Agent and Collateral Agent hereunder and under the other Credit Documents.  Borrower agrees to enter into any documents reasonably requested by SCPPA to evidence such resignation and such agency appointments, as well as such rights and obligations assigned to SCPPA.

ARTICLE 10
SCOPE OF LIABILITY

Except as set forth in this Article 10, notwithstanding anything in any Credit Document to the contrary (excluding Section 8.22 of the Pledge Agreement), the Secured Parties shall have no recourse or claims with respect to the transactions contemplated by the Operative

Documents against Pledgor, Sponsor or any of their respective Affiliates (other than Borrower), shareholders, officers, directors or employees (collectively, the “Nonrecourse Persons”) and the Secured Parties’ recourse against Borrower and the Nonrecourse Persons shall be limited to the Collateral, the Project, all Project Revenues, all Loan proceeds, Insurance Proceeds, Eminent Domain Proceeds, and all income or revenues of the foregoing as and to the extent provided herein and in the Collateral Documents (which, for the avoidance of doubt, excludes the payments allowed to any Nonrecourse Person pursuant to the terms of any Credit Document, including pursuant to Section 5.1.1(b) of this Agreement); provided, that the foregoing provision of this Article 10 shall not in any way (a) constitute a waiver, release or discharge of any of the indebtedness, or of any of the terms, covenants, conditions, or provisions of any Credit Document (and the same shall continue, but without liability to the Nonrecourse Persons, until fully paid, discharged, observed, or performed) or otherwise relieve any such Person from its obligations under the Credit Documents to which it is a party or shall preclude, restrict, reduce, limit or otherwise affect the rights, powers and remedies of the Secured Parties to enforce (or cause to be enforced) such obligations against such Person or such Person’s properties to the extent permitted by any Credit Document; (b) limit, reduce, restrict or otherwise affect the right of any Secured Party (or any assignee, beneficiary or successor to any of them) to name Borrower or any other Person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to any Credit Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Nonrecourse Person, except as set forth in this Article 10; (c) limit, reduce, restrict or otherwise affect any right or remedy of any Secured Party (or any assignee or beneficiary thereof or successor thereto) with respect to, and each of the Nonrecourse Persons shall remain fully liable to the extent that it would otherwise be liable for its own actions with respect to, any fraud, willful misrepresentation, or misappropriation of Project Revenues, Loan proceeds, Insurance Proceeds, Eminent Domain Proceeds or any other earnings, revenues, rents, issues, profits or proceeds from or of the Collateral, that should or would have been paid as provided herein or paid or delivered to any Secured Party (or any assignee or beneficiary thereof or successor thereto) towards any payment required under any other Credit Document; (d) affect or diminish or constitute a waiver, release or discharge of any specific written obligation, covenant, representation or agreement in respect of the transactions contemplated by the Operative Documents made by any of the Nonrecourse Persons or any security granted by the Nonrecourse Persons in support of the obligations of such Persons under any Collateral Document (or as security for the obligations of Borrower), including Pledgor’s obligations, covenants, representations and agreements under the Pledge Agreement; and (e) limit the liability of any Person who is a party to any Project Document or has issued any certificate or other statement in connection therewith with respect to such liability as may arise solely by reason of the terms and conditions of such Project Document (but subject to any limitation of liability in such Project Document), certificate or statement relating solely to such liability of such Person as may arise under such referenced agreement or instrument.  The limitations on recourse set forth in this Article 10 shall survive the termination of this Agreement, the termination of all Commitments and the payment and performance in full of the Obligations.

ARTICLE 11
AGENTS; SUBSTITUTION

11.1                        APPOINTMENT AND AUTHORITY

11.1.1              Each of the Secured Parties hereby irrevocably appoints The Royal Bank of Scotland plc to act on its behalf as Administrative Agent hereunder and under the other Credit Documents and hereby irrevocably appoints The Royal Bank of Scotland plc to act on its behalf as Collateral Agent hereunder and under the other Credit Documents for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations and authorizes Administrative Agent and Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent or Collateral Agent, as the case may be, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

11.1.2              Each of Administrative Agent and Collateral Agent is hereby authorized by the Secured Parties to execute, deliver and perform each of the Credit Documents to which Administrative Agent or Collateral Agent (as the case may be) is or is intended to be a party, and each Lender agrees to be bound by all of the agreements of Administrative Agent and Collateral Agent contained in the Credit Documents.  Each of Administrative Agent and Collateral Agent is further authorized by the Secured Parties to enter into agreements supplemental hereto for the purpose of curing any formal defect, inconsistency, omission or ambiguity in any Credit Document to which it is a party.

11.1.3              Each of the Secured Parties hereby irrevocably appoints RBS Securities Inc. to act on its behalf as Lead Arranger and Bookrunner hereunder and under the other Credit Documents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

11.1.4              The provisions of this Article are solely for the benefit of the Secured Parties, and Borrower shall not have rights as a third party beneficiary of any of such provisions.

11.2                        RIGHTS AS A LENDER.  The Persons serving as Administrative Agent and Collateral Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent or Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity.  Such Persons and their respective Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Affiliate thereof as if such Person were not Administrative Agent or Collateral Agent and without any duty to account therefor to the Lenders.

11.3                        EXCULPATORY PROVISIONS

11.3.1              Administrative Agent and Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, Administrative Agent and Collateral Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that Administrative Agent or Collateral Agent is required to exercise as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for); provided, that Administrative Agent and Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent or Collateral Agent to liability or that is contrary to any Credit Document or applicable law; and

(c)                                  shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent, Collateral Agent or any of their respective Affiliates in any capacity.

11.3.2              Administrative Agent and Collateral Agent shall not be liable for any action taken or not taken by it (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent or Collateral Agent, as the case may be, shall believe in good faith shall be necessary, under the circumstances) or (b) in the absence of its own gross negligence or willful misconduct as determined by the non-appealable judgment of a court of competent jurisdiction.  Administrative Agent and Collateral Agent shall be deemed not to have knowledge of any Default, Event of Default or Material Adverse Effect unless and until notice describing such is given to Administrative Agent or Collateral Agent, as the case may be, by Borrower or a Lender.

11.3.3              Administrative Agent and Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with any Credit Document, (b) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (d) the validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (e) the value or the sufficiency of any Collateral, or (f) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent or Collateral Agent, as the case may be.

11.4                        RELIANCE.  Administrative Agent and Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Administrative Agent and Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent and Collateral

Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent or Collateral Agent, as the case may be, shall have received notice to the contrary from such Lender prior to the making of such Loan.  Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.5                        DELEGATION OF DUTIES.  Administrative Agent and Collateral Agent may perform any and all of their respective duties and exercise their respective rights and powers under the Credit Documents by or through Collateral Agent or Administrative Agent, respectively, or any one or more sub-agents appointed by them, with or without a written agency appointment.  Administrative Agent and Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory and indemnification provisions of this Agreement shall apply to any such sub-agent and to the Affiliates of Administrative Agent and Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent and Collateral Agent.

11.6                        RESIGNATION.  Either Administrative Agent or Collateral Agent may at any time give notice of its resignation to the Secured Parties and Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower so long as no Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent, as the case may be, may on behalf of the Secured Parties, appoint a successor Administrative Agent or Collateral Agent, as the case may be, meeting the qualifications set forth above; provided, that if Administrative Agent or Collateral Agent shall notify Borrower and the Secured Parties that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent or Collateral Agent, as the case may be, shall be discharged from its duties and obligations under the Credit Documents (except that in the case of any collateral security held by Collateral Agent, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through Administrative Agent or Collateral Agent, as the case may be, shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent or Collateral Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by Borrower to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Administrative Agent’s or Collateral Agent’s resignation under the Credit Documents, the provisions of the exculpatory and indemnification provisions of this Agreement shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent was acting as such.

11.7                        NON-RELIANCE.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, Collateral Agent, Lead Arranger or Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent, Collateral Agent, Lead Arranger or any Lender or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Credit Document or any related agreement or any document furnished hereunder or thereunder.

11.8                        ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM

11.8.1              In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to Administrative Agent and, if Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent hereunder.

11.8.2              Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party to authorize Administrative Agent to vote in respect of the claim of any Secured Party or in any such proceeding.

11.9                        COLLATERAL MATTERS.  The Secured Parties irrevocably authorize Collateral Agent, at its option and in its discretion, to release any Lien on any property granted to or held by Collateral Agent under any Collateral Document (a) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (b) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any Credit Document, or (c) if approved, authorized or ratified in accordance herewith.  In addition, the Secured Parties irrevocably authorize Collateral Agent to release any Lien upon the proceeds of the Grant if the Tax Equity Contribution Conditions have been satisfied.

11.10                 OTHER HOLDERS OF TITLES.  None of the Lead Arranger, the Bookrunner, the Joint Lead Arrangers, the Joint Bookrunners and the Co-Syndication Agents shall have any right, power, obligation, liability, responsibility or duty under this Agreement.  Without limiting the foregoing, none of the Lead Arranger, Bookrunner, Joint Lead Arrangers, the Joint Bookrunners and the Co-Syndication Agents shall have or be deemed to have a fiduciary relationship with any Secured Party.  Each Secured Party hereby makes the same acknowledgments with respect to the Lead Arranger and the Bookrunner as it makes with respect to Administrative Agent or Collateral Agent in this Article 11.  Notwithstanding the foregoing, the parties hereto acknowledge that the Lead Arranger, Bookrunner, Joint Lead Arrangers, the Joint Bookrunners and the Co-Syndication Agents hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Secured Party hereunder.

11.11                 INDEMNIFICATION.  Without limiting the Obligations of Borrower, each Lender agrees to indemnify the Lead Arranger, Joint Lead Arrangers, Collateral Agent and Administrative Agent and their respective officers, directors, shareholders, controlling Persons, employees, agents and servants, ratably in accordance with their Proportionate Shares for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against Administrative Agent, the Lead Arranger, Joint Lead Arrangers, Collateral Agent or such Person in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents in respect of actions taken by such Persons in their respective capacities as Lead Arranger, Joint Lead Arrangers, Collateral Agent and Administrative Agent or officers, directors, shareholders, controlling Persons, employees, agents and servants thereof (to the extent Borrower has not paid any such amounts pursuant to Section 5.10); provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise from Administrative Agent’s, the Lead Arranger’s, such Joint Lead Arranger’s, Collateral Agent’s or any such Person’s gross negligence or willful misconduct as proven by the non-appealable judgment of a court of competent jurisdiction.  Administrative Agent or any such Person shall be fully justified in refusing to take or to continue to take any action under any Credit Document unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Without limitation of the foregoing, each Lender agrees to reimburse Administrative Agent, the Lead Arranger, Joint Lead Arrangers, Collateral Agent or any such Person promptly upon demand for its Proportionate Share of any out-of-pocket expenses (including counsel fees) incurred by Administrative Agent, the Lead Arranger, Joint Lead Arrangers, Collateral Agent or any such Person in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Operative Documents, to the extent that Administrative Agent, the Lead Arranger, Joint Lead Arrangers, Collateral Agent or any such Person is not reimbursed for such expenses by Borrower.  The agreements in this Section shall survive the satisfaction or discharge of Borrower’s Obligations under the Credit Documents.

11.12                 WITHHOLDING TAX.  If the forms or other documentation required by Section 2.4.6 are not delivered to Administrative Agent, then Administrative Agent may withhold from any interest payment to any Lender not providing such forms or other documentation, an amount equivalent to the applicable withholding tax.

11.12.1                                     If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason other than the gross negligence or willful misconduct of Administrative Agent), then such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including penalties and interest, together with all reasonable expenses incurred, including reasonable legal expenses, allocated reasonable staff costs, and any reasonable out of pocket expenses.  Borrower shall not be responsible for any amounts paid or required to be paid by a Lender under this Section 11.12.1.

11.12.2                               If any Lender sells, assigns, grants participation in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, participant or transferee, as applicable, shall comply and be bound by the terms of Section 2.4.6 and this Section 11.12 as though it were such Lender.

11.13                 GENERAL PROVISIONS AS TO PAYMENTS.  Administrative Agent shall promptly distribute to each Lender its pro rata share of each payment of principal and interest payable to the Lenders on the Loans and of fees hereunder received by Administrative Agent for the account of the Lenders and of any other amounts owing under the Loans.  The payments made for the account of each Lender shall be made, and distributed to it, at its Lending Office for the account of (a) its domestic lending office in the case of payments of principal of, and interest on, its Base Rate Loans, (b) its domestic or foreign lending office, as each Lender may designate in writing to Administrative Agent, in the case of Eurodollar Loans, and (c) its domestic lending office, or such other lending office as it may designate for the purpose from time to time, in the case of payments of fees and other amounts payable hereunder.  Lenders shall have the right to alter their Lending Offices upon five Business Days prior notice to Administrative Agent and Borrower.

11.14                 SUBSTITUTION OF LENDER.  Should any Lender fail to make a Loan (a “Non-Advancing Lender”), Administrative Agent shall (a) in its sole discretion fund the Loan on behalf of the Non-Advancing Lender or (b) if requested by Borrower, cooperate and consult with Borrower or any other Lender to find another Person that shall be acceptable to Administrative Agent and that shall be willing to assume the Non-Advancing Lender’s obligations under this Agreement (including the obligation to make the Loan which the Non-Advancing Lender failed to make but without assuming any liability for damages for failing to have made such Loan or any previously required Loan).  Subject to the provisions of the next following sentence, such Person shall be substituted for the Non-Advancing Lender hereunder upon execution and delivery to Administrative Agent of an agreement acceptable to Administrative Agent by such Person assuming the Non-Advancing Lender’s obligations (including its Loan Commitments) under this Agreement, and all interest and fees which would otherwise have been payable to the Non-Advancing Lender shall thereafter be payable to such Person.  Nothing in (and no action taken pursuant to) this Section 11.14 shall relieve the Non-Advancing Lender from any liability it might have to Borrower or to the other Lenders as a result of its failure to make any Loan.

11.15                 JOINDER BY SECURED PARTIES.  Each Secured Party which is not an Agent or Lender shall, by execution of a Credit Agreement Joinder in the form of Exhibit N, agree to the terms of, benefit from, and be bound by, Article 7, Article 11, Sections 2.5.2, 13.1 and 13.20, the defined terms referred to in such Article and Sections, and such other provisions of the Credit Documents that bind and benefit the Secured Parties.

11.16                 DELIVERY OF COPIES TO LENDERS.  If requested, Administrative Agent shall promptly deliver or make available to each Lender copies of any financial statements, notices, reports, plans, budgets or other documents received by Administrative Agent from or on behalf of Borrower pursuant to Section 5.4 (Notices), Section 5.5 (Financial Reports), Section 5.8 (Reports), Section 5.13 (Completion; Commercial Operation) and Section 5.14 (Operation and Maintenance of Project; Operating Budget), as applicable, and such other documents and other information available to Administrative Agent as may be reasonably requested by any Secured Party.

ARTICLE 12
INDEPENDENT CONSULTANTS

12.1                        REMOVAL AND FEES.  Administrative Agent, in consultation with the Required Lenders, may remove from time to time, any one or more of the Independent Consultants and, after consulting with Borrower as to an appropriate Person, appoint replacements as Administrative Agent, in consultation with the Required Lenders, may choose.  Notice of any replacement Independent Consultant shall be given by Administrative Agent to Borrower, the Lenders and to the Independent Consultant being replaced.  All reasonable fees and expenses of the Independent Consultants (whether the original ones or replacements) shall be paid by Borrower pursuant to agreements reasonably acceptable to Borrower; provided, that no such acceptance shall be required at any time an Event of Default shall have occurred and be continuing.

12.2                        DUTIES.  Each Independent Consultant shall be contractually obligated to (a) on or before the Closing Date, the Lead Arranger and (b) thereafter, Administrative Agent to carry out the activities required of it in this Agreement and as otherwise requested by the Lead Arranger or Administrative Agent (as the case may be) and shall be responsible solely to the Lead Arranger or Administrative Agent (as the case may be).  Borrower acknowledges that it will not have any cause of action or claim against any Independent Consultant resulting from any decision made or not made, any action taken or not taken or any advice given by such Independent Consultant in the due performance in good faith of its duties to the Lead Arranger or Administrative Agent (as the case may be).

12.3                        INDEPENDENT CONSULTANTS’ CERTIFICATES.

(a)                                  Until the receipt by Administrative Agent of certificates satisfactory to Administrative Agent from each Independent Consultant whom Administrative Agent considers necessary or appropriate certifying Completion or Final Completion, Borrower shall provide such documents and information to the Independent Consultants as any of the Independent Consultants may reasonably consider necessary in order for the Independent Consultants to deliver to Administrative Agent the following certificates:

(i)                                     certificates of the Insurance Consultant and Independent Engineer delivered on and dated as of the Closing Date as described in Sections 3.1.9 and 3.1.11, respectively, and containing the matters set out therein;

(ii)                                  after the Closing Date, all certificates to be delivered thereafter pursuant to this Agreement; and

(iii)                               in the case of the Independent Engineer, monthly after the Closing Date, a report and status of the progress of the Project to that date, a detailed assessment of Project Costs to Final Completion and such other information and certification as Administrative Agent may reasonably require from time to time.

(b)                                 Following Completion, Borrower shall provide such documents and information to the Independent Consultants as they may reasonably consider necessary in order for the Independent Consultants to deliver annually to Administrative Agent a certificate setting forth a full report on the status of the Project and such other information and certification as Administrative Agent may reasonably require from time to time.

12.4                        CERTIFICATION OF DATES.  Administrative Agent will request that the Independent Consultants act diligently in the issuance of all certificates required to be delivered by the Independent Consultants hereunder, if their issuance is appropriate.  Borrower shall provide the Independent Consultants with reasonable notice of the expected occurrence of any such dates or events.

ARTICLE 13
MISCELLANEOUS

13.1                        NOTICES; SIGNATURES

13.1.1              Notice Addresses.  Any communications between the parties hereto or notices provided herein to be given may be given to the following addresses:

If to Administrative Agent or Collateral Agent:	The Royal Bank of Scotland plc 600 Washington Boulevard Stamford, CT 06901 Attn: Rana Khan Fax: 212 401-1494 Phone: 203 897-4227 Email: Agencyops@rbs.com
With a copy to:	The Royal Bank of Scotland plc 600 Washington Boulevard Stamford, CT 06901 Attn: Simon Mockford Fax: 203 873-3365 Email: simon.mockford@rbs.com
If to Borrower:	Milford Wind Corridor Phase II, LLC 179 Lincoln Street, Suite 500 Boston, MA 02111 Attn: General Counsel Fax: 617-960-2889 Tel: 617-960-2888 Email: general.counsel@firstwind.com
With a copy to:	First Wind Energy, LLC 179 Lincoln Street, Suite 500 Boston, MA 02111 Attn: General Counsel Fax: 617-960-2889

For the purposes hereof, the address of each party hereto shall be (i) for Borrower and Administrative Agent, the address specified in this Section and (ii) for each Lender, as set forth in its Administrative Questionnaire; provided, that any party shall have the right to change its address for notice hereunder to any other location within the continental United States by giving of 30 days’ notice to the other parties in the manner set forth above.

13.1.2              Means of Transmittal.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight courier service (including Federal Express, UPS and other similar overnight delivery services), (c) if mailed by first class United States Mail, postage prepaid, registered or certified with return receipt requested, (d) if sent by facsimile, with the original sent by other means set forth in this Section 13.1.2, or (e) other electronic means complying with Section 13.1.4.

13.1.3              Effectiveness of Notices.  Notices delivered in person or by overnight courier service, or mailed by registered or certified mail, or sent by telecopier shall be deemed to have been given when received (except that, if not received during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 13.1.4, shall be effective as provided in said section.

13.1.4              Electronic Communications.

(a)                                  Notices and other communications hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article 2 if the party to receive the notice has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Secured Parties and Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, respectively; provided, that approval of such procedures may be limited to particular notices or communications.

(b)                                 Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

13.2                        ADDITIONAL SECURITY; RIGHT TO SET-OFF.

13.2.1              Any deposits (general or special, time or demand, provisional or final, including indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) or other sums at any time held or owing by any Secured Party or any Affiliate thereof to or for the credit or the account of Borrower and any Project Revenues, securities or other property of Borrower in the possession of any Secured Party may at all times be treated as collateral security for the payment of the Loans and all other obligations of Borrower to the Secured Parties under the Credit Documents, and Borrower has pledged and granted to Collateral Agent a security interest in and to all such deposits, sums, securities or other property pursuant to the Collateral Documents.

13.2.2              In addition to any rights and remedies (including other rights of set-off) now or hereafter granted to the Secured Parties under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default and with the prior consent of Collateral Agent, subject to Section 2.5.2, regardless of the adequacy of any other collateral, each Secured Party (only with the prior consent of the Administrative Agent) is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits and sums referred to in the previous paragraph against and on account of the Obligations to such Secured Party or to any other Secured Party, including all claims of any nature or description arising out of or connected with any Credit Document, irrespective of whether or not (a) such Secured Party shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable and although said obligations and liabilities, or any of them, may be contingent or unmatured.  Each Secured Party agrees to notify Borrower promptly after any such set-off and application; provided, that the failure to give such notice shall not affect the validity of such set-off or application or the rights of such Secured Party under this Section.  The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of set-off) which such Secured Party may have.

13.3                        DELAY AND WAIVER.

13.3.1              No delay, failure or omission to exercise, and no course of dealing with respect to, any right, power, privilege or remedy accruing to the Secured Parties upon the occurrence of any Default, Event of Default, Material Adverse Effect or any breach or default of any Credit Party or unsatisfied condition precedent under any Credit Document shall impair any such right, power, privilege or remedy of the Secured Parties, nor shall it be construed to be a waiver of any such breach or default or unsatisfied condition precedent, or an acquiescence therein, or of any similar breach or default or unsatisfied condition precedent thereafter occurring; nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right or power.

13.3.2              Upon effectiveness of any waiver of a Default or Event of Default, the parties shall be restored to their former position and rights under the Credit Documents, and such Default or Event of Default shall be deemed to be cured and not continuing; provided, however, that any waiver of any single Default, Event of Default, Material Adverse Effect or other breach or default or unsatisfied condition precedent shall not be deemed a waiver of any other Default, Event of Default, Material Adverse Effect or other breach or default or unsatisfied condition precedent theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any Secured Party of any Default, Event of Default, Material Adverse Effect or other breach or default or unsatisfied condition precedent under any Credit Document, or any waiver on the part of any Secured Party of any provision or condition of any Credit Document, must be in writing in accordance with Section 13.1.2 and shall be effective only to the extent in such writing specifically set forth and only in the specific instance and for the purpose for which given.  All remedies, either under any Credit Document or by law or otherwise afforded to the Secured Parties, shall be cumulative and not alternative.

13.3.3              Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

13.4                        COSTS, EXPENSES AND ATTORNEYS’ FEES.  Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to promptly pay or reimburse each of the Secured Parties, as applicable, promptly upon demand:

(a)                                  for (i) all of actual/out-of-pocket and other reasonable costs and expenses in connection with the preparation, negotiation and execution of this Agreement and the documents contemplated hereby, any consents, amendments, waivers or other modifications hereof or thereof, and consummation and administration of the transactions contemplated hereby or thereby, including all reasonable fees, charges, expenses and disbursements of Latham & Watkins LLP as counsel to Administrative Agent, together with other legal counsel retained by Administrative Agent in the Project Jurisdiction, provided, that Borrower shall not be required to pay the fees of the other Lenders’ attorneys; (ii) all costs and expenses of furnishing all opinions by counsel for Borrower (including any opinions requested by Administrative Agent or the Lenders as to any legal matters arising hereunder) and of Borrower’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under the Credit Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) all costs and expenses incurred in connection with any filing, recording, registration or perfection of any security interest contemplated by any Collateral Document or any other document referred to therein of creating, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Collateral Agent and of counsel providing any opinions that Collateral Agent or the Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto in accordance with this Agreement or the Collateral Documents; (iv) all costs and expenses (including the reasonable fees, expenses and disbursements of any Advisors (as defined below) employed or retained by Administrative Agent or its counsel) of obtaining and reviewing any appraisals provided for under this Agreement and any environmental audits or reports provided for under this Agreement; (v) all other reasonable costs and expenses incurred in connection with the syndication of the Loan Commitments, the Loans or this Agreement; and (vi) all reasonable costs and expenses, including reasonable attorneys’ fees and fees, costs and expenses of Advisors, incurred by Administrative Agent and its counsel relating to efforts to evaluate or assess any Credit Party, its business or financial condition and protect, evaluate, assess or dispose of any of the Collateral; and

(b)                                 for (i) all costs and expenses incurred by Administrative Agent or Collateral Agent, including the fees, charges and disbursements of Advisors, in connection with any action, suit or other proceeding affecting the Collateral or any part thereof, in which action, suit or proceeding Administrative Agent or Collateral Agent is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of Administrative Agent or Collateral Agent to defend or uphold the Liens granted by the Collateral Documents (including any action, suit or proceeding to establish or uphold the compliance of the Collateral with any Legal Requirements); (ii) all costs and expenses incurred by the Lead Arranger, Administrative Agent, Collateral Agent, or any Lender, including the fees, charges and disbursements of Advisors and costs of settlement, incurred in connection with the enforcement or protection of its rights under the Credit Documents or the Obligations in connection with a Default or Event of Default, in actions for declaratory relief in any way related to the Credit Documents or in collecting any sum which becomes due under the Credit Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral); and (iii) all costs and expenses incurred by the Lead Arranger, Administrative Agent, Collateral Agent, or any Lender, including fees, charges and disbursements of Advisors, in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” (whether or not consummated) or related negotiations pursuant to any insolvency or bankruptcy proceedings, or otherwise relating to the occurrence of any Default or Event of Default.

For purposes of this Section, “Advisors” shall mean legal counsel (including local counsel), auditors, accountants, consultants, appraisers, experts or other advisors.

13.5                        ENTIRE AGREEMENT.  This Agreement and any agreement, document or instrument attached hereto or expressly referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof.  In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail.

13.6                        GOVERNING LAW.  THE CREDIT DOCUMENTS (UNLESS OTHERWISE EXPRESSLY PROVIDED FOR THEREIN), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

13.7                        SEVERABILITY.  Any provision of this Agreement that is invalid, illegal, prohibited or unenforceable in any respect in any jurisdiction, shall as to such jurisdiction be ineffective to the extent of such invalidity, illegality, prohibition or unenforceability without affecting, invalidating or impairing the validity, legality and enforceability of the remaining provisions hereof; and any such invalidity, illegality, prohibition or unenforceability in any jurisdiction shall not affect, invalidate or impair such provision in any other jurisdiction.

13.8                        HEADINGS.  Article, Section and Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement or be given any substantive effect.

13.9                        ACCOUNTING TERMS.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP and practices consistent with those applied in the preparation of the financial statements submitted by Borrower to Administrative Agent, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles and practices.

13.10                 ADDITIONAL FINANCING, ETC.  The parties hereto acknowledge that as of the Closing Date the Lenders have made no agreement or commitment to provide any financing except as set forth herein.  The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Loan Commitments of any other Lender hereunder.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

13.11                 NO PARTNERSHIP, ETC.  The Secured Parties and Borrower intend that the relationship between them shall be solely that of creditor and debtor.  Nothing contained in any of the Credit Documents, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed or construed to create a partnership, an association, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between the Secured Parties and Borrower or any other Person.  No Secured Party shall be in any way responsible or liable for the debts, losses, obligations or duties of Borrower or any other Person with respect to the Project or otherwise.  All obligations to pay real property or other taxes, assessments, insurance premiums, and all other fees and charges arising from the ownership, operation or occupancy of the Project (if any) and to perform all obligations and other agreements and contracts relating to the Project shall be the sole responsibility of Borrower.

13.12                 TRUST DEED/COLLATERAL DOCUMENTS.  The Obligations are secured in part by the Trust Deed encumbering certain properties in Beaver and Millard Counties, Utah.  Reference is hereby made to the Trust Deed and the other Collateral Documents for the provisions, among others, relating to the nature and extent of the security provided thereunder, the rights, duties and obligations of Borrower and the rights of the Secured Parties with respect to such security.

13.13                 LIMITATION ON LIABILITY.  No claim shall be made by any party or any of their respective Affiliates, directors, employees, attorneys or agents for any loss of profits, business or anticipated savings, special or punitive damages or any indirect or consequential loss whatsoever in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Operative Documents or any act or omission or event occurring in connection therewith, and each party hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.  No party or any of their respective Affiliates, directors, employees, attorneys or agents shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Credit Documents or the transactions contemplated thereby, except such damages that result from the gross negligence or willful misconduct of such person as determined by the non-appealable judgment of a court of competent jurisdiction.

13.14                 WAIVER OF JURY TRIAL.  EACH OF THE SECURED PARTIES AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW,  ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF SUCH SECURED PARTIES, BORROWER, OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT.

The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each party hereto acknowledges that (i) this waiver is a material inducement to enter into a business relationship, (ii) it has already relied on this waiver in entering into this Agreement, and (iii) it will continue to rely on this waiver in their related future dealings.  Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 13.14 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.

13.15                 CONSENT TO JURISDICTION.  Each Secured Party and Borrower, for itself and in connection with its properties, hereby irrevocably and unconditionally, to the fullest extent it may legally and effectively do so:

(a)                                  agrees that (i) any legal action or proceeding by or against Borrower or with respect to or arising out of any Credit Document, or for recognition or enforcement of any related judgment, may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York, in any appellate court from any thereof, and (ii) a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  By execution and delivery of this Agreement, the parties hereto accept, for themselves and in respect of their property, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts.  Nothing herein shall affect the right of Administrative Agent to bring any legal action or proceeding against Borrower with respect to or arising out of any Credit Document, with respect to judicial or non-judicial foreclosure of the Trust Deed, in the State of Utah.  The parties further agree that the aforesaid courts of the State of New York and of the United States of America shall have exclusive jurisdiction with respect to any claim or counterclaim of Borrower based upon the assertion that the rate of interest charged by the Lenders on or under the Credit Documents is usurious;

(b)                                 (i) waives, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding under or in connection with any or all of the Project, or any Credit Document in any court referred to in paragraph (a) of this Section, and (ii) waives any right to stay or dismiss any such action or proceeding brought before the foregoing courts on the basis of forum non-conveniens;

(c)                                  agrees that the provisions of this Section 13.15 relating to jurisdiction and venue shall be binding and enforceable to the fullest extent permissible under New York General Obligations Law Section 5-1402 or otherwise; and

(d)                                 consents and agrees that in the event that any claim, suit, action, arbitration or mediation proceedings or any other proceedings arise under, or in connection with, any Credit Document in any courts or other forum other than the courts described in paragraph (a) above, Administrative Agent shall have full power and authority to remove such claim, suit, action, proceedings, arbitration or mediation to one of the courts described in paragraph (a) or to consolidate such claims, suits, actions, proceedings, arbitration or mediation in one of such courts.  Each party hereto irrevocably designates, appoints and empowers Administrative Agent hereby as its permitted designee, appointee and agent to remove or consolidate such claims, suits, actions or proceedings and waives, to the fullest extent permitted by law, any objection to any such removal or consolidation.

13.16                 EFFECTIVENESS.  This Agreement shall become effective as of the effective date hereof when it shall have been executed by all parties hereto.

13.17                 SUCCESSORS AND ASSIGNS

13.17.1                               Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an assignee in accordance with the provisions of Section 13.17.2, (b) by way of participation in accordance with the provisions of Section 13.17.3, (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.17.5, or (d) to an SPC in accordance with the provisions of Section 13.17.7 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.17.3 and, to the extent expressly contemplated hereby, the Affiliates of each of the Secured Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

13.17.2                               Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loan Commitment(s) and the Loans at the time owing to it); provided, that any such assignment shall be subject to the following conditions:

(a)                                  Minimum Amounts.

(i)                                     In the case of an assignment of the entire remaining amount of the assigning Lender’s Loan Commitment hereunder and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned.

(ii)                                  In any case not described in Section 13.17.2(a)(i), the aggregate amount of the Loan Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Loan Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(b)                                 Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Loan Commitment assigned.

(c)                                  Required Consents.  No consent shall be required for any assignment except to the extent required by Section 13.17.2(a)(ii) and, in addition the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (A) an Event of Default has occurred and is continuing at the time of such assignment (B) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (C) during the Initial Period.

(d)                                 Assignment and Assumption.  The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire and any tax forms required under Section 2.4.6.

(e)                                  No Assignment to Borrower.  No such assignment shall be made to Borrower or any of Borrower’s Affiliates.

(f)                                    No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(g)                                 Effectiveness of Assignment.  Subject to acceptance and recording thereof by Administrative Agent in the Register, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 13.4 and 13.13 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.17.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.17.3.

13.17.3                               Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Loan Commitment and/or the Loans; provided, that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) Borrower and the Secured Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 13.20.1 that affects such Participant.  Subject to Section 13.17.4, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.4.4, 2.6.3 and 2.7 to the same extent as if it were a Lender (subject to the requirements of such sections) and had acquired its interest by assignment pursuant to Section 13.17.2.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.2.2 as though it were a Lender, provided, such Participant agrees to be subject to Section 2.5.2 as though it were a Lender.

13.17.4                               Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.4 or 2.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior consent.  A Participant that is not organized under the laws of the United States or any State thereof shall not be entitled to the benefits of Section 2.4.4 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.4.5 as though it were a Lender.

13.17.5                               Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

13.17.6                               Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.17.7                               Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such from time to time by the Granting Lender to Administrative Agent and Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that (a) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (b) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to Administrative Agent as is required under Section 2.1.4(d).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of Borrower under this Agreement, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Loan Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (A) with notice to, but without prior consent of Borrower and Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (B) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

13.17.8                               Provision of Information.  Borrower authorizes each Lender to disclose any information concerning any Credit Party in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) in accordance with the provisions hereof.

13.17.9                               Cost to Lenders.  Unless an Event of Default has occurred and is continuing, any cost or expense incurred by a Lender in connection with an assignment or participation permitted under this Agreement shall be for the account of such Lender and not for the account of Borrower or any of its Affiliates.

13.18                 COUNTERPARTS.  This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in one or more duplicate counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

13.19                 SURVIVAL.  All representations, warranties, covenants and agreements made herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Credit Documents shall be considered to have been relied upon by the parties hereto and shall survive the execution and delivery of this Agreement, the other Credit Documents and the making of the Loans.  Notwithstanding anything in this Agreement or implied by law to the contrary, and without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower set forth in Sections 2.4.4, 2.6.3, 2.6.4, 2.7, 5.10, 11.3 and 13.4 and the agreements of the Lenders set forth in Sections 11.1, 11.5 and 11.11 shall survive the payment and performance of the Loans and the other Obligations and the reimbursement of any amounts drawn hereunder, the termination of the Commitments and the termination or expiration of this Agreement or any provision hereof, and, in the case of any Lender that may assign any interest in its Commitment(s) or Loans hereunder, shall survive the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder.

13.20                 AMENDMENTS; WAIVERS.

13.20.1                               Any provision of the Credit Documents may be amended, modified, supplemented or waived, or any consent thereunder granted, only by an instrument signed by the Required Lenders and, where a provision requires consent from Administrative Agent or Collateral Agent, signed by such Person, and the relevant Credit Party; provided, that no amendment, modification, supplement, waiver or consent shall, without the consent of all of the Lenders:

(a)                                  modify, in any respect adverse to the Lenders, Section 2.1.1(d), 2.1.7(c) or 2.6;

(b)                                 increase the amount of the Loan Commitment of any Lender hereunder;

(c)                                  amend the percentage specified in the definition of “Required Lenders” or any other provision of the Credit Documents specifying the number or percentage of the Secured Parties or any subset thereof required to waive, amend or modify any rights hereunder, make any determination or grant any consent hereunder,

(d)                                 amend Sections 2.1.4(b), 2.5.2 or 11.13 or the definition of “Proportionate Share” or any other provisions relating to the pro rata treatment of the Lenders;

(e)                                  permit Borrower to assign its rights under this Agreement except as provided in Section 13.17.1;

(f)                                    amend this Section 13.20.1;

(g)                                 amend any provision of any Credit Document setting forth an order of payments to alter the relative priority of payments set forth thereunder in a manner which disproportionately and adversely effects a particular class of creditor (i.e. Lender), in which case such amendment shall require the written consent of each creditor within such directly affected class (i.e. each Lender), or waive any condition set forth in Section 3.1;

(h)                                 release any Collateral (other than immaterial portions thereof or as permitted in Section 6.4) from the Lien of any of the Collateral Documents or allow release of any funds from any Account other than in accordance with the terms of the Credit Documents;

(i)                                     extend the Maturity Date or reduce the rate or amount or change the time of payment of interest due on any Loan;

(j)                                     reduce the amount or extend the payment date for any amount due hereunder, whether principal, interest, fees or other amounts, provided that the Required Lenders may elect to not impose the Default Rate when the Lenders are otherwise entitled to do so;

(k)                                  increase the maximum duration of Interest Periods permitted hereunder;

(l)                                     subordinate the Obligations to any other Debt; or

(m)                               amend Section 13.17.2(e) or 13.17.3.

13.20.2                               No amendment, modification, termination or waiver of any provision of this Agreement affecting the rights or obligations of Administrative Agent, Collateral Agent or the Lead Arranger shall be effective without the consent of Administrative Agent, Collateral Agent or the Lead Arranger, as the case may be.

13.20.3                               Any amendment, supplement, waiver or modification hereunder shall apply equally to each Lender and be binding upon Borrower and the Secured Parties and each Lender that becomes a party hereto.

13.20.4                               No Lender shall be deemed to have waived, by reason of making any extension of credit hereunder, any Default or Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender or Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

13.20.5                               Lender Confirmation.

(a)                                  By executing and delivering an Assignment and Assumption, each Lender assignee party thereto confirms to each Lender assignor party thereto and the other parties hereto as follows:  (i) such assignee is an Eligible Assignee; (ii) such assignee has experience and expertise in the making of or purchasing loans such as the Loans; (iii) such assignee will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control); (iv) such assignee agrees that it will perform in accordance with their terms all the obligations that by terms of this Agreement are required to be performed by it as a Lender; (v) such assignee has received a copy of the Credit Documents, together with the copies of the current financial statements that will have been delivered by Borrower hereunder and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (vi) such assignee will, independently and without reliance upon Administrative Agent, such assigning Lender or any other Secured Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; and (vii) such assignee appoints and authorizes each of Administrative Agent and Collateral Agent to take such action on its behalf and to exercise such powers and discretion under the Credit Documents as are delegated to each such agent respectively by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.

(b)                                 By executing and delivering an Assignment and Assumption, each Lender assignor party thereto confirms to each Lender assignee party thereto and the other parties hereto as follows:  (i) other than as provided in the Assignment and Assumption, such assigning Lender makes no representation and warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Documents and any other document or instrument furnished hereunder or thereunder; and (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the other Borrower Entities, or the performance or observance by any such Person of its obligations under the Credit Documents.

13.21                 LAWS.  Notwithstanding the foregoing provisions of this Agreement, no sale, assignment, transfer, negotiation or other disposition of the interests of any Lender hereunder or under the other Credit Documents shall be allowed if it would require registration under the Securities Act, any other federal securities laws or regulations or the securities laws or regulations of any applicable jurisdiction.  Borrower shall, from time to time at the request of Administrative Agent, execute and deliver to Administrative Agent, or to such party or parties as Administrative Agent may designate, any and all further instruments as may in the opinion of Administrative Agent be reasonably necessary or advisable to give full force and effect to such sale, assignment, transfer, negotiation or disposition which would not require any such registration.

13.22                 ASSIGNABILITY AS COLLATERAL.  Notwithstanding any other provision contained in this Agreement or any other Credit Document to the contrary, any Lender may (without notice to Borrower, Administrative Agent or any other Lender and without payment of any fee) assign all or any portion of the Loans held by it in favor of any Federal Reserve Bank or the United States Treasury as collateral security; provided, that any payment in respect of such assigned Loans made by Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrower’s obligations hereunder in respect of such assigned Loans to the extent of such payment.  No such assignment shall release the assigning Lender from its obligations hereunder.  In the case of any Lender that is a Fund, such Lender may, without the consent of Borrower or Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

13.23                 SERVICE OF PROCESS.  The Secured Parties and Borrower hereby consent to the service of process made by registered or certified mail, return receipt requested, at its address provided for notices in Section 13.1.1 and agrees that such service is sufficient to confer personal jurisdiction over it in any relevant proceeding in any relevant court, and otherwise constitutes effective and binding service in every respect.  Nothing in this Agreement or the other Operative Documents will affect the right of any party hereto to serve process in any other manner permitted by law.

13.24                 INTEREST RATE LIMITATION.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate for each day to the date of repayment, shall have been received by such Lender.

13.25                 CONFIDENTIALITY.

13.25.1                               Each of the Secured Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, (i) financial insurance providers or (ii) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any such Secured Party on a nonconfidential basis from a source other than Borrower.  For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to any such Secured Party on a nonconfidential basis prior to disclosure by Borrower; provided, that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

13.25.2                               In no event shall any Lender be obligated or required to return any materials furnished by any Credit Party.  In addition, the Secured Parties may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Secured Parties, and the Secured Parties or any of their respective Affiliates may place customary “tombstone” advertisements (which may include any of Borrower’s and the other Borrower Entities’ trade names or corporate logos) in publications of its choice (including “e-tombstones” published or otherwise circulated in electronic form) at its own expense.

13.26                 MARSHALLING; ASSETS SET ASIDE.  Neither Administrative Agent, Collateral Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations.  To the extent that Borrower makes a payment or payments to any Secured Party, or any Secured Party enforces any security interests or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause (and whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

13.27                 INDEPENDENCE OF COVENANTS.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

13.28                 CONSTRUCTION OF THE DOCUMENTS.  Each of the parties hereto acknowledges that (a) it has been represented by counsel in the negotiation and documentation of the terms of the Credit Documents, (b) it has had full and fair opportunity to review and revise the terms of the Credit Documents, (c) the Credit Documents have been negotiated and drafted jointly by all of the parties hereto, and (d) neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to Borrower arising out of or in connection with any of the Credit Documents, and the relationship between Administrative Agent and the Lenders, on one hand, and Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Accordingly, each of the parties hereto acknowledges and agrees that (i) the Credit Documents shall be deemed to be the work product of all parties hereto and thereto, (ii) the terms hereof and thereof shall not be construed against or in favor of any party, and (iii) no ambiguity in any Credit Document shall be construed in favor of or against any party solely as a result of such party having drafted or proposed the ambiguous provision.

13.29                 SYNDICATION.  In connection with syndication of the Loans and Loan Commitments, an information package containing certain relevant information concerning Borrower, the Project and the other Project participants (including a computer model prepared by

Borrower containing the Base Case Projections) has been or will be prepared on behalf of Borrower and provided to potential Lenders and participants.

13.30                 THE PLATFORM.  Borrower hereby acknowledges that Administrative Agent and/or the Lead Arranger will make available to the Secured Parties materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”).  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  ADMINISTRATIVE AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ADMINISTRATIVE AGENT IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM.  In no event shall Administrative Agent or any of its Related Parties have any liability to Borrower or any other Secured Party or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of Administrative Agent; provided, that in no event shall Administrative Agent or any Related Parties have any liability to Borrower, any other Secured Party or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

13.31                 PATRIOT ACT.  Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto, by their officers duly authorized, intending to be legally bound, have caused this Agreement to be duly executed and delivered as of the day and year first above written.

MILFORD WIND CORRIDOR PHASE II, LLC,
a Delaware limited liability company

By:	MILFORD II HOLDINGS, LLC,
its member

By:
Name:
Title:

THE ROYAL BANK OF SCOTLAND PLC,
as Administrative Agent, Collateral Agent and Lender

By:
Name: Jonathan Kim
Title: Senior Vice President

BANCO ESPÍRITO SANTO DE INVESTIMENTO S.A., NEW YORK BRANCH,
as Lender

By:
Name:
Title:

By:
Name:
Title:

COBANK, ACB,
as Lender

By:
Name:
Title:

SOCIÉTE GÉNÉRALE,
as Lender

By:
Name:
Title:

SOVEREIGN BANK
as Lender

By:
Name:
Title:

By:
Name:
Title:

[CREDIT AGREEMENT SIGNATURE PAGE]

EXHIBIT A
to Credit Agreement

DEFINITIONS

Section, Article and Exhibit references used herein refer to sections and articles of and exhibits to this Agreement, unless otherwise specified.

“Account Withdrawal Documents” means, collectively, any Account Withdrawal Request and the Account Withdrawal Instruction related thereto, properly completed by Borrower and delivered to Administrative Agent for approval and, in the case of the applicable Account Withdrawal Instruction, signature, in accordance with the applicable provisions of this Agreement and the Depositary Agreement.

“Account Withdrawal Instruction” has the meaning given in the Depositary Agreement.

“Account Withdrawal Request” means a certificate in the form of Exhibit J, signed by a duly authorized representative of Borrower and delivered to Administrative Agent.

“Accounts” means the Construction Account, the Revenue Account, the Insurance Proceeds Account, the Asset Sale Account, the SCPPA Cure Reserve Account and each cash collateral account referred to in the Credit Documents.

“Additional Project Documents” means any material contracts or agreements related to the construction, testing, maintenance, repair, operation or use of the Project entered into by Borrower and any other Person, or assigned to Borrower, subsequent to the Closing Date; provided that any such contracts and agreements providing for the payment by or to Borrower of less than $250,000 in the aggregate or the provision to Borrower of less than $250,000 per annum individually in value of goods or services, shall be deemed not to constitute an Additional Project Document.

“Adjusted Eurodollar Rate” means, with respect to any Eurodollar Loan for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by Administrative Agent to be equal to the Eurodollar Rate for such Eurodollar Loan in effect for such Interest Period divided by (b) 1 minus the Reserve Requirement (if any) for such Eurodollar Loan for such Interest Period.

“Administrative Agent” means The Royal Bank of Scotland plc, acting in its capacity as administrative agent for the Secured Parties under the Credit Documents.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Adverse PUHCA Event” means that Borrower or any of its “affiliates” of PUHCA becomes an “electric utility company,” “public utility,” “public-utility company,” or “holding company,” as each of these terms is defined in PUHCA, required to register as such pursuant to PUHCA at a time at which applicable provisions of PUHCA, or any successor statute thereof, and the rules and regulations thereunder are in effect and such event or occurrence has a Material Adverse Effect or a material and adverse effect on Administrative Agent or the Lenders.

“Affiliate” of a specified Person means any other Person that (a) directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, or (b) only with respect to matters relating to PUHCA, (i) is an “affiliate” as defined in Section 1262(1) of PUHCA or (ii) directly or indirectly owns, controls or holds with power to vote, 5% or more of the outstanding voting securities of such Person.  When used with respect to Borrower, “Affiliate” shall include Pledgor and any Affiliate thereof (other than Borrower).  For purposes of this definition, “control” means the possession, directly or indirectly (either alone or pursuant to an arrangement or understanding with one or more other Persons), of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative thereto.

“Agreement” has the meaning given in the preamble.

“ALTA” means American Land Title Association.

“Annual Operating Budget” means the certificate required pursuant to Section 5.14.3.

“Anti-Terrorism Laws” has the meaning given in Section 4.30.

“Applicable Permit” means, at any time, any Permit (a) that is necessary under applicable Legal Requirements or any of the Operative Documents to have been obtained by or on behalf of Borrower at such time in light of the stage of development, construction or operation of the Project to construct, test, operate, maintain, repair, lease, own or use the Project as contemplated by the Operative Documents, to sell electricity from the Project, or for Borrower to enter into any Operative Document or to consummate any transaction contemplated thereby, in each case in accordance with all applicable Legal Requirements, or (b) that is necessary so that none of Borrower or any Secured Party nor any Affiliate of any of them may be deemed by any Governmental Authority to be subject to regulation under the FPA or PUHCA (except as provided in Section 4.16) or treated as a public utility under the Constitution and the laws of the Project Jurisdiction as presently constituted and as construed by the courts of the Project Jurisdiction with respect to the regulation of the rates of, or the financial or organizational regulation of, electric utilities as a result of the development and construction or operation of the Project or the sale of electricity therefrom.

“Applicable Third Party Permit” means, at any time, any Permit that is necessary to have been obtained by such time by any Person (other than Borrower) that is a party to a Major Project Document or a Credit Document in order to perform such Person’s obligations thereunder (other than Permits necessary to conduct its business generally and maintain its existence and good standing), or in order to consummate any transaction contemplated thereby, in each case in accordance with all applicable Legal Requirements.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale Account” has the meaning given in Section 1.1 of the Depositary Agreement.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.17.2), and accepted by Administrative Agent, in substantially the form of Exhibit M or any other form approved by Administrative Agent.

“Available Construction Funds” means, at any time and without duplication, the sum of (a) amounts in the Construction Account, (b) the Available Loan Commitment, (c) undisbursed Insurance Proceeds or Eminent Domain Proceeds which are available for payment of Project Costs, (d) any delay liquidated damages which Borrower has received under the Construction Contract or any other contract for construction related to the Project, and (e) any other liquidated damages which Borrower has received under the other Project Documents and which, by the terms of the Credit Documents, are available for the payment of Project Costs.

“Available Loan Commitment” means (a) at any time and from time to time during the Loan Availability Period, the Total Loan Commitment at such time minus the sum of (i) the aggregate principal amount of all Loans outstanding at such time and (ii) the aggregate principal amount of all Loans that have been repaid at such time, and (b) at any time after the Loan Availability Period, zero.

“Bailees” means (a) Dansville Properties, LLC, a New York corporation, (b) the Town of Houlton (c) AKTEM Business Park, LLC, and (d) the Individual Bailees.

“Bankruptcy Event” shall be deemed to occur, with respect to any Person, if (a) that Person shall commence any case, proceeding or other voluntary action seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, arrangement, adjustment, winding-up, reorganization, dissolution, composition under the Bankruptcy Law or other relief with respect to it or its debts; (b) such Person shall apply for, or consent or acquiesce to, the appointment of, a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other official with similar powers for itself or any substantial part of its assets; (c) such Person shall make a general assignment for the benefit of its creditors; (d) an involuntary case shall be commenced seeking liquidation or reorganization of such Person under the Bankruptcy Law, or seeking issuance of a warrant of attachment, execution or distraint,  or any similar proceedings shall be commenced against such Person under any other applicable law and (i) such Person consents to the institution of the involuntary case against it, (ii) the petition commencing the involuntary case is not timely controverted, (iii) the petition commencing the involuntary case is not dismissed within 45 days of its filing, (iv) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of such Person and such appointment is not vacated within 45 days, or (v) an order for relief shall have been issued or entered therein; or (e) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other official having similar powers, over such Person or all or a part of its property shall have been entered; or (f) any other similar relief shall be granted against such Person under any applicable Bankruptcy Law, or such Person shall file a petition or consent or shall otherwise institute any similar proceeding under any other applicable law, or shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the acts set forth above in this definition; or (g) such Person shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

“Bankruptcy Law” means Title 11, United States Code, and any other existing or future law (or any successor law or statute) of any jurisdiction, domestic (including state and federal) or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, moratorium or similar law for the relief of debtors.

“Base Case Projections” means a projection of operating results, showing Borrower’s good faith estimates, as of the Closing Date, of revenues, operating expenses and sources and uses over a forecast period of 20 years beyond the projected date of Commercial Operation, which shall be of a nature and in an amount satisfactory to the Lenders in consultation with Independent Engineer and based upon the findings in the Wind Report.

“Base Equity Requirement” means equity funds equal to $65,000,000.00, which may be contributed by obtaining for Borrower and maintaining on its behalf any letters of credit required under the Project Documents.

“Base Rate” means the greatest of (a) the prime commercial lending rate announced from time to time by Administrative Agent (the “Prime Rate”), (b) the Federal Funds Rate plus 0.50%, and (c) the one-month Eurodollar Rate plus 1.25%.  The Prime Rate may not necessarily be the highest or lowest rate of interest charged by Administrative Agent to its commercial borrowers. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds  Rate, respectively.

“Base Rate Loans” means a Loan that bears interest based upon the Base Rate.

“BESI” has the meaning given in the preamble.

“BLM” means the United States Department of Interior, Bureau of Land Management.

“BLM Memo” has the meaning given in Section 5.25.

“BLM Right of Way (Generator Lead Line)” means Right-of-Way Grant/Temporary Use Permit Serial Number UTU-82973 dated effective as of October 15, 2008.

“BLM Right of Way (Phase II)” means Right-of-Way Grant/Temporary Use Permit Serial Number UTU-83073 dated effective as of February 9, 2010.

“Bookrunner” has the meaning given in the preamble.

“Borrower” means Milford Wind Corridor Phase II, LLC, a Delaware limited liability company.

“Borrower Materials” has the meaning given in Section 13.30.

“Borrower Entity” has the meaning given in Section 3.1.1.

“Borrowing” means a borrowing by Borrower of any Loans of the same Type made on the same day by the Lenders.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are or Administrative Agent is authorized or required to be closed in the Project Jurisdiction or the State of New York and, where such term is used in any respect relating to a Eurodollar Loan, which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Adequacy Requirement” has the meaning given in Section 2.6.4.

“Casualty Event” means the loss, damage or destruction of any part of the Improvements or any personal property related to the Project.

“Change of Control” means (a) Pledgor ceases to directly own and control 100% of the economic and voting interest in Borrower, (b) Parent ceases to directly own and control 100% of the economic and voting interest in Pledgor, (c) except in connection with (i) exercise of remedies under the Letter of Credit Facility, the Subordinated Loan Facility or any other Debt facility entered into by First Wind Holdings Inc. or First Wind Holdings, LLC (or their respective Subsidiaries) or (ii) any initial public stock offering relating to First Wind Holdings, Inc., D.E. Shaw or Madison Dearborn (or any of their respective Affiliates) shall cease to directly or indirectly own and control an aggregate of 50.1% of the economic and voting interests of Parent or (d) except in connection with a tax equity investment or with exercise of remedies under the Letter of Credit Facility, the Subordinated Loan Facility or any other Debt facility entered into by First Wind Holdings Inc. or First Wind Holdings, LLC (or their respective Subsidiaries), First Wind Holdings, LLC shall cease to directly or indirectly own and control an aggregate of 80.0% of the economic and voting interests of Parent.

“Change of Law” has the meaning given in Section 2.6.2.

“Charges” has the meaning given in Section 13.24.

“Circle Four Easements” means that certain Grant of Easements dated May 6, 2010, by and between Murphy-Brown, LLC doing business as Circle Four Farms, as grantor, and Borrower, as grantee.

“Closing Date” has the meaning given in Section 3.1.

“CoBank” has the meaning given in the preamble.

“CoBank Equities” has the meaning given in Section 5.26.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property which is subject or is intended to become subject to the security interests or liens granted by any of the Collateral Documents.

“Collateral Agent” means The Royal Bank of Scotland plc, acting in its capacity as collateral agent for the Secured Parties under the Credit Documents, and any successor.

“Collateral Documents” means the Trust Deed, the Pledge Agreement, the Security Agreement, the Depositary Agreement, each Consent, and any fixture filings, financing statements, or other similar documents filed, recorded or delivered in connection with the foregoing.

“Commercial Operation” means the Commercial Operation Date, as such term is defined in the PPA.

“Commitment Fee” means the fee payable pursuant to Section 2.3.2.

“Commitments” means, (a) with respect to each Lender, such Lender’s Loan Commitment and (b) with respect to all Lenders, the Total Loan Commitment.

“Completion” means that (a) all work under the Construction Contract (other than punchlist items) has been completed substantially in accordance with the Plans and Specifications and the requirements of all Applicable Permits, (b) Commercial Operation has been achieved, (c) the Performance Tests, if applicable, either (i) have been successfully completed or (ii) performance liquidated damages as provided in Construction Contract have been paid in full, (d) necessary interconnection facilities sufficient to transmit all power generated by the Project have been completed in accordance with the Interconnection Agreement, (e) all other aspects of the Project have been constructed, other than items that could not reasonably be expected to materially affect the performance, integrity, safety, or reliability of the Project or the status or validity of any Applicable Permit (all as duly certified by the Independent Engineer to Administrative Agent), (f) all real estate rights reasonably necessary for completion of the foregoing and continued operations of the Project have been obtained; and (g) receipt of all Applicable Permits.

“Completion Date” means the date on which Completion occurs.

“Consents” means the consents specified on Exhibit E-3 and any other third party consents to the assignments or bailee waivers contemplated by the Credit Documents.

“Construction Account” has the meaning given in Section 1.1 of the Depositary Agreement.

“Construction Contract” means the Balance of Plant Construction Contract dated as of September 15, 2010 between Construction Contractor and Borrower.

“Construction Contractor” means RMT, Inc., a Wisconsin corporation.

“Contingent Obligation” means, as to any Person, any obligation, agreement, understanding or arrangement (including purchase or repurchase agreements, reimbursement agreements with respect to letters of credit or acceptances, indemnity arrangements, grants of collateral to support the obligations of another Person, keep-well agreements and take-or-pay or through-put arrangements) of such Person guaranteeing or intended to guarantee any indebtedness, leases, dividends or other obligations of any other Person in any manner, whether directly or indirectly; provided, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Cost Segregation Consultant” means KPMG LLP.

“Cost Segregation Report” means the Cost Segregation Report prepared by the Cost Segregation Consultant, as updated and revised from time to time pursuant to Section 5.23.

“Co-Syndication Agent” has the meaning given in the preamble.

“Credit Agreement Joinder” means a joinder to this Agreement substantially in the form of Exhibit N.

“Credit Documents” means this Agreement, the Depositary Agreement, the Collateral Documents, the Fee Letter and any other loan or security agreements or letter agreement or similar document, entered into by any Secured Party, on the one hand, and Borrower or one or more Affiliates of any Borrower Entity, on the other hand, in connection with the transactions contemplated by the Credit Documents.

“Credit Event” means the Closing Date, each Borrowing and resulting Loan.

“Credit Parties” means Borrower and Pledgor.

“Date Certain” means July 31, 2011; provided, however, if the date by which the Commercial Operation Date (as such term is defined in the PPA) must be achieved is extended pursuant to the PPA, then Date Certain shall be extended day-for-day with the extension of the deadline for the Commercial Operation Date under the PPA.

“Debt” of any Person at any date means, without duplication, (a) all obligations (including contingent obligations) of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and other accrued expenses arising in the ordinary course of business which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (d) all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, (e) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (f) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument, (g) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (h) all Debt (as described in the preceding clauses) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (i) all Debt (as described in the preceding clauses) of others guaranteed directly or indirectly by such Person or as to which such Person has an obligation which is substantially the economic equivalent of a guaranty and (j) all obligations of such Person in respect of any “swap agreement”, as defined in Section 101 of the Bankruptcy Law, that is intended to provide protection against fluctuations in interest or currency exchange rates.

“Debt Service” means, for any period, the sum of (a) all fees (other than fees paid on the Closing Date) payable during such period to any Secured Party, and (b) interest on Loans.

“Default” means any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time or the giving of notice or both, would constitute an Event of Default.

“Default Rate” has the meaning given in Section 2.4.3.

“Defaulting Lender” means any Lender that (a) has failed to, or has notified Administrative Agent of its intent to not, fund any portion of the Loans required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has, or its parent company has, been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Depositary” means RBS Citizens N.A., not in its individual capacity but solely as depositary, bank and securities intermediary under the Depositary Agreement.

“Depositary Agreement” means the Depositary Agreement, dated as of the Closing Date, in substantially the form of Exhibit D-4, among Borrower, Administrative Agent, Collateral Agent and Depositary.

“Disqualified Person” means (a) any Federal, state or local government, including any political subdivision, agency, or instrumentality thereof; (b) any organization that is described in Section 501(c) of the Code and is exempt from tax under Section 501(a) of the Code; (c) any entity referred to in paragraph (4) of section 54(j) of the Code; (d) any foreign person or entity as defined in Section 168(h)(2)(C) of the Code unless the exception under Section 168(h)(2)(B) of the Code applies to such person or entity; and (e) any partnership or other pass-through entity (including a single-member disregarded entity) other than a real estate investment trust as defined in Section 856(a) of the Code or a cooperative organization described in Section 1381(a) of the Code, any direct and indirect partner (or other holder of an equity or profits interest) of which is described in clauses (a) through (e); provided that a taxable C corporation, any of whose shareholders are ineligible to receive the Grant by virtue of being described in clauses (a) through (e) above will not be considered a Disqualified Person; provided further that a taxable C corporation’s direct or indirect ownership of an interest in any partnership or other pass-through entity described in clause (e) above shall not cause such partnership or pass-through entity to be considered a Disqualified Person.  If and to the extent the types of Disqualified Persons described in Sections 1603(f) and 1603(g) of Division B of the American Recovery and Reinvestment Act of 2009 is amended after the date of the Agreement, the definition of “Disqualified Person” under the Agreement shall be interpreted to conform to such amendment and any Treasury guidance with respect thereto.

“Dollars” and “$” means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“Drawdown Certificate” means a certificate delivered to Administrative Agent substantially in the form of Exhibit C-3.

“Easements” has the meaning given in the granting clause of the Trust Deed.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.17.2(c), (e) and (f) (subject to such consents, if any, as may be required under Section 13.17.2(c)).

“Eligible Facility” means an “eligible facility” within the meaning of PUHCA and FERC’s implementing regulations pertaining thereto.

“Embargoed Person” has the meaning given in Section 6.26.2.

“Eminent Domain” means any compulsory transfer or taking by condemnation, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking, of any part of the Collateral, by any agency, department, authority, commission, board, instrumentality or political subdivision of the Project Jurisdiction, the United States or another Governmental Authority having jurisdiction.

“Eminent Domain Proceeds” has the meaning given in Section 7.5.

“Environmental Claims” means any and all liabilities, losses, administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, warning notices, notices of noncompliance or violation, investigations, proceedings, removal or remedial actions or orders, or damages (foreseeable and unforeseeable, including consequential and punitive damages), penalties, fees, out-of-pocket costs, expenses, disbursements or attorneys’ or consultants’ fees, relating in any way to (a) a violation or alleged violation of any Hazardous Substance Law or Permit issued under any Hazardous Substance Law, (b) a Release or threatened Release of Hazardous Substances, or (c) any legal or administrative proceedings relating to any of the above.

“Environmental Consultant” means CH2M HILL, Inc., a Florida corporation.

“Equity Issuance” means any sale or issuance of any membership or other equity interests by Borrower or any tax equity contribution related to the Project.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) which is under common control with Borrower within the meaning of Section 4001(a) of ERISA or that is treated as a single employer together with Borrower under Section 414(b) or (c) of the Code (and Section 414(m) and (o) of the Code solely for purposes of provisions relating to Section 412 and 430 of the Code).

“ERISA Plan” means any employee benefit plan (a) maintained by Borrower or any ERISA Affiliate, or to which any of them contributed, contributes, or is obligated to contribute, for its employees or former employees and (b) covered by Title IV of ERISA or to which Section 412 of the Code applies.

“Eurodollar Breakage Costs” has the meaning given in Section 2.7.

“Eurodollar Loan” means a Loan that bears interest based upon the Adjusted Eurodollar Rate as provided herein.

“Eurodollar Rate” means, with respect to any Eurodollar Loan for any Interest Period, the rate per annum as calculated by the British Bankers’ Association and obtained through a nationally recognized service such as the Dow Jones Market Service (Telerate) or Reuters (the “Service”) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market), rounded upward, if necessary, to the nearest 1/100 of 1%, equal to the offered rate for deposits in Dollars in amounts greater than $1,000,000 for a period equal to such Interest Period, commencing on the first day of such Interest Period, at approximately 11:00 a.m. (London time) on the Interest Rate Determination Date.  In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” with respect to such Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100th of 1%) at which dollar deposits of $1,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Event of Default” has the meaning given in Section 8.1.

“Evergreen” means Evergreen Wind Power II, LLC, a Delaware limited liability company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Lender Income Taxes” has the meaning given in Section 2.4.4(a).

“Executive Order” has the meaning given in Section 4.30.

“Exempt Wholesale Generator” means an “exempt wholesale generator” within the meaning of PUHCA and FERC’s regulations implementing PUHCA.

“Federal Funds Rate” means, for any day, the weighted average of the per annum rates on overnight federal funds transactions with member banks of the Federal Reserve System arranged by federal funds brokers as published by the Federal Reserve Bank of New York for such day (or, if such rate is not so published for any day, the average rate charged by Administrative Agent on such day on such transactions as determined by Administrative Agent).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letter” means the letter agreement regarding fees, dated as of February 1, 2010, among Administrative Agent, the Lead Arranger and Sponsor.

“FERC” means the Federal Energy Regulatory Commission and its successors.

“Final Completion” means that (a) Completion shall have occurred and the Independent Engineer shall have confirmed that all of the conditions to “final completion” under the Construction Contract (howsoever defined therein), and (b) all other work under the Construction Contract shall have been completed (other than amounts in dispute with respect to Construction Contractor or any other Person, so long as amounts reasonably satisfactory to Administrative Agent (acting in consultation with the Independent Engineer) have been reserved in the Construction Account for payment of such amounts (and as to which any associated Lien falls within the definition of clause (c) of Permitted Liens)).

“FIRREA” means the Federal Institutions Reform, Recovery and Enforcement Act of 1989.

“First Wind O&M” means First Wind O & M, LLC, a Delaware limited liability company.

“FPA” means the Federal Power Act, as amended, and FERC’s implementing regulations related thereto.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America.

“Gen Lead Agreement” means the Tenant in Common Agreement (Generator Lead Line), dated as of October 20, 2010, between Borrower and Milford I, as may be joined by Affiliates of Borrower, SCPPA and the Secured Parties from time to time.

“Gen Lead O&M Agreement” means the Generator Lead Services and Maintenance Agreement, dated as of October 20, 2010, among Borrower, First Wind O&M and Milford I, as may be joined by Affiliates of Borrower, SCPPA and the Secured Parties from time to time.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, bylaws, operating agreement or other organizational or governing documents of such Person, and, in particular, (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (b) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such person and (e) in any other case, the functional equivalent of the foregoing.

“Governmental Authority” means (a) any nation or government (whether domestic or foreign), (b) any federal, state, provincial, regional, municipal, local, territorial, or other political, governmental or quasi-governmental subdivision thereof, including any central bank thereof and any comparable authority, (c) any other judicial, public, statutory or administrative agency, authority, board, body, bureau, commission, department, entity or instrumentality (including any zoning authority, FERC, the SEC, the Comptroller of the Currency or the Federal Reserve Board) or any subdivision thereof, (d) any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government or (e) any arbitrator with authority to bind a party at law.

“Governmental Rule” means any constitution, code, statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, guideline, treaty, judgment, policy or requirement of, or other governmental restriction or any similar form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Grant” means the cash grant offered in lieu of electricity production credits under Section 45 of the Code and energy credits under Section 48 of the Code from the U.S. Department of Treasury under Section 1603 of Division B of the American Recovery and Reinvestment Act of 2009.

“Grant Eligible” means that (a) the Project qualifies for the Grant, (b) the risk of recapture liability is limited to those circumstances described in the Treasury Guidance; and (c) the Grant application procedures are no more restrictive than those described in the Treasury Guidance.

“Granting Lender” has the meaning given in Section 13.17.7.

“Hazardous Substances” means (statutory acronyms and abbreviations having the meaning given them in the definition of “Hazardous Substances Laws”) substances defined as “hazardous substances,” “pollutants” or “contaminants” in Section 101 of the CERCLA; those substances defined as “hazardous waste,” “hazardous materials” or “regulated substances” by the RCRA; those substances designated as a “hazardous substance” pursuant to Section 311 of the CWA; those substances defined as “hazardous materials” in Section 103 of the HMTA; those substances regulated as a hazardous chemical substance or mixture or as an imminently hazardous chemical substance or mixture pursuant to Section 6 or 7 of the TSCA; those substances defined as “contaminants” by Section 1401 of the SDWA, if present in excess of permissible levels; those substances regulated by the Oil Pollution Act; those substances defined as a pesticide pursuant to Section 2(u) of the FIFRA; those substances defined as a source, special nuclear or by-product material by Section 11 of the AEA; those substances defined as “residual radioactive material” by Section 101 of the UMTRCA; those substances defined as “toxic materials” or “harmful physical agents” pursuant to Section 6 of the OSHA); those substances defined as hazardous wastes in 40 C.F.R. Part 261.3; those substances defined as hazardous waste constituents in 40 C.F.R.  Part 260.10, specifically including Appendix VII and VIII of Subpart D of 40 C.F.R. Part 261; those substances designated as hazardous substances in 40 C.F.R. Parts 116.4 and 302.4; those substances defined as hazardous substances or hazardous materials in 49 C.F.R. Part 171.8; those substances regulated as hazardous materials or wastes, hazardous substances, or toxic substances in 40 C.F.R. Part 1910; those substances regulated as hazardous materials or wastes, hazardous substances, or toxic substances in any other Hazardous Substances Laws; and those substances regulated as hazardous materials or wastes, hazardous substances, or toxic substances in the regulations adopted and publications promulgated pursuant to said laws, whether or not such regulations or publications are specifically referenced herein.

“Hazardous Substances Law” means any of:

(a)           the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”);

(b)           the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.) (“Clean Water Act” or “CWA”);

(c)           the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”);

(d)           the Atomic Energy Act of 1954 (42 U.S.C. Section 2011 et seq.) (“AEA”);

(e)           the Clean Air Act (42 U.S.C. Section 7401 et seq.) (“CAA”);

(f)            the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 11001 et seq.) (“EPCRA”);

(g)           the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.) (“FIFRA”);

(h)           the Oil Pollution Act of 1990 (P.L. 101-380, 104 Stat. 486);

(i)            the Safe Drinking Water Act (42 U.S.C.  Section 300f et seq.) (“SDWA”);

(j)            the Surface Mining Control and Reclamation Act of 1974 (30 U.S.C. Section 1201 et seq.) (“SMCRA”);

(k)           the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.) (“TSCA”);

(l)            the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.) (“HMTA”);

(m)          the Uranium Mill Tailings Radiation Control Act of 1978 (42 U.S.C. Section 7901 et seq.) (“UMTRCA”);

(n)           the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) (“OSHA”);

(o)           applicable Project Jurisdiction statutes related to the release of Hazardous Substances;

(p)           Project Jurisdiction ordinances and regulations related to the release of Hazardous Substances; and

(q)           all other federal, state, local and municipal Governmental Rules, any and all Legal Requirements, and any and all common law requirements, rules and bases of liability regulating, relating to, or imposing liability or standards of conduct concerning pollution or protection of human health or the environment or which otherwise govern Hazardous Substances, as are now or may at any time hereafter be in effect, together with the regulations adopted and publications promulgated pursuant to all foregoing.

“IE Report” has the meaning given in Section 3.1.11.

“Improvements” has the meaning given in the granting clause of the Trust Deed.

“Indemnitees” has the meaning given in Section 5.10.1.

“Independent Consultants” means, collectively, the Insurance Consultant, the Wind Consultant and the Independent Engineer.

“Independent Engineer” means Garrad Hassan and Partners, Inc.

“Independent Engineer’s Drawdown Certificate” has the meaning given in Section 3.2.5(b).

“Individual Bailees” means Abdur Rahmann Sharper and Aneesa B. Sharper.

“Information” has the meaning given in Section 13.25.1.

“Initial Period” means the period from the Closing Date to the earlier of (a) 90 days after the Closing Date, and (b) the date that Administrative Agent notifies Borrower that syndications have been completed.

“Insurance Consultant” means Moore-McNeil LLC.

“Insurance Proceeds” has the meaning given in Section 7.4.2.

“Insurance Proceeds Account” has the meaning given in Section 1.1 of the Depositary Agreement.

“Interconnection Agreement” means the Generator Interconnection Agreement, dated as of October 12, 2010, between Interconnector and Borrower.

“Interconnector” means Intermountain Power Agency, a political subdivision of the State of Utah.

“Interest Payment Dates” shall be the dates described in Section 2.1.2(c).

“Interest Period” means, with respect to any Eurodollar Loan comprising part of the same Borrowing, initially, the time period selected by Borrower under Section 2.1.2(d) or otherwise provided for pursuant to this Agreement which commences on the first day of such Loan, or the effective date of any conversion (as the case may be) and ends on the last day of such time period, and thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by Borrower or provided for pursuant to this Agreement; provided that no single day shall be deemed to be a part of two Interest Periods.

“Interest Rate” means the Base Rate or the Adjusted Eurodollar Rate, as the case may be.

“Interest Rate Determination Date” means, with respect to any Interest Period, two Business Days prior to the first day of such Interest Period.

“Joint Bookrunner” has the meaning given in the preamble.

“Joint Lead Arranger” has the meaning given in the preamble.

“Lead Arranger” has the meaning given in the preamble.

“Leases” means “Ground Leases” as such term is defined in the Trust Deed.

“Legal Requirements” means, as to any Person, the Governing Documents of such Person, any requirement under a Permit, and any Governmental Rule in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lender” or “Lenders” means the banks and other financial institutions (including any insurance company or other financial institution (whether a corporation, partnership, trust or other entity) that are or become parties to this Agreement and their successors and assigns.

“Lending Office” means, with respect to any Lender, the office designated as such to Administrative Agent and Borrower from time to time.

“Letter of Credit Facility” means the letter of credit facility in favor of First Wind Utah Holdings, LLC, a Delaware limited liability company, by The Royal Bank of Scotland plc, as administrative agent and fronting bank, and various financial institutions, pursuant to that certain Reimbursement Agreement, dated as of March 23, 2010, and documents related thereto.

“Lien” means, with respect to any property or asset, any mortgage, trust deed, deed of trust, lien, pledge, charge, security interest, or encumbrance of any kind, whether or not filed, recorded or otherwise perfected or effective under applicable law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” has the meaning given in Section 2.1.1(a).

“Loan Availability Period” means the period from the Closing Date to the Maturity Date.

“Loan Commitment” means, at any time with respect to each Lender, such Lender’s Proportionate Share of the Total Loan Commitment at such time.

“Major Project Documents” means the Construction Contract, the Shared Facilities Agreement, the Gen Lead Agreement the PPA, the O&M Agreements, the Transportation Agreement, the Interconnection Agreement, the Leases, the Storage Agreements (until the turbines are removed from the applicable location), Turbine Supply Agreement, any guaranty agreements related to the foregoing executed by Persons in favor of Borrower (including the RMT Guaranty), the Administrative Services Agreement, dated as of Closing Date, between Borrower and First Wind Energy, LLC, the Easements, the BLM Right of Way (Phase II), the BLM Right of Way (Generator Lead Line), the SITLA Right of Way and, unless otherwise agreed by Administrative Agent prior to its execution and delivery, any Additional Project Documents.

“Major Project Participants” means, without duplication, Borrower, Pledgor, Operators, SCPPA, Interconnector, Milford I, Construction Contractor (until the expiration of the warranty period under the Construction Contract and complete performance by the Construction Contractor), the Bailees (until the turbines are removed from the applicable location), the Turbine Supplier (until expiration of the warranty period under the Turbine Supply Agreement and complete performance by the Turbine Supplier), E.W. Wylie Corporation, a North Dakota corporation (until complete performance under the Transportation Agreement), First Wind Energy, LLC, any other Person which provides any guaranty agreement which is a Major Project Document (including RMT Parent), and to the extent not already included in this list, any counterparty to a Major Project Document (until expiration of any warranty period thereunder and complete performance by such counterparty).

“Mandatory Prepayment” has the meaning given in Section 2.1.7(c).

“Material Adverse Effect” means an event, circumstance, condition or occurrence of whatever nature that materially and adversely affects (a) the business, assets (including the Project), property, results of operation or financial condition of Borrower, (b) Borrower’s rights to the Project and the Project assets, (c) Borrower’s or any other Major Project Participant’s ability to perform its obligations under the Operative Documents, (d) the value, validity or priority of the Secured Parties’ security interests in the Collateral, or (e) the validity or enforceability of any Operative Document (including the ability of the Secured Parties to enforce any of their remedies thereunder).

“Maturity” or “maturity” means, with respect to any Loan, Borrowing, interest, fee or other amount payable by Borrower under the Credit Documents, the date such Loan, Borrowing, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

“Maturity Date” means December 13, 2011.

“Maximum Rate” has the meaning given in Section 13.24.

“Maximum SCPPA Cure Amount” means $2,500,000.

“Milford I” means Milford Wind Corridor Phase I, LLC, a Delaware limited liability company.

“Minimum Notice Period” means (a) prior to 11:00 a.m. at least three Business Days before the date of any Borrowing, continuation or conversion of a Type of Loan resulting in whole or in part in one or more Eurodollar Loans and (b) prior to 10:00 a.m. on the Business Day of any Borrowing or conversion of a Type of Loan resulting in only Base Rate Loans.

“Minor Project Documents” means each of the Major Project Documents with the exception of (a) the PPA, (b) the Turbine Supply Agreement, (c) the Construction Contract, (d) the RMT Guaranty, (e) the Operations Support Agreement, to be entered into after the Closing Date, between Borrower and General Electric International Incorporated, a Delaware corporation, and (f) the Interconnection Agreement.

“Minor Project Participants” means each of the Major Project Participants with the exception of (a) SCPPA, (b) the Turbine Supplier, (c) Construction Contractor, (d) RMT Parent, (e) General Electric International, Inc., a Delaware corporation, and (f) Interconnector.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Property” has the meaning given in the granting clause of the Trust Deed.

“Multiemployer Plan” means a “multiemployer plan” (as such term is defined in Section 3(37) or 4001(a)(3) of ERISA) to which any Borrower or any ERISA Affiliate contributes or is obligated to contribute for its employees or under which Borrower or any ERISA Affiliate has any material obligations.

“Net Cash Proceeds” means:

(a)           with respect to any sale of assets, the excess, if any, of (i) the sum of cash or instruments received by or for the account of Borrower in connection with such sale of assets (including any cash or instruments received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus (ii) the sum of any bona fide costs incurred in connection with such sale of assets, including (A) the principal amount of, premium or penalty (if any) and interest on any Debt (other than Loans) that is required to be repaid in connection with such sale of assets to the extent such amounts were not deducted in determining the amount referred to in clause (i), (B) the reasonable and customary out of pocket costs, fees, commissions, premiums and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums and related search and recording charges and other customary expenses, and brokerage, consultant and other customary fees) incurred by Borrower in connection with such sale of assets to the extent such amounts were not deducted in determining the amount referred to in clause (i), (C) federal, state, foreign and local sales taxes payable in connection with such sale of assets, and (D) any reserve for adjustment in respect of (i) the sale price of such asset or assets established in accordance with GAAP and (ii) any liabilities associated with such asset or assets and retained by Borrower after the sale of assets thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that any portion of the reserves or liabilities contemplated by this clause (D) that are later reversed or cancelled will become Net Cash Proceeds at the time of such reversal or cancellation;

(b)           with respect to the incurrence or issuance of any Debt by Borrower, the excess if any, of (i) the sum of the cash or instruments received by or for the account of such Person in connection with such incurrence or issuance, minus (ii) the underwriting discounts and commissions or other similar payments, and other reasonable and customary out of pocket costs, fees, commissions, premiums and expenses incurred by Borrower in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i);

(c)           with respect to any Equity Issuance, the excess of (i) the sum of the cash or instruments received by or for the account of Borrower in connection with such sale or issuance, minus (ii) the underwriting discounts and commissions or similar payments, and other reasonable and customary out of pocket costs, fees, commissions, premiums and expenses, incurred by Borrower in connection with such sale or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); and

(d)           with respect to any proceeds of or under any insurance, indemnity, condemnation awards, warranty or guaranty in connection with the occurrence of any Eminent Domain or property insurance policy, the excess, if any, of (i) the sum of cash or instruments received by or for the account of Borrower in connection with such Eminent Domain or insurance, minus (ii) the reasonable and customary out of pocket costs and expenses incurred by

Borrower in connection with the collection, enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to the receipt or collection of the relevant proceeds to the extent such amounts were not deducted in determining the amount referred to in clause (i).

“Non-Advancing Lender” has the meaning given in Section 11.14.

“Nonrecourse Persons” has the meaning given in Article 10.

“Notice of Borrowing” means a notice in the form of Exhibit C-1, appropriately completed in accordance with the instructions contained in such form.

“Notice of Commencement” shall have the meaning given in Utah Code Ann. § 38-1-31.

“Notice of Interest Terms” means a notice from Borrower to Administrative Agent, in substantially the form of Exhibit C-2, appropriately completed in accordance with the instructions contained in such form.

“O&M Agreements” means the (a) Project O&M Agreement, (b) the Shared Facilities O&M Agreement, (c) the Gen Lead O&M Agreement, and (d) the Operations Support Agreement, to be entered into after the Closing Date, between Borrower and General Electric International Incorporated, a Delaware corporation.

“O&M Costs” means, for any period, cash amounts incurred and paid by Borrower (or paid by an Affiliate of Borrower; provided that satisfactory evidence of such payment is provided to Administrative Agent) for the operation and maintenance of the Project or any portion thereof and for the purchase of goods and services in connection therewith, including (a) premiums for insurance policies, (b) the cost of consumables, (c) costs of obtaining any other materials, supplies, utilities or services for the Project, (d) costs of maintaining, renewing and amending Permits, (e) franchise, licensing, property, real estate, sales and excise taxes, (f) general and administrative expenses, (g) employee salaries, wages and other employment-related costs, (h) business management and administrative service fees, (i) costs required to be paid by the Project under any Project Document or Credit Document (other than scheduled Debt Service and Project Costs but including scheduled interest or lease payments in respect of other Permitted Debt) or to satisfy any Legal Requirement or obtain or maintain any Permit, (j) legal, accounting and consulting fees and other transaction costs and all other fees payable to the Lenders (other than amounts constituting scheduled Debt Service), (k) necessary capital expenditures (other than capital expenditures made in connection with the repair or restoration of any casualty suffered by the Project to the extent funded with insurance or similar proceeds applied pursuant to Section 7.4 or infusions of equity pursuant to the Credit Documents), and (l) all other fees and expenses necessary for the continued operation and maintenance of the Project and the conduct of the business of the Project, but exclusive in all cases of non-cash charges and also exclusive of all interest charges, Commitment Fee and charges for the payment or amortization of principal of Loans.  O&M Costs shall not include (i) depreciation, (ii) payments for restoration or repair of the Project from the Insurance Proceeds Account or (iii) income taxes.

“Obligations” means and includes all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by Borrower (or, if such term is used by reference to any other Person, by such Person) to any of the Secured Parties of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of the Credit Documents, including (a) all interest (including interest which, but for the filing of a petition in bankruptcy, would have accrued on any Obligation, whether or not a claim is allowed for such interest in the related bankruptcy proceeding), fees, charges, expenses, attorneys’ fees and accountants fees chargeable to Borrower (or such Person) and payable by Borrower (or such Person) hereunder or thereunder, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower (or such Person) to such parties under or pursuant to the Credit Documents.

“OFAC” means the U.S. Treasury Department Office of Foreign Assets Control.

“Operating Budget Category” means (a) individually, any line item category set forth in that portion of the then-current Annual Operating Budget showing sources and uses of Project funds, and (b) collectively, all line item categories set forth in that portion of the then-current Annual Operating Budget showing sources and uses of Project funds.

“Operative Documents” means, collectively, the Credit Documents and the Project Documents.

“Operators” means (a) General Electric International Incorporated, a Delaware corporation, and (b) First Wind O&M.

“Other Taxes” has the meaning given in Section 2.4.4(a).

“Parent” means Milford II Utah Holdings, LLC, a Delaware limited liability company.

“Participant” has the meaning given in Section 13.17.3.

“Patriot Act” has the meaning given in Section 4.30(a).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Performance LC Distribution” has the meaning given in Section 6.6.

“Performance Tests” means the conduct of any “Performance Tests” or “acceptance tests” (however defined) required under the Construction Contract, and any other similar tests, of the Project or any material portion thereof, excluding the power curve tests.

“Permit” means any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Authority or any other Person.

“Permit Schedule” has the meaning given in Section 3.1.14(a).

“Permitted Debt” means (a) Debt incurred under the Credit Documents, (b) Debt pursuant to the terms of a Project Document (but not for borrowed money), either not more than 90 days past due or being contested in good faith, (c) trade or other similar Debt incurred in the ordinary course of business (but not for borrowed money), either not more than 90 days past due or being contested in good faith, (d) Contingent Obligations, to the extent otherwise constituting Debt, including those related to (i) the endorsement of negotiable instruments received in the normal course of its business, and (ii) Contingent Obligations incurred with respect to any Applicable Permit or Operative Document, (e) prior to Commercial Operation, Contingent Obligations, to the extent otherwise constituting Debt, including those related to the acquisition of goods, supplies or merchandise in the normal course of business or normal trade credit, (f) prior to Commercial Operation, purchase money obligations incurred to finance the purchase price of discrete items of equipment not comprising an integral part of the Project that extend only to the equipment being financed in an aggregate amount of secured principal and capital lease obligations not exceeding $250,000 at any one time outstanding, and (g) prior to Commercial Operation, obligations in respect of surety bonds or similar instruments in an aggregate amount not exceeding $125,000 at any one time outstanding.

“Permitted Investments” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having a maturity not exceeding one year from the date of issuance, (b) interest-bearing deposit accounts, including time deposits and certificates of deposit, of any Lender or any domestic or foreign commercial bank whose outstanding long-term debt is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s having capital and surplus in excess of $500,000,000 having a maturity not exceeding 90 days from the date of acquisition, (c) commercial paper issued by any domestic corporation rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and, in each case, having a maturity not exceeding 90 days from the date of acquisition, (d) fully secured repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications established in clause (b) above, (e) high-grade corporate bonds rated at least AA or the equivalent thereof by S&P or at least Aa2 or the equivalent thereof by Moody’s having a maturity not exceeding 90 days from the date of acquisition, (f) banker’s acceptances drawn on and accepted by any domestic or foreign commercial bank whose long-term senior unsecured debt is rated at least A or the equivalent thereof by S&P or at least A2 or the equivalent thereof by Moody’s, (g) money market mutual funds whose investment criteria are substantially similar to items (a) through (f) of this definition, (h) instruments issued by an investment company rated at least A or the equivalent thereof by S&P or at least A2 or the equivalent thereof by Moody’s having a portfolio consisting of 95% or more of the securities described in items (a) through (g) of this definition, (i) investment contracts pursuant to which moneys are deposited (to bear interest at an agreed rate) with a bank, insurance company or other financial institution whose long-term senior unsecured debt is rated at least A or the equivalent thereof by S&P or at least A2 or the equivalent thereof by Moody’s, (j) tax exempt short-term securities having at least a credit rating A or greater by S&P or Prime or greater by Moody’s maturing or being due or payable in full not more than one hundred and eighty days after acquisition thereof; (k) money market funds for which the Depositary or any of its Affiliates is investment manager or advisor; (l) any other investments approved by Collateral Agent (acting with the consent of the Required Lenders) in a writing delivered to the Depositary; and (m) the CoBank Equities and any other stock or securities of, or Investments in, CoBank or its investment services or programs.

“Permitted Liens” means (a) Liens granted in favor of the Secured Parties under the Collateral Documents and the rights and interests of any Secured Party as provided therein; (b) statutory Liens for any current tax, assessment or other governmental charge not yet due and payable, and liens for taxes, assessments or governmental charges being contested in accordance with the requirements of Section 5.18, (c) materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens, arising in the ordinary course of business or in connection with the construction of the Project, either for amounts not yet delinquent or for amounts being contested in good faith and by appropriate proceedings, so long as (i) such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of the Project, the Site or any Easements, as the case may be, title thereto or any interest therein and shall not interfere in any material respect with the use or disposition of the Project, the Site or any Easements, (ii) a bond or other security reasonably acceptable to Administrative Agent has been posted or provided in such manner and amount as to assure Administrative Agent that any amounts determined to be due will be promptly paid in full when such contest is determined, or (iii) adequate cash reserves have been provided therefor; (d) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves, bonds or other security reasonably acceptable to Administrative Agent have been provided or are fully covered by insurance; (e) Title Exceptions; (f) Liens, deposits or pledges to secure statutory obligations or performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of its business, not to exceed $500,000 in the aggregate at any time, and with any such Lien to be released as promptly as practicable; (g) other Liens incident to the ordinary course of business that are not incurred in connection with the obtaining of any loan, advance or credit and that do not in the aggregate materially impair the use of the property or assets of Borrower or the value of such property or assets for the purposes of such business; (h) involuntary Liens as contemplated by the Operative Documents (including a lien of an attachment, judgment or execution) securing a charge or obligation, on any of Borrower’s property, either real or personal, whether now or hereafter owned in the aggregate sum of less than $500,000; (i) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (j) any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority; and (k) CoBank’s statutory Lien on the Borrower’s CoBank Equities.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Phase I Environmental Report” means the Phase I Environmental Site Assessment, dated as of January 2009, the Phase I Environmental Site Assessment Update, dated as of March 2010, and a second Phase I Environmental Site Assessment Update, dated as of September 1, 2010, each prepared by the Environmental Consultant.

“Plans and Specifications” means the plans and specifications for the construction and design of the Project as set forth in the Construction Contract, as updated from time to time, and any other similar design, engineering or technical documents referred to in the Construction Contract.

“Platform” has the meaning given in Section 13.30.

“Pledge Agreement” means, the Pledge and Security Agreement, dated as of the Closing Date, in substantially the form of Exhibit D-3, among Pledgor, Borrower and Collateral Agent.

“Pledgor” means Milford II Holdings, LLC, a Delaware limited liability company.

“PPA” means the Power Purchase Agreement, dated as of March 1, 2010, between SCPPA and Borrower.

“Preliminary Notice” shall have the meaning given in Utah Code Ann. § 38-1-32.

“Prepayment Amount” means the “Prepayment Amount” as such term is defined in the PPA.

“Project” means the approximately 102 MW wind power generation plant and an undivided ownership interest in the 345 kV generator lead line, operation and maintenance building, roads and substation to be located on the Site and the Easements.

“Project Budget” has the meaning given in Section 3.1.19.

“Project Budget Category” means any line item category set forth in that portion of the Project Budget showing sources and uses of Project funds, as in effect on the Closing Date.

“Project Costs” means all costs associated with the development, design, engineering, construction, testing, installation, equipping, assembly, inspection, completion, and start-up of the Project and preparation of the Site, including: (a) all amounts payable under the Project Documents, including liquidated damages payable thereunder, any state taxes on equipment, costs incurred for design, site acquisition and preparation, permitting, manufacturing construction, project management, installation, and testing, any utility interconnection costs payable by Borrower pursuant to the Interconnection Agreement and all water and wastewater disposal interconnection and pumping station or water well costs and all project development expenses and fees incurred by Pledgor and Borrower; (b) financing, advisory, legal and other fees; (c) all other Project-related costs and other development costs (including all Site related costs payable to any Person, including landowners or any Governmental Authority), insurance costs, management services fees and expenses and expenses to complete the development, design, construction and financing of the Project; (d) contingency funds, start-up costs and initial working capital costs; (e) O&M Costs; (f) interest and fees incurred on or in respect of any Loan or the Loan Commitment pursuant to this Agreement; (g) costs associated with insurance and taxes; (h) fees and expenses associated with arranging the credit facility under the Credit

Documents; (i) deposits made in connection with the Project Documents to the applicable counterparties; (j) the purchase price and other payments made in connection with the purchase, scope, modification, remediation, storage and transportation of the turbines; (k) any deposit into the SCPPA Cure Reserve Account as provided in Section 9.2; (l) any owner-furnished equipment and spare parts; and (m) any support for Borrower’s contractual and regulatory obligations which are deposited in to escrow account in form and substance reasonably satisfactory to Administrative Agent so long as such contractual or regulatory obligations require the drawing of such support to be applied to such obligation.

“Project Document Modification” has the meaning given in Section 6.12.1.

“Project Documents” means, without duplication, the Major Project Documents and any other agreement or document relating to the development, construction or operation of the Project to which Borrower is a party.

“Project Jurisdiction” means the State of Utah.

“Project O&M Agreement” means the Project O&M Agreement, dated as October 20, 2010, between Borrower and First Wind O&M.

“Project Revenues” means, without duplication, all income and cash receipts of Borrower derived from the ownership or operation of the Project, including payments received by Borrower under the PPA, the Construction Contract, the Turbine Supply Agreement and the O&M Agreements, proceeds of any delay in start up or business interruption or liability insurance (to the extent such liability insurance proceeds represent reimbursement of third party claims previously paid by Borrower), income derived from the sale or use of electric capacity or energy transmitted or distributed or ancillary services produced by the Project, payments for transmission rights and investment income on amounts in the Accounts (solely to the extent deposited in the applicable Account); provided, however, “Project Revenues” shall not include liquidated damages received prior to Commercial Operation.

“Project Schedule” means the schedule for construction and completion of the Project as set forth in the schedule attached as Exhibit G-3.

“Proportionate Share” means the percentage interest of each Lender in the Total Loan Commitment as set forth on Exhibit H.

“Prudent Industry Practices” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by wind powered electric generation stations in the region and of a type and size similar to the Project as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair and use of electrical and other equipment, facilities and improvements of such electrical station, with commensurate standards of safety, performance, dependability, efficiency and economy.  “Prudent Industry Practices” does not necessarily mean one particular practice, method, equipment specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

“PUHCA” means the Public Utility Holding Company Act of 2005, as it may be amended (42 U.S.C. §§ 16451-16463), and FERC’s implementing regulations related thereto (18 C.F.R. Part 366).

“Rate Margin” means for all Eurodollar Loans 3.00%, and for all Base Rate Loans 2.00%.

“Real Property” means the real property, including the Site and the Improvements, which is the subject of the Trust Deed.

“Recapture Event” means any event that could lead to a required repayment of all or any portion of the Grant as a result of a disallowance claim or a recapture as set forth in Section 1603 of the American Recovery and Reinvestment Act of 2009 and the Treasury Guidance.

“Register” has the meaning given in Section 2.9.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System (or any successor).

“Regulatory Change” means any change after the Closing Date in federal, state, local or foreign laws, regulations, Legal Requirements or requirements under Applicable Permits, or the adoption or making after such date of any interpretations, directives or requests of or under any federal, state, local or foreign laws, regulations, Legal Requirements or requirements under Applicable Permits (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Remedial Plan” has the meaning given in Section 5.13.2.

“Repayment Account” has the meaning given in Section 1.1 of the Depositary Agreement.

“Replacement Project Participant” means, with respect to any Minor Project Participant, any Person having credit, or acceptable credit support, and/or experience, as applicable, equal to or greater than that of the replaced Minor Project Participant on the date that the applicable Minor Project Document was entered into (as reasonably determined by Administrative Agent) who, pursuant to a definitive agreement, assumes the remaining obligations of the replaced Minor Project Participant under the applicable Minor Project Document on terms and conditions (taken as a whole) substantially similar to or more favorable to Borrower than those applicable to the replaced Minor Project Participant pursuant to the applicable Minor Project Document (as reasonably determined by Administrative Agent).

“Reportable Event” means any of the events set forth in Section 4043(b) or (c) of ERISA for which notice to the PBGC has not been waived.

“Required Lenders” means, at any time, Lenders having Proportionate Shares which in the aggregate exceed 50%.  Notwithstanding the foregoing, the Loan Commitment of, and the portion of the Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserve Requirement” means, for any Interest Period for any Eurodollar Loans, the average maximum rate (expressed as a percentage) at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the Interest Period therefor under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against “Eurocurrency liabilities” (as such term is used in Regulation D).  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the Eurodollar Rate or Eurodollar Loans is to be determined, (b) any category of liabilities or extensions of credit or other assets which include Eurodollar Loans or (c) any category of liabilities or extensions of credit which are considered irrevocable commitments to lend.  Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Responsible Officer” means, as to any Person, its president, chief executive officer, any vice president, treasurer, or secretary or any natural Person who is a managing general partner or manager or managing member of a limited liability company (or any of the preceding with regard to any such managing general partner, manager or managing member).

“Revenue Account” has the meaning given in Section 1.1 of the Depositary Agreement.

“Rights of Way” has the meaning given in Section 3.1.24(g).

“RMT Guaranty” means the Parent Company Guaranty dated as of September 15, 2010 between RMT Parent and Borrower.

“RMT Parent” means Alliant Energy Corporation, a Wisconsin corporation.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale Proceeds” has the meaning given in Section 7.6.2.

“Santander” has the meaning given in the preamble.

“SCPPA” means the Southern California Public Power Authority.

“SCPPA Consent” means that certain Consent and Agreement dated as of the date hereof between Collateral Agent/Administrative Agent and SCPPA.

“SCPPA Cure Loan” has the meaning given in Section 9.2

“SCPPA Cure Period” means (a) with respect to monetary Events of Default, 30 days from SCPPA’s receipt of notice of such Event of Default, and (b) with respect to non-monetary Events of Default, 60 days from SCPPA’s receipt of notice of such Event of Default (provided, that such 60 day period shall be extended to 90 days if SCPPA is diligently pursuing appropriate action to cure and has made progress toward curing such non-monetary Event of Default during such 60 day period).

“SCPPA Cure Reserve Account” has the meaning given in Section 1.1 of the Depositary Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means Administrative Agent, Collateral Agent, the Lenders, and each of their respective successors, transferees and permitted assigns and shall include, without limitation, all former Administrative Agents, Collateral Agents and Lenders to the extent that the Obligations owing to such Persons were incurred while such Persons were in such capacities and such Obligations have not been paid or satisfied in full; provided, that no Affiliate of Sponsor shall be a “Secured Party” under any Credit Document.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, in substantially the form of Exhibit D-2, between Borrower and Collateral Agent.

“Settlement Amount” has the meaning given in Section 5.10.6(b).

“SGAS” has the meaning given in the preamble.

“Shared Facilities Agreement” means the Tenant in Common Agreement (Site Common Facilities), dated as of October 20, 2010, between Borrower and Milford I.

“Shared Facilities Agreement O&M Agreement” means the Site Common Facilities Services and Maintenance Agreement, dated as of October 20, 2010, among Borrower, Milford I and First Wind O&M.

“Site” has the meaning given in the Trust Deed (as they may be amended from time to time).

“Site Common Facilities” has the meaning given in the PPA.

“SITLA” means the State of Utah, Institution of Trust Lands Administration.

“SITLA Lease” means the Amended and Restated Special Use Lease Agreement No. 1599B, with an effective date of April 22, 2009, between SITLA and Borrower.

“SITLA Right of Way” means the Easement No. 1280 between SITLA and Milford I.

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“SPC” has the meaning given in Section 13.17.7.

“Sponsor” means First Wind Holdings, LLC, a Delaware limited liability company.

“Storage Agreements” means (a) the Lease Agreement, dated as of August 16, 2010, by and between Danville Properties, LLC, a New York corporation, and Windfarm Prattsburgh, LLC, a Delaware limited liability company, as subleased to Borrower pursuant to the Storage Sublease, dated as of October 20, 2010, by and between Windfarm Prattsburgh, LLC, a Delaware limited liability company, and Borrower, (b) the Storage Sublease, dated as of September 1, 2010, by and between Evergreen and AKTEM Business Park, LLC, as subleased to Borrower pursuant to the Storage Sub-Sublease Houlton, Maine: Evergreen to Milford, dated as of October 20, 2010, by and between Evergreen and Borrower, and (c) the Storage Lease, dated as of July 6, 2010, by and among the Individual Bailees and Evergreen, as subleased to Borrower pursuant to the Storage Sublease Oakfield, Maine: Evergreen to Milford, dated as of October 20, 2010, by and between Evergreen and Borrower.

“Subject Claims” has the meaning given in Section 5.10.1(a).

“Subordinated Loan Facility” means the term loan in favor of First Wind Holdings, LLC, a Delaware limited liability company, by Credit Suisse AG, Cayman Islands Branch, as administrative agent, and various financial institutions, pursuant to that certain Term Loan Agreement, dated as of March 23, 2010, and documents related thereto.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which such Person: (a) owns 10% or more of the shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity and/or (b) controls the management, directly or indirectly through one or more intermediaries.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of a Person.

“Tax Equity Contribution Conditions” means (a) a tax equity contribution has been made to the Borrower (or an Affiliate of the Borrower and such proceeds have been contributed to the Borrower) and (b) the Net Cash Proceeds of such tax equity contribution have been applied to prepay the Loans pursuant to Section 2.1.7(c) in an amount at least equal to the expected proceeds of the Grant as of the Closing Date.

“Taxes” has the meaning given in Section 2.4.4(a).

“Title Exception” means the exceptions to title set forth in the Title Policy.

“Title Insurer” means the First American Title Insurance Company.

“Title Policy” means that certain policy of the title insurance issued by the Title Insurer dated as of the Closing Date, as provided in Section 3.1.23, including all amendments thereto, endorsements thereof and substitutions or replacements therefor.

“Total Loan Commitment” has the meaning given in Section 2.2.1.

“Transmission Line” has the meaning given in the PPA.

“Transportation Agreement” means Transportation Facilitation Agreement, dated as of September 15, 2010, by and between Borrower (as assignee from First Wind Energy, LLC) and E.W. Wylie Corporation, a North Dakota corporation.

“Treasury Guidance” means the U.S. Treasury Department’s program guidance publication entitled “Payments for Specific Energy Property in Lieu of Tax Credits under the American Recovery and Reinvestment Act of 2009,” dated July 2009 as revised in March 2010, and any other guidance, instructions or terms and conditions published or issued by the U.S. Treasury Department in respect of the ITC Cash Grant or any application therefor.

“Trust Deed” means the Fee and Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of the Closing Date, in substantially the form of Exhibit D-1, by Borrower, to First American Title Insurance Company for the benefit of Collateral Agent.

“Turbine Supplier” means General Electric Company, a New York corporation, acting through its GE Energy business.

“Turbine Supply Agreement” means the Contract for the Sale of (68 by 1.5sle Wind Turbine Generators) Power Generation Equipment and Related Services, dated as of April 9, 2010, between Turbine Supplier and Borrower, as successor in interest to First Wind Acquisition, LLC, a Delaware limited liability company.

“Turbine Supply Financing” means the financing for the purchase of the turbines for use in connection the Project.

“Type” means the type of Loan, whether a Base Rate Loan or Eurodollar Loan.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of the Credit Documents relating to such perfection or priority and for purposes of definitions related to such provisions.

“Unsatisfied Condition” means a condition in a Permit that has not been satisfied and that either (a) must be satisfied before such Permit can become effective, (b) must be satisfied as of the date on which a representation is made or a condition precedent must be satisfied under this Agreement, or (c) must be satisfied as of a future date but with respect to which facts or circumstances exist which, to Borrower’s knowledge, could reasonably be expected to result in a failure to satisfy such Permit condition.

“Wind Consultant” means AWS Truewind, LLC.

“Wind Report” means that certain Estimation of the Wind Resource and Energy Production of the Proposed Milford Phase II Wind Project, dated November 22, 2009, prepared for First Wind by the Wind Consultant.

RULES OF INTERPRETATION

The following rules of interpretation shall apply to all Credit Documents:

1.             The singular includes the plural and the plural includes the singular.  The definitions of terms apply equally to the singular and plural forms of the terms defined.

2.             The word “or” is not exclusive.

3.             A reference to a Governmental Rule includes any amendment or modification to such Governmental Rule (including any successor Governmental Rules and section references to such Governmental Rule shall be construed to refer to any successor sections), and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.

4.             A reference to a Person includes its permitted successors, permitted replacements and permitted assigns.

5.             The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

6.             The words “include,” “includes” and “including” are not limiting.

7.             A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated.  Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.  In the event of any conflict between the provisions of the Credit Agreement (exclusive of the Exhibits, Schedules, Annexes and Appendices thereto) and any Exhibit, Schedule, Annex or Appendix thereto, the provisions of the Credit Agreement shall control.

8.             References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, amended and restated, modified and supplemented from time to time and in effect at any given time.

9.             The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

10.           References to “days” shall mean calendar days, unless the term “Business Days” shall be used.

11.           Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The word “will” has the same meaning and effect as the word “shall.”

12.           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

13.           A reference to a time of day refers to the prevailing time in New York City.

14.           If, at any time after the Closing Date, Moody’s or S&P shall change its respective system of classifications, then any Moody’s or S&P “rating” referred to herein shall be considered to be at or above a specified level if it is at or above the new rating which most closely corresponds to the specified level under the old rating system.

Exhibit B
to the Credit Agreement

[RESERVED]

B

Exhibit C-1
to the Credit Agreement

FORM OF NOTICE OF BORROWING

[INSERT LETTERHEAD OF BORROWER]

Date:                        ,

The Royal Bank of Scotland plc,

as Administrative Agent

600 Washington Boulevard

Stamford, CT 06901

Attn: Rana Khan

Fax:  212 401-1494

Phone: 203 897-4277

Email: Agencyops@rbs.com

Re:  Milford Wind Corridor Phase II, LLC — Notice of Borrowing

Ladies and Gentlemen:

This Notice of Borrowing is delivered to you pursuant to Section 2.1.1(b) of the Credit Agreement, dated as of October 20, 2010 (the “Credit Agreement”), among Milford Wind Corridor Phase II, LLC, as borrower, The Royal Bank of Scotland plc, as administrative agent, collateral agent and a lender, and the financial institutions party thereto from time to time.  Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Credit Agreement.

Borrower hereby gives you notice in accordance with Section 2.1.1(b) of the Credit Agreement that Borrower requests the Lenders to advance to Borrower certain Loans as described below (the “Proposed Borrowing”):

The requested date of the Proposed Borrowing is                          ,         , which is a Business Day.

The Proposed Borrowing shall consist of an aggregate principal amount of Loans equal to $                .

The Proposed Borrowing shall consist of [$                 in Base Rate Loans][and][$                 in Eurodollar Loans with an initial Interest Period as set forth below].

C-1-1

Amount Requested	Initial Interest Period

$	month(s)
$	month(s)
$	month(s)

The Project Costs to be paid with the Proposed Borrowing are set forth below.

Project Cost	Amount to be Allocated

$
$
$

Borrower hereby certifies to Administrative Agent and the Lenders that the following statements are accurate, true and complete as of the date hereof, and will be accurate, true and complete as of the date of the Proposed Borrowing:

A.            Each statement certified to by Borrower in the Drawdown Certificate, dated as of                          ,         , with respect to the Proposed Borrowing is accurate, true and complete.

B.            The amount of the Proposed Borrowing (i) does not exceed the Available Loan Commitment determined as of the date of the Proposed Borrowing, and (ii) when aggregated with all other Loans made under the Credit Agreement, does not exceed the Total Loan Commitment.

C.            Each of the conditions precedent set forth in Section 3.2 of the Credit Agreement has been satisfied or waived with respect to the Proposed Borrowing in accordance with the terms thereof.

[Signature page follows]

C-1-2

IN WITNESS WHEREOF, Borrower has caused this Notice of Borrowing to be duly executed and delivered by an authorized officer of Borrower as of the date first above written.

MILFORD WIND CORRIDOR PHASE II, LLC,
a Delaware limited liability company

By:
Name:
Title:

Notice of Borrowing – Signature Page

C-1-3

Exhibit C-2

to the Credit Agreement

FORM OF NOTICE OF INTEREST TERMS

[LETTERHEAD OF BORROWER]

Date:                                 ,

The Royal Bank of Scotland plc,

as Administrative Agent

600 Washington Boulevard

Stamford, CT 06901

Attn: Rana Khan

Fax:  212 401-1494

Phone: 203 897-4277

Email: Agencyops@rbs.com

Re:  Milford Wind Corridor Phase II, LLC — Notice of Interest Terms

Ladies and Gentlemen:

This Notice of Interest Terms is delivered to you pursuant to the requirements of the Credit Agreement, dated as of October 20, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Milford Wind Corridor Phase II, LLC, a Delaware limited liability company, as borrower, The Royal Bank of Scotland plc, as administrative agent, collateral agent and a lender, and the financial institutions party thereto from time to time.  Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Credit Agreement.

(Borrower to check the appropriate box)

☐                                                            This Notice of Interest Terms, delivered pursuant to Section 2.1.6 of the Credit Agreement, confirms our [telephonic/electronic] notice of even date herewith relating to the following Eurodollar Loans:

Amount	Last Rollover Date or Initial Funding Date (as applicable)	Last Date of Current Interest Period

Total

C-2-1

This Notice of Interest Terms constitutes a confirmation that effective                        ,        (which date is the last day of the applicable Interest Period), the requested Interest Period for each of the above referenced Eurodollar Loans (which Eurodollar Loans, to the extent that they each have the same rollover date and the same Interest Period selection, shall hereafter be considered a single Eurodollar Loan for all purposes under the Credit Agreement) shall be        month(s) (the “Interest Period Selection”) [Borrower to modify as necessary if more than one Interest Period is being selected for such Eurodollar Loans].

☐            Borrower hereby requests in accordance with Section 2.1.5 of the Credit Agreement that certain Loans be converted from one Type of Loan to another Type of Loan, as more particularly described below (the “Proposed Loan Conversion”):

(a)           Borrower hereby requests that $        ,    00,000 of Loans be converted from [Base Rate Loans] [Eurodollar Loans] to [Base Rate Loans] [Eurodollar Loans].

(b)           [If such Loans are to be converted from Base Rate Loans into Eurodollar Loans, then insert the following:  Borrower hereby requests that such Base Rate Loans be converted to Eurodollar Loans with an initial Interest Period of        month(s).] [Borrower to modify as necessary if more than one Interest Period is selected]

(c)           The proposed date of the Proposed Loan Conversion is                          ,            (which date is a Business Day [If converting from Eurodollar Loans into Base Rate Loans, then insert the following: and is the first day after the last day of an Interest Period for such Eurodollar Loans]).

Borrower hereby certifies to Administrative Agent and the Lenders that the following statements are accurate, true and complete as of the date hereof, and will be accurate, true and complete as of the date of the Proposed Loan Conversion or Interest Period Selection, as applicable:

1.             This Notice of Interest Terms is being delivered to Administrative Agent pursuant to, and in accordance with, Section 2.1.6 of the Credit Agreement.

2.             [If there will be no Eurodollar Loans outstanding after effectuation of this Notice of Interest Terms, Borrower may delete the following:  No Event of Default under Section 8.1.2 of the Credit Agreement has occurred and is continuing.  If an Event of Default has occurred and is continuing under Article 8 of the Credit Agreement other than Section 8.1.2, Borrower has not received a notice from Administrative Agent or the Required Lenders pursuant to Section 2.1.5(d) of the Credit Agreement with respect to the Proposed Loan Conversion.]

3.             [If there will be no Eurodollar Loans outstanding after effectuation of this Notice of Interest Terms, Borrower may delete the following:  The Interest Period(s) selected by Borrower comply with, and are in accordance with, Section 2.1.2(d)(i) of the Credit Agreement.]

C-2-2

IN WITNESS WHEREOF, Borrower has caused this Notice of Interest Terms to be duly executed and delivered by an authorized officer of Borrower as of the date first above written.

MILFORD WIND CORRIDOR PHASE II, LLC,
a Delaware limited liability company

By:
Name:
Title:

Notice of Interest Terms — Signature Page

C-2-3

Exhibit C-3
to the Credit Agreement

FORM OF DRAWDOWN CERTIFICATE

[LETTERHEAD OF BORROWER]

Date:                       ,         (1)

Funding Date:                       ,

The Royal Bank of Scotland plc,

as Administrative Agent

600 Washington Boulevard

Stamford, CT 06901

Attn: Rana Khan

Fax:  212 401-1494

Phone: 203 897-4277

Email: Agencyops@rbs.com

Garrad Hassan America, Inc.

as Independent Engineer

9665 Chesapeake Drive, Suite 435

San Diego, CA 92123

Attention:  Bridget McEwen

Facsimile:  (858) 866-4069

Email:  Bridget.McEwen@garradhassan.com

Re:          Milford Wind Corridor Phase II, LLC — Drawdown Certificate

Ladies and Gentlemen:

This Drawdown Certificate is delivered to you pursuant to Section 3.2.5(a) of the Credit Agreement, dated as of October 20, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Milford Wind Corridor Phase II, LLC, a Delaware limited liability company, as borrower, The Royal Bank of Scotland plc, as administrative agent, collateral agent and a lender, and the financial institutions party thereto from time to time.  Capitalized terms used herein and not otherwise defined have the meanings provided in the Credit Agreement.

I, [                              ], am a Responsible Officer of Borrower.  I have reviewed the provisions of the Credit Documents which are relevant to the furnishing of this Drawdown Certificate.  To the extent that this Drawdown Certificate evidences, attests or confirms

(1)  Certificate must be submitted to Administrative Agent and Independent Engineer at least three Business Days prior to the submission of each Notice of Borrowing for each Credit Event.

C-3-1

compliance with any covenants, representations, warranties or conditions precedent provided for in the Credit Documents, I have made such examination or investigation as was, in my opinion, reasonably necessary to enable me to express an informed opinion as to whether such covenants, representations, warranties or conditions have been complied with.  This Drawdown Certificate relates to a Credit Event to take place on the date specified above as the “Funding Date” (the “Funding Date”).

I, on behalf of Borrower, in my capacity as the [                  ] thereof, and not in my individual capacity, do hereby certify to the Secured Parties that the following statements [are accurate, true and complete on the date hereof, and ](2) will be accurate, true and complete on and as of the Funding Date, except as waived in writing by Administrative Agent (with the consent of the Required Lenders if required under the terms of the Credit Agreement):

(1)           The aggregate Project Costs incurred, but not yet paid, through the date of the requested Credit Event are anticipated to be $                        .

(2)           All proceeds of all Loans and other amounts deposited into, or credited to, the Construction Account on or prior to the date hereof[, except for funds remaining in the Construction Account since the last Funding Date,](3) have been expended and have been applied to (a) Project Costs or (b) to reimburse Affiliates of Borrower for prior Project Costs paid by them in accordance with the applicable Drawdown Certificate, the applicable Project Documents, the Credit Agreement and the Depositary Agreement.

(3)           The Project Costs to be paid with the funds requested in connection with this Drawdown Certificate are to be paid with proceeds of the Loans in the amounts shown on Appendix I hereto.

(4)           The currently estimated aggregate Project Costs are as described and segregated in Appendix I hereto.  Such amount is consistent with the current Project Budget or has otherwise been approved or permitted pursuant to the Credit Agreement.

(5)           [Appendix I hereto indicates the actual amount of Project Costs that were estimated on the previous Drawdown Certificate.](4)

(6)           [The variances in estimated Project Costs (from the Closing Date to the proposed Funding Date) are summarized in Appendix I hereto and such variances are described in the current or past construction progress reports delivered pursuant to Section 5.8.1 of the Credit Agreement.](5)

(7)           Attached in Appendix II hereto are the previously paid or due and payable invoices, purchase orders or other documents evidencing the Project Costs that are to be

(2)  Delete for first Credit Event.

(3)  Delete for first Credit Event.

(4)  Delete for first Credit Event.

(5)  Delete for first Credit Event.

C-3-2

reimbursed or paid with the funds requested in connection with this Drawdown Certificate.

(8)           After taking into consideration the making of the Credit Event hereby requested, Available Construction Funds are not less than the aggregate unpaid amount required to achieve Commercial Operation by the Date Certain in accordance with all Legal Requirements, the Construction Contracts, each other Project Document pursuant to which construction work with respect to the Project is being performed and the Credit Documents and to pay or provide for all anticipated non-construction Project Costs, all as set forth in the current Project Budget.

(9)           The estimated (a) Commercial Operation Date, under and as defined in the PPA, and (b) Completion Date, under and as defined in the Credit Agreement, are each set forth on Appendix III hereto.

(10)         Each representation and warranty of each Borrower Entity in any of the Operative Documents is true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” is true and correct in all respects) on and as of the date of the Funding Date, before and after giving effect to the Credit Event requested hereby, with the same effect as though made on and as of such date, unless such representation or warranty expressly relates solely to an earlier date.

(11)         To Borrower’s knowledge, each representation and warranty of each Major Project Participant (other than the Borrower Entities) contained in the Operative Documents is true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” or the like is true and correct in all respects) on and as of the Funding Date, before and after giving effect to the Credit Event requested hereby, with the same effect as though made on and as of such date, unless such representation and warranty expressly relates solely to an earlier date, and except to the extent that the failure of such representations and warranties to be true and correct in all material respects could not reasonably be expected to have a Material Adverse Effect.

(12)         No Default or Event of Default has occurred and is continuing or will result from the funding of the Credit Event hereby requested.

(13)         All work that has been done on the Project to date has been done in a good and workmanlike manner and in accordance with the Construction Contracts, and in accordance with the standard of care set forth in the Construction Contracts, and there has not been filed against any of the Collateral or otherwise filed with or served upon Borrower with respect to the Project or any part thereof, notice of any Lien, claim of Lien or attachment upon or claim (except any Notice of Commencement filed by the Construction Contractors and any Preliminary Notices filed by Suppliers, or similar filings by the Construction Contractors’ respective subcontractors) affecting the right to receive payment of any of the moneys payable to any of the Persons named on such request which has not been released by payment or bonding or otherwise or which will

C-3-3

not be released with the payment of such obligation out of the Loan or non-Loan proceeds hereby requested, other than Permitted Liens.

(14)         Subject to Borrower’s right to contest Liens as described in the definition of “Permitted Liens,” attached in Appendix IV are duly executed Lien waivers relating to mechanics’ and materialmen’s Liens from each Supplier and Construction Contractor that has a statutory right to file a mechanics’ and/or materialmen’s Lien for all work, services and materials (including equipment and fixtures of all kinds, done, previously performed or furnished for the construction of the Project), for which the related Project Costs have been or will, from the proceeds of the requested Borrowing, be paid.

(15)         All Permits required for the stage of construction and development of the Project have been obtained (and if the applicable statute, rule or regulation provides for a fixed period for judicial or administrative review thereof, such period has expired), and Borrower has no reason to expect that any other Permits customarily obtained at a later stage of construction, development or operation will not be obtained as and when required.

[The Remainder of this Page is Intentionally Left Blank]

C-3-4

IN WITNESS WHEREOF, the undersigned, the [                ] of Borrower, has caused this Drawdown Certificate to be duly executed and delivered on behalf of Borrower as of the date first above written.

MILFORD WIND CORRIDOR PHASE II, LLC,
a Delaware limited liability company

By:
Name:
Title:

Drawdown Certificate — Signature Page

C-3-5

APPENDIX I to Drawdown Certificate

Milford Wind Corridor Phase II, LLC

Currently Estimated Aggregate Project Costs

Project Cost	Amount
$
$
$
$
$
Total: $

Actual Amount of Project Costs Estimate in Prior Drawdown Certificate

Project Cost	Estimate Amount	Actual Amount
$
$
$
$
$

Summary of Variances in Estimated Project Costs (from the Closing Date to the Proposed Funding Date)

C-3-6

APPENDIX II

to Drawdown Certificate

Invoices

C-3-7

APPENDIX III

to Drawdown Certificate

Estimated Dates

Expected Commercial Operation Date:                     , 201

Expected Completion Date:                     , 201

C-3-8

APPENDIX IV

to Drawdown Certificate

Lien Waivers

C-3-9

Exhibit C-4

to the Credit Agreement

FORM OF INDEPENDENT ENGINEER’S DRAWDOWN CERTIFICATE

[LETTERHEAD OF INDEPENDENT ENGINEER]

Date:                       ,

The Royal Bank of Scotland plc,

     as Administrative Agent

600 Washington Boulevard

Stamford, CT 06901

Attn: Rana Khan

Fax:  212 401-1494

Phone: 203 897-4277

Email: Agencyops@rbs.com

Milford Wind Corridor Phase II, LLC	with a copy to:
179 Lincoln Street, Suite 500 Boston, Massachusetts 02111 Attn: Secretary Fax: (617) 960-2888 Tel: (617) 960-2889 Email: general.counsel@firstwind.com	First Wind Energy, LLC 179 Lincoln Street, Suite 500 Boston, Massachusetts 02111 Attn: General Counsel Fax: (617) 960-2888 Tel: (617) 960-2889

Re:          Milford Wind Corridor Phase II — Independent Engineer’s Drawdown Certificate

Ladies and Gentlemen:

This Independent Engineer’s Drawdown Certificate is delivered to you pursuant to Section 3.2.5(b) of the Credit Agreement, dated as of October 20, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Milford Wind Corridor Phase II, a Delaware limited liability company, as borrower, The Royal Bank of Scotland plc, as administrative agent, collateral agent and a lender, and the financial institutions party thereto from time to time.  Capitalized terms used herein and not otherwise defined have the meanings provided in the Credit Agreement.

[                          ] (“Independent Engineer”) hereby makes the following statements in favor of the Secured Parties with respect to the Project as of the date hereof:

C-4-1

(1)           We have reviewed the material and data made available to us by the parties to the Construction Contracts and the relevant Borrower Entities [since the [date of the most recent Credit Event]](6), which information consists of: the executed Drawdown Certificate and the Appendices thereto, dated                      ,          (the “Current Drawdown Certificate”) and on which the specified “Funding Date” is                      ,          (the “Funding Date”), and drawings, specifications and other data made available to us by the Construction Contractors and Borrower with respect to the Project.  We have also observed the status of construction progress and startup activities at the Site.  Our review and observations were performed in accordance with generally accepted consulting practices consisting of a walk-through of such Site conducted on                      ,         , observation of installed equipment and material, observation of work procedures, review of “Quality Assurance”, “Quality Control” and like reports as made available by Borrower with respect to the Project and attendance at monthly construction progress review meetings.  We have reviewed the Current Drawdown Certificate[, and we have reviewed all previous Drawdown Certificates delivered in connection with previous Credit Events. We have also reviewed Borrower’s monthly progress report](7).

(2)           To the extent practical, we have periodically reviewed the progress of the engineering, procurement and construction for the Project and in the course of this review we have not discovered any errors or omissions in the claims for materials that have been procured and work performed in respect of the Project.

(3)           Based on our review of the aforementioned information, and of data provided to us by others, which we have not independently verified, we are of the opinion that, as of the Funding Date:

(a)           The estimated Project Costs necessary to achieve Completion [are/are not] as set forth in the Current Drawdown Certificate.  [If not, continue as follows: In our opinion, the estimated Project Costs necessary to achieve Completion vary from the estimated Project Costs set forth in the Current Drawdown Certificate because: [Insert description of reasons and approximate amount of variance, if possible];

(b)           The amount of the currently estimated aggregate Project Costs [is/is not] consistent with the Project Budget, as amended or otherwise modified as permitted under the Credit Agreement [Note: If not consistent with the Project Budget, describe variance];

(c)           The work accomplished with respect to the Project [is/is not] in accordance with the Project Schedule [Note: If not in accordance with schedule, specify reasons];

(d)           Our scope of review [has/has not] brought to our actual attention any errors in the information contained in the Current Drawdown Certificate

(6)  Delete for first Credit Event.

(7)  Delete for first Credit Event.

C-4-2

[Note: If any provision or statement in the Current Drawdown Certificate, or any item included as a “Project Cost” in the Current Drawdown Certificate, is incorrect or improper, list and specify reasons and identify such improper costs];

(e)           Except as disclosed in the Permit Schedule, to our knowledge, no other Permits or authorizations from any Governmental Authority are required in connection with the construction and operation of the Project;

(f)            The quality of construction performed with respect to the Project [is/is not] in accordance with generally accepted engineering, construction and project management practices and [appears to have been/does not appear to have been] performed in a good and workmanlike manner and in conformance with the applicable Major Project Documents [Note: If unsatisfactory, specify reasons];

(g)           After taking into consideration the funding of the Credit Event requested in the Current Drawdown Certificate, Available Construction Funds are not less than the aggregate unpaid amount required to achieve Commercial Operation by the Date Certain in accordance with all Legal Requirements, the Construction Contracts, each other Project Document pursuant to which construction work with respect to the Project is being performed and the Credit Documents and to pay or provide for all anticipated non-construction Project Costs, all as set forth in the current Project Budget, as amended or otherwise modified as permitted under the Credit Agreement;

(h)           [The aggregate amount of Project Costs previously paid by [Sponsor/Pledgor] is $                  ;](8) [and]

(i)            [In an aggregate amount of not less than the Base Equity Requirement, Borrower has (a)  applied the proceeds of cash equity contributions made by Sponsor to the payment of Project Costs, (b)  deposited into the Construction Account the proceeds of cash equity contributions made by Sponsor and/or (c) otherwise received in-kind equity contributed by Sponsor or its Affiliates.](9)

Except as specified above, the undersigned has not discovered any error in the matters set forth in the Current Drawdown Certificate that are within its scope of work.

[The Remainder of this Page is Intentionally Left Blank]

(8)  Only include if (i) the Credit Event requested in the Current Drawdown Certificate is a Loan and (ii) the proceeds of such Loan are intended to be used to reimburse Sponsor for certain equity contributions made by it as contemplated under the Credit Agreement.

(9)  Only include for the first Credit Event.

C-4-3

IN WITNESS WHEREOF, Independent Engineer has caused this Independent Engineer’s Drawdown Certificate to be duly executed and delivered by an authorized officer of Independent Engineer as of the date first above written.

[ ]

By:
Name:
Title:

Independent Engineer’s Drawdown Certificate – Signature Page

C-4-4

Exhibit D-1

to the Credit Agreement

FORM OF TRUST DEED

[see attached]

D-1-1

Exhibit D-2

to the Credit Agreement

FORM OF SECURITY AGREEMENT

[see attached]

D-2-1

Exhibit D-3

to the Credit Agreement

FORM OF PLEDGE AGREEMENT

[see attached]

D-3-1

Exhibit D-4

to the Credit Agreement

FORM OF DEPOSITARY AGREEMENT

[see attached]

D-4-1

Exhibit D-5

to the Credit Agreement

SCHEDULE OF SECURITY FILINGS

Entity	Filing Office	Type of Filing

Milford Wind Corridor Phase II, LLC	Delaware Secretary of State	UCC-1 (Personalty)

Milford II Holdings, LLC	Delaware Secretary of State	UCC-1 (Personalty)

Milford Wind Corridor Phase II, LLC	Utah Department of Commerce, Division of Corporations	UCC-1 (Transmitting Utility)

Milford Wind Corridor Phase II, LLC	Register of Deeds, Millard County, Utah	Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing

Milford Wind Corridor Phase II, LLC	Register of Deeds, Beaver County, Utah	Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing

D-5-1

Exhibit E-1

to the Credit Agreement

FORM OF CONSENT FOR CONTRACTING PARTY (LONG FORM)

[see attached]

E-1-1

Exhibit E-2

to the Credit Agreement

FORM OF CONSENT FOR CONTRACTING PARTY (SHORT FORM)

[see attached]

E-2-1

Exhibit E-3

to the Credit Agreement

SCHEDULE OF CLOSING DATE CONSENTS AND OPINIONS

Consents

Contracting Party	Major Project Document	Long Form/ Short Form/ Customized Form

SCPPA	PPA	Customized
Interconnector	Interconnection Agreement	Customized
Construction Contractor	Construction Contract	Long
RMT Parent	RMT Guaranty	Customized
Turbine Supplier	Turbine Supply Agreement	Long
First Wind O&M	Project O&M Agreement	Long
First Wind Energy	Administrative Services Agreement	Long
Milford I	Gen Lead Agreement, Gen Lead O&M Agreement, Shared Facilities Agreement and Shared Facilities O&M Agreement	Long
E.W. Wylie	Transportation Agreement	Long
Evergreen	Bailee Agreement	Customized
Town of Houlton	Bailee Agreement	Customized
Dansville Properties, LLC	Bailee Agreement	Customized
Rahmann/Sharper	Bailee Agreement	Customized

Opinions

None

E-3-1

Exhibit F-1

to the Credit Agreement

FORM OF BORROWER’S CLOSING CERTIFICATE

MILFORD WIND CORRIDOR PHASE II, LLC,
a Delaware limited liability company

[            ] [    ], 2010

CLOSING CERTIFICATE

I hereby certify that I am the duly elected and qualified [        ] of Milford Wind Corridor Phase II, LLC, a Delaware limited liability company (“Borrower”), and that, as such, I am authorized to execute this certificate on behalf of Borrower.  This certificate is being delivered pursuant to Section 3.1.7 of the Credit Agreement, dated as of October 20, 2010 (the “Credit Agreement”), among Borrower, The Royal Bank of Scotland plc, as administrative agent, collateral agent and a lender, and the financial institutions party thereto from time to time.  Capitalized terms used herein and not otherwise defined have the meanings provided in the Credit Agreement.

I hereby certify, on behalf of Borrower, in my capacity as the [            ] thereof, and not in my individual capacity, to the Secured Parties as follows:

1.             Each Credit Document delivered to Administrative Agent on or prior to the date hereof has been duly authorized, executed and delivered by the parties thereto and is in full force and effect.

2.             The agreements listed in Appendix I hereto constitute all of the Project Documents in effect as of the Closing Date (other than any Project Document which is only incidental to the development, construction, leasing, ownership or operation of the Project), and a true, complete and correct copy of each such Project Document has been delivered to Administrative Agent on or prior to the date hereof pursuant to Section 3.1.6(b) of the Credit Agreement.  Each Project Document has been duly authorized, executed and delivered by the parties thereto and is in full force and effect.

3.             Borrower has (a) applied the proceeds of cash equity contributions made by Sponsor to the payment of Project Costs, (b) deposited into the Construction Account the proceeds of cash equity contributions made by Sponsor which collectively are in an aggregate amount not less than the Base Equity Requirement, and/or (c) otherwise received in-kind equity contributed by Sponsor of its Affiliates.

4.             To the knowledge of Borrower, since the date of the most recent audited financial statements of each of RMT Parent, SCPPA and Turbine Supplier delivered pursuant to Section 3.1.17 of the Credit Agreement, no event, circumstance or condition has occurred and is continuing that constitutes or could reasonably be expected to result in a Material Adverse

F-1-1

Effect.

5.             Each of Borrower’s and Pledgor’s representations and warranties contained in each of the Credit Documents is true and correct as of the date hereof (unless such representation and warranty refers to an earlier date, in which case such representation and warranty was true and correct as of such earlier date).

6.             Each of the conditions precedent set forth in Section 3.1 of the Credit Agreement has been satisfied or waived in accordance with the terms and conditions of the Credit Agreement as of the date hereof.

7.             As of the date hereof, no event has occurred and is continuing that constitutes a Default or an Event of Default under any of the Credit Documents.

8.             All potable water, sewer, telephone, electric and all other utility services necessary for the development, construction, ownership and operation of the Project are either contracted for, or readily available on commercially reasonable terms, at the Project.

[The Remainder of this Page is Intentionally Left Blank]

F-1-2

IN WITNESS WHEREOF, I, the [            ] of Borrower, have signed my name to this Closing Certificate as of the date first set forth above.

Name:
Title:
Milford Wind Corridor Phase II, LLC

Borrower’s Closing Certificate — Signature Page

F-1-3

Appendix I

to Borrower’s Closing Certificate

Project Documents

[First Wind to provide complete list using specific document names]

F-1-4

Exhibit F-2

to the Credit Agreement

FORM OF PLEDGOR CLOSING CERTIFICATE

MILFORD II HOLDINGS, LLC,

a Delaware limited liability company

[            ] [    ], 2010

CLOSING CERTIFICATE

I hereby certify that I am the duly elected and qualified [        ] of Milford II Holdings, LLC, a Delaware limited liability company (“Pledgor”), and that, as such, I am authorized to execute this certificate on behalf of Pledgor.  This certificate is being delivered pursuant to Section 3.1.7 of the Credit Agreement, dated as of October 20, 2010 (the “Credit Agreement”), among Milford Wind Corridor Phase II, LLC, as borrower, The Royal Bank of Scotland plc, as administrative agent, collateral agent and a lender, and the financial institutions party thereto from time to time.  Capitalized terms used herein and not otherwise defined have the meanings provided in the Credit Agreement.

I hereby certify, on behalf of Pledgor, in my capacity as the [              ] thereof, and not in my individual capacity, to the Secured Parties as follows:

1.             Each of Pledgor’s representations and warranties contained in each of the Credit Documents to which Pledgor is a party is true and correct as of the date hereof (unless such representation and warranty refers to an earlier date, in which case such representation and warranty was true and correct as of such earlier date).

2.             As of the date hereof, no event has occurred and is continuing that constitutes a Default or an Event of Default under any of the Credit Documents to which Pledgor is a party.

[The Remainder of this Page is Intentionally Left Blank]

F-2-1

IN WITNESS WHEREOF, I, the [            ] of Pledgor, have signed my name to this Closing Certificate as of the date first set forth above.

Name:
Title:
[ ]

Pledgor’s Closing Certificate – Signature Page

F-2-2

Exhibit F-3

to the Credit Agreement

FORM OF BORROWER ENTITY’S CLOSING CERTIFICATE

[                          ]
a [                          ]

[            ] [    ], 2010

CLOSING CERTIFICATE

I hereby certify that I am the duly elected and qualified [        ] of [                    ], a [                          ] (“[X]”), and that, as such, I am authorized to execute this certificate on behalf of [X].  This certificate is being delivered pursuant to Section 3.1.7 of the Credit Agreement, dated as of October 20, 2010 (the “Credit Agreement”), among Milford Wind Corridor Phase II, LLC, a Delaware limited liability company, as borrower, The Royal Bank of Scotland plc, as administrative agent, collateral agent and a lender, and the financial institutions party thereto from time to time.  Capitalized terms used herein and not otherwise defined have the meanings provided in the Credit Agreement.

I hereby certify, on behalf of [X], in my capacity as the [              ] thereof, and not in my individual capacity, to the Secured Parties as follows:

1.             Each of [X]’s representations and warranties contained in each of the Credit Documents to which [X] is a party is true and correct as of the date hereof (unless such representation and warranty refers to an earlier date, in which case such representation and warranty was true and correct as of such earlier date).

2.             As of the date hereof, no event has occurred and is continuing that constitutes a Default or an Event of Default under any of the Credit Documents to which [X] is a party.

[The Remainder of this Page is Intentionally Left Blank]

F-3-1

IN WITNESS WHEREOF, I, the [            ] of [X], have signed my name to this Closing Certificate as of the date first set forth above.

Name:
Title:
[X]

Borrower Entity’s Closing Certificate – Signature Page

F-3-2

Exhibit F-4

to the Credit Agreement

FORM OF INSURANCE CONSULTANT’S CERTIFICATE

[LETTERHEAD OF MOORE-MCNEIL, LLC]

, 2010

The Royal Bank of Scotland plc,

as Administrative Agent, Collateral Agent and Lender

600 Washington Boulevard

Stamford, CT 06901

Attn: Rana Khan

Fax:  212 401-1494

Phone: 203 897-4277

Email: Agencyops@rbs.com

Re:                               Milford Wind Corridor Phase II, LLC — Insurance Consultant’s Certificate

Ladies and Gentlemen:

The undersigned, a duly authorized representative of Moore-McNeil, LLC, a Tennessee limited liability company (the “Insurance Consultant”), hereby delivers this Insurance Consultant’s Certificate to you in accordance with Section 3.1.9 of that certain Credit Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Milford Wind Corridor Phase II, LLC, a Delaware limited liability company, as borrower, The Royal Bank of Scotland plc, as administrative agent, collateral agent and a lender, and the financial institutions party thereto from time to time.  Capitalized terms used herein and not otherwise defined have the meanings provided in the Credit Agreement.

The Insurance Consultant hereby makes the following statements in favor of the Secured Parties with respect to Borrower and the Project as of the date hereof:

1.                                       The Insurance Consultant acknowledges that pursuant to the Credit Agreement, the Lenders are providing financing to Borrower for, among other things, the construction and development of the Project and in so doing are relying on this Insurance Consultant’s Certificate and the Insurance Consultant’s report dated [        ], 2010 (the “Insurance Consultant’s Report”), with respect to the Project.

2.                                       Attached hereto as Annex I is an accurate and complete copy of the Insurance Consultant’s Report.

F-4-1

3.                                       The Insurance Consultant’s Report was prepared in good faith by the Insurance Consultant pursuant to the scope of services in accordance with generally accepted consulting practices.

4.                                       Nothing has come to the attention of the Insurance Consultant that causes the Insurance Consultant to believe that the Insurance Consultant’s Report, as of the date hereof, contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.                                       The Insurance Consultant hereby confirms, as of the date hereof, based on the legal notice provided in the Insurance Consultant’s report, that the evaluation, conclusions and recommendations contained in the Insurance Consultant’s Report are accurate and complete in all material respects.

6.                                       In connection with the preparation of the Insurance Consultant’s Report, personnel of the Insurance Consultant have participated in telephonic or electronic discussions with representatives of Borrower and its Affiliates, Borrower’s insurance broker, Administrative Agent, Collateral Agent and counsel to Administrative Agent and Collateral Agent in respect of the Project.

7.                                       Attached hereto as Annex II is an accurate and complete list of the coverages which have been obtained to date in connection with the Project as evidenced by certificates of insurance and other materials supplied by Borrower.

8.                                       Upon delivery of the certificate from Borrower’s insurance broker and the original certificates of insurance, copies of which are attached hereto as Annex II, Borrower will have provided satisfactory evidence of compliance with the terms and conditions of Section 3.1.10 of the Credit Agreement and Section 5.17 of the Credit Agreement.

The undersigned, on behalf of the Insurance Consultant, hereby confirms that the Secured Parties shall be permitted to rely on the Insurance Consultant’s Report as if the Insurance Consultant’s Report was specifically addressed to each of them.

[the remainder of this page is intentionally left blank]

F-4-2

IN WITNESS WHEREOF, the Insurance Consultant has caused this Insurance Consultant’s Certificate to be duly executed and delivered by an authorized officer of the Insurance Consultant as of the date first above written.

MOORE MCNEIL, LLC,
a Tennessee limited liability company

By:
Name:
Title:

Insurance Consultant’s Certificate — Signature Page

F-4-3

Annex I
to Insurance Consultant’s Certificate

Insurance Consultant’s Report

[see attached]

F-4-4

Annex II
to Insurance Consultant’s Certificate

Insurance Coverages and Certificates

[see attached]

F-4-5

Exhibit F-5

to the Credit Agreement

FORM OF INDEPENDENT ENGINEER’S CERTIFICATE

[LETTERHEAD OF GARRAD HASSAN AMERICA, INC.]

, 2010

The Royal Bank of Scotland plc,
as Administrative Agent, Collateral Agent and Lender

600 Washington Boulevard

Stamford, CT 06901

Attn: Rana Khan

Fax:  212 401-1494

Phone: 203 897-4277

Email: Agencyops@rbs.com

Re:                               Milford Wind Corridor Phase II, LLC — Independent Engineer’s Certificate

Ladies and Gentlemen:

The undersigned, a duly authorized representative of Garrad Hassan America, Inc., a California corporation (“Independent Engineer”), hereby provides this letter in accordance with Section 3.1.11 of that certain Credit Agreement, dated as of October 20, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Milford Wind Corridor Phase II, LLC, a Delaware limited liability company, as borrower, The Royal Bank of Scotland plc, as administrative agent, collateral agent and a lender, and the financial institutions party thereto from time to time.  Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Credit Agreement.

Independent Engineer was retained by Administrative Agent to act under the direction of Administrative Agent as the Independent Engineer, and Independent Engineer has prepared an Independent Engineer’s Report, dated [                      ], 2010 (the “Report”), a complete copy of which is attached hereto as Annex I.  The Report was prepared pursuant to the scope of services under our Agreement for Independent Engineering Services, dated [    ], 2010 (the “Services Agreement”), entered into with Administrative Agent, and those services were provided in accordance with generally accepted engineering practices.  Further, since the date of the Report, nothing has come to our attention that would cause us to change that Report.

In connection with the preparation of the Report, personnel of Independent Engineer have participated in meetings or telephone discussions with representatives of Borrower and its Affiliates, counsel to Borrower, Administrative Agent, Collateral Agent and counsel to Administrative Agent and Collateral Agent in respect of the Project.

This letter is solely for the information of, and assistance to, the Secured Parties, in conducting and documenting their investigation of the matters covered by the Report in

F-5-1

connection with the Project, and it is not to be used, circulated, quoted, or otherwise referred to within or without the lending group for any purpose, nor is it to be referred to in whole or in part in any other document, except that reference may be made to it in the above-mentioned Credit Agreement and the other Credit Documents, the syndication materials provided to proposed Lenders or in any list of closing documents pertaining to the Project.

Independent Engineer disclaims any obligation to update this letter after the date hereof.  This letter is not intended to be, and may not be, relied upon by any parties other than the Secured Parties; provided that each such actual or proposed Secured Party by its receipt of and reliance on this letter shall be deemed to have agreed to the terms of the Services Agreement, including the limitations on Independent Engineer’s liability set forth therein.

Very truly yours,

GARRAD HASSAN AMERICA, INC.

By:
Name:
Title:

Independent Engineer’s Certificate — Signature Page

F-5-2

Annex I
to Independent Engineer’s Certificate

Report

[see attached]

F-5-3

Exhibit F-6

to the Credit Agreement

FORM OF SOLVENCY CERTIFICATE

This certificate is furnished pursuant to Section 3.1.35 of the Credit Agreement, dated as of October 20, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Milford Wind Corridor Phase II, LLC, a Delaware limited liability company, as borrower, The Royal Bank of Scotland plc, as administrative agent, collateral agent and a lender, and the financial institutions party thereto from time to time.  Capitalized terms used but not otherwise defined in this certificate shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, on behalf of Borrower, in his capacity as the [Chief Financial Officer][Treasurer] thereof, and not in his individual capacity, as follows:

1.  I have reviewed the provisions of the Credit Documents which are relevant to the furnishing of this certificate, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

2.  Based upon my review and examination described in paragraph 1 above, I certify that as of the date hereof, immediately after giving effect to the transactions to occur on the Closing Date and immediately following the occurrence of the first Credit Event, (a) the fair value of the assets of Borrower, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Borrower, (b) the present fair saleable value of the property of Borrower will be greater than the amount that will be required to pay the probable liability of Borrower on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) Borrower will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (after giving effect to any guarantees and credit support) and (d) Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.  For purposes of this certificate, (i) “able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (after giving effect to any guarantees and credit support)” means that Borrower will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due, and (ii) the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

F-6-1

IN WITNESS WHEREOF, the undersigned, the [Chief Financial Officer][Treasurer] of Borrower, has duly executed and delivered this certificate as of the date first written above.

Name:
Title: [Chief Financial Officer][Treasurer] of
Milford Wind Corridor Phase II, LLC

Solvency Certificate — Signature Page

F-6-2

Exhibit G-1

to the Credit Agreement

PERMIT SCHEDULE

[See attached.]

G-1-1

Exhibit G-2

to the Credit Agreement

PROJECT BUDGET

[See attached.]

G-2-1

Exhibit G-3

to the Credit Agreement

PROJECT SCHEDULE

[See attached.]

G-3-1

Exhibit G-4

to the Credit Agreement

LITIGATION

[See Attached]

G-4-1

Exhibit G-5

to the Credit Agreement

HAZARDOUS SUBSTANCES DISCLOSURE

[See Attached]

G-5-1

Exhibit G-6

to the Credit Agreement

BASE CASE PROJECTIONS

[See Attached]

G-5-1

Exhibit H

to the Credit Agreement

LENDERS’ PROPORTIONATE SHARES

Lenders	Total Loan Commitment	Percentage
The Royal Bank of Scotland plc	$49,400,000.00	20.0%
Banco Espírito Santo SA New York Branch	$49,400,000.00	20.0%
CoBank, ACB	$49,400,000.00	20.0%
Société Générale	$49,400,000.00	20.0%
Sovereign Bank	$49,400,000.00	20.0%
Total	$247,000,000.00	100.0000%

H-1

Exhibit I

to the Credit Agreement

FORM OF NON-BANK CERTIFICATE

[LETTERHEAD OF NON-U.S. LENDER]

Date:                   ,

The Royal Bank of Scotland plc,

as Administrative Agent

600 Washington Boulevard

Stamford, CT 06901

Attn: Rana Khan

Fax:  212 401-1494

Phone: 203 897-4277

Email: Agencyops@rbs.com

Milford Wind Corridor Phase II, LLC

179 Lincoln Street, Suite 500

Boston, Massachusetts 02111

Attn: Secretary
Fax: (617) 960-2888

Tel: (617) 960-2889

Email:  general.counsel@firstwind.com

with a copy to:

First Wind Energy, LLC

179 Lincoln Street, Suite 500

Boston, Massachusetts 02111

Attn: General Counsel
Fax: (617) 960-2888

Tel: (617) 960-2889

Re:                               Milford Wind Corridor Phase II, LLC — Non-Bank Certificate

Ladies and Gentlemen:

[Insert name of applicable Bank] (“Non-U.S. Lender”) hereby delivers this Non-Bank Certificate to you pursuant to Section 2.4.6 of the Credit Agreement, dated as of October 20, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Milford Wind Corridor Phase II, LLC, a Delaware limited liability company, as borrower, The Royal Bank of Scotland plc, as administrative agent, collateral agent and a lender, and the financial institutions party thereto from time to time.  Unless otherwise

I-1

defined herein, capitalized terms used herein have the meanings provided in the Credit Agreement.

Non-U.S. Lender hereby represents and warrants that:

1.                                       Non-U.S. Lender is the sole record and beneficial owner of the Loans in respect of which it is providing this Non-Bank Certificate.  Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).  In this regard, Non-U.S. Lender further represents and warrants that Non-U.S. Lender is not subject to regulatory or other Legal Requirements as a bank in any jurisdiction.

2.                                       Non-U.S. Lender is not a 10-percent shareholder of Borrower within the meaning of Section 871(h) or 881(c)(3)(B) of the Code.

3.                                       Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has duly executed this Non-Bank Certificate as of the date first written above.

[INSERT NAME OF NON-U.S. LENDER]

By:
Name:
Title:

I-2

Exhibit J

to the Credit Agreement

FORM OF ACCOUNT WITHDRAWAL REQUEST

Date:                      ,

The Royal Bank of Scotland plc,

as Administrative Agent

600 Washington Boulevard

Stamford, CT 06901

Attn: Rana Khan

Fax:  212 401-1494

Phone: 203 897-4277

Email: Agencyops@rbs.com

Re:                               Milford Wind Corridor Phase II, LLC — Account Withdrawal Request

Ladies and Gentlemen:

I,                                       , am a Responsible Officer of Milford Wind Corridor Phase II, LLC, a Delaware limited liability company (“Borrower”), and am delivering this Account Withdrawal Request pursuant to the Credit Agreement, dated as of October 20, 2010 (the “Credit Agreement”), among Borrower, The Royal Bank of Scotland plc, as administrative agent, collateral agent and a lender, and the financial institutions party thereto from time to time.  Unless otherwise defined herein or unless the context otherwise requires, capitalized terms used in this Account Withdrawal Request have the meanings provided in the Credit Agreement and section references are references to sections of the Credit Agreement.

In this Account Withdrawal Request, Borrower requests Administrative Agent to direct Depositary to withdraw funds from the following Accounts and apply such funds as provided herein (check each Account that applies and include only the pages applicable to the Account(s) which have been checked and only the applicable Schedules and/or Exhibits):

CONSTRUCTION ACCOUNT

Borrower hereby requests that Administrative Agent instruct Depositary to withdraw from the Construction Account the following amounts and to apply such amounts to the following uses on                   , 20     (check each that applies):

☐            Transfer $                   to the account and/or the designated payee(s) specified on Schedule I hereto, using the account information, the address(es) and/or the wiring instructions set forth therein, to pay the Project Costs specified on Schedule I hereto.

☐            [Only if remaining amount is sufficient to reach Final Completion, as confirmed by the Independent Engineer:]  Transfer $                   to the Revenue Account.

☐            [Only on the Closing Date:]  Transfer $                     to the Affiliates as specified on Schedule I hereto, using the account information, the address(es) and/or the wiring instructions set forth therein, as reimbursement for Project Costs previously paid and specified on Schedule I hereto.

☐            [Only if the Loans are repaid in full and Commitments terminated:]  Transfer $                     to the Repayment Account.

REVENUE ACCOUNT

Borrower hereby requests that Administrative Agent instruct Depositary to withdraw from the Revenue Account the following amounts and to apply such amounts to the following uses on                   , 20    :

☐            Transfer $                   to Administrative Agent for payment of amounts becoming due and payable under the Credit Agreement.

☐            Transfer $                   to the account and/or the designated payee(s) specified on Schedule I hereto, using the account information, the address(es) and/or the wiring instructions set forth therein, to pay the O&M Costs specified on Schedule I hereto.

☐            Transfer $5,000,000 to Pledgor at the account listed below:

[                        ]

☐            [Only if the Loans are repaid in full and Commitments terminated:]  Transfer $                     to the Repayment Account.

INSURANCE PROCEEDS ACCOUNT

☐            [Only if related to a single Casualty Event of less than or equal to $500,000 (as determined by the replacement value thereof):]  Transfer $                   to the account and/or the designated payee(s) specified on Schedule II hereto, using the account information, the address(es) and/or the wiring instructions set forth therein, to pay the repair or restoration costs specified on Schedule II hereto.

☐            [Only if related to a single Casualty Event of less than or equal to $500,000 (as determined by the replacement value thereof) and Borrower previously applied the available amount of the contingency in the Project Budget to such repair or restoration prior to the receipt of such Insurance Proceeds and Borrower now seeks to transfer received Insurance Proceeds to the Construction Account (if prior to Commercial Operation) or the Revenue Account (if after Commercial Operation) and restore the available amount of the contingency in the Project Budget:]

[If prior to Commercial Operation:]

☐            Transfer $                                   to the Construction Account.

Such amount shall restore the available amount of the contingency in the Project Budget.

[If after Commercial Operation:]

☐            Transfer $                                   to the Revenue Account.

Such amount shall restore the available amount of the contingency in the Project Budget.

☐            [Only if the conditions in Section 7.4.3 of the Credit Agreement have been met and Administrative Agent has duly approved the making of repairs or restoration:]

Borrower hereby requests that Administrative Agent instruct Depositary to withdraw from the Insurance Proceeds Account and transfer $                   to the designated payee(s) specified on Schedule II hereto, using the account information, the address(es) and/or the wiring instructions set forth therein, to pay or reimburse such Person(s) for the costs associated with repairs or restoration of the Project related to the Casualty Event as described on Schedule II hereto, on                   , 20    .

Borrower makes the following certifications with respect to the transfer(s) requested above:

(a)           the repairs or restoration to be effected with such withdrawal(s), payment(s) and transfer(s) are accurately described on Schedule II hereto;

(b)           the cost of such repairs or restoration and the specific amount requested to be paid over to or upon Borrower’s order are accurately set forth on Schedule II hereto and Borrower requests such amount to pay the cost thereof;

(c)           the aggregate amount requested by Borrower in respect of such repairs or restoration (when added to any other Insurance Proceeds received by Borrower in respect of the damage or destruction) does not exceed the cost of such repairs or restorations;

(d)           a sufficient amount of funds is or will be available to Borrower to complete the Project;

(e)           no Event of Default has occurred and is continuing other than an Event of Default resulting solely from the damage or destruction from the Casualty Event to be repaired or restored;

(f)            the conditions precedent in Section 7.4.3 of the Credit Agreement have been satisfied or waived pursuant to the terms of the Credit Agreement and such documents required to be delivered in connection with such conditions precedent are attached hereto as Exhibits A, B and C; and

(g)           repair or restoration of the Project is technically and economically feasible by no later than the [    ], 20[    ] and a sufficient amount of funds is or will be available to Borrower to make such repairs and restorations and, if during the construction period, to achieve Completion.

☐            Transfer $                     to the Repayment Account.

ASSET SALE ACCOUNT

Borrower hereby requests that Administrative Agent instruct Depositary to withdraw from the Asset Sale Account the following amounts and to apply such amounts to the following uses on                   , 20     (check each that applies):

☐            Transfer $                     to the Repayment Account.

[Only if Sale Proceeds are less than $50,000:]

[If such sale occurred prior to Commercial Operation:]

☐            Transfer $                   to the Construction Account.

[If such sale occurred after Commercial Operation:]

☐            Transfer $                   to the Revenue Account.

REPAYMENT ACCOUNT

Borrower hereby requests that Administrative Agent instruct Depositary to withdraw from the Repayment Account the following amounts and to apply such amounts to the following uses on                   , 20    :

☐            Transfer $                   to Administrative Agent for repayment of loans[; provided, however, that Borrower requests Administrative Agent to hold such funds until the last day of the following Interest Periods:  [                  ]].

[Include the following for all Account Withdrawal Requests:]

I have reviewed the provisions of the Credit Agreement and the Depositary Agreement which are relevant to the furnishing of this Account Withdrawal Request and hereby certify, on behalf of Borrower, in my capacity as [                ] thereof, and not in my individual capacity, that:

(i)            the withdrawals and transfers requested herein comply with the terms and conditions of the Credit Agreement (including but not limited to Article 7 of the Credit Agreement) and the Depositary Agreement;

(ii)           to the extent that this Account Withdrawal Request evidences, attests or requires compliance with any covenants, representations, warranties or conditions precedent in the Credit Agreement or the Depositary Agreement, I have made such examination or investigation as was reasonably necessary to confirm that such covenants, representations, warranties or conditions have been complied with; and

(iii)          no Default or Event of Default has occurred and is continuing.

IN WITNESS WHEREOF, I, the [                ] of Borrower, have caused this Account Withdrawal Request to be duly executed and delivered as of the date first above written.

MILFORD WIND CORRIDOR PHASE II, LLC,
a Delaware limited liability company

By:
Name:
Title:

Schedule I

Payees of Proceeds of Withdrawal from the Construction Account

Amount:	Cost/Purpose:	Name and Address of Designated Payee or Affiliate; Account Name and Number/Wire Transfer Information:

Payees of Proceeds of Withdrawal from the Revenue Account

Amount:	Cost/Purpose:	Name and Address of Designated Payee or Affiliate; Account Name and Number/Wire Transfer Information:

Schedule II

Payees of Proceeds of Withdrawal from the Insurance Proceeds Account

Amount:	Cost/Purpose:	Name and Address of Designated Payee; Account Name and Number/Wire Transfer Information:

[Only if Insurance Proceeds relate to a Casualty Event of greater than $500,000:]  Nature of the repairs or restoration to be effected (categorized by each Person performing such repairs or restoration):

Exhibit A

Independent Engineer’s Certificate

Based on our review of the information provided to us by Milford Wind Corridor Phase II, LLC, we hereby certify that the repair or restoration of the Project is technically and economically feasible by no later than [    ], 20[    ] and that a sufficient amount of funds is or will be available to Borrower to make such repairs and restorations and, if during the construction period, to achieve Completion.

Date: , 20

GARRAD HASSAN AMERICA, INC.

By:
Name:
Title:

Exhibit B

Opinion of Counsel

(if requested)

[See Attached]

Exhibit C

Title Insurance, Endorsements, Mechanic’s Lien Waivers, Certificates,

Opinions or Other Documents

(if requested)

[See Attached]

Exhibit K

to the Credit Agreement

INSURANCE REQUIREMENTS

[to be provided]

K-1

Exhibit L

to the Credit Agreement

FORM OF ANNUAL INSURANCE CERTIFICATE

[LETTERHEAD OF BORROWER’S INSURANCE BROKER]

Date:

The Royal Bank of Scotland plc,

as Administrative Agent, Collateral Agent and Lender

600 Washington Boulevard

Stamford, CT 06901

Attn: Rana Khan

Fax:  212 401-1494

Phone: 203 897-4277

Email: Agencyops@rbs.com

Re:  Milford Wind Corridor Phase II, LLC - Annual Insurance Certificate

Ladies and Gentlemen:

The undersigned, a duly authorized representative of [    ], (“Insurance Broker”), hereby delivers this Annual Insurance Certificate to you in accordance with Section 5.8.3 of that certain Credit Agreement, dated as of October 20, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Milford Wind Corridor Phase II, LLC, a Delaware limited liability company, as borrower, The Royal Bank of Scotland plc, as administrative agent, collateral agent and lender, and the financial institutions party thereto from time to time.  Except as provided herein, all terms used herein that are defined in the Credit Agreement shall have the meanings given therein.

Insurance Broker hereby makes the following statements in favor of Administrative Agent, Collateral Agent and the Lenders as of the date hereof:

(1)          Insurance Broker acknowledges that pursuant to the Credit Agreement, the Lenders are providing financing to Borrower for, among other things, the development and construction of the Project and in so doing are relying on this Annual Insurance Certificate and on Borrower’s continued compliance with Section 5.17 of the Credit Agreement and Exhibit K to the Credit Agreement.

(2)          Attached as Annex I is a description of the insurance, including a schedule of policy expiration dates, maintained by or on behalf of the Borrower pursuant to Exhibit K to the Credit Agreement.  All premiums, whether financed or not, due thereon have been paid and are not in arrears.

(3)          Insurance Broker hereby certifies that, as of the date hereof, the insurance policies described in Annex I hereto are in full force and effect and comply in all material respects with the terms set forth in the Credit Agreement.

[the remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, Insurance Broker has caused this Annual Insurance Certificate to be duly executed and delivered by an authorized officer of Insurance Broker as of the date first above written.

[ ]

By:
Name: [ ]
Title: [ ]

Exhibit M

to the Credit Agreement

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations(10) in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified in Section 6 below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement and the other Credit Documents and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, the other Credit Documents and any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	Milford Wind Corridor Phase II, LLC

4.	Administrative Agent:	The Royal Bank of Scotland plc

(10)  The assignment under this Assignment and Assumption is subject to the consent of Borrower pursuant to Section 13.17.2(c)(i) of the Credit Agreement.

5.	Credit Agreement:

The $250,000,000.00 Credit Agreement, dated as of October 20, 2010, among Borrower, The Royal Bank of Scotland plc, as Administrative Agent, Collateral Agent and Lender, and the financial institutions party thereto from time to time.

6.	Assigned Interest:

Total Loan Commitment:

Aggregate Principal Amount of Total Loan Commitment for all Lenders		Aggregate Principal Amount of Total Loan Commitment Assigned		Percentage of Aggregate Principal Amount of Total Loan Commitment Assigned(11)
$	[ ]	$	[ ]	[ ]	%

Effective Date:                                    , 20      .

[The Remainder of this Page is Intentionally Left Blank]

(11) Must be equal to the percentage of Total LC Commitment assigned in 6(a) above.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Assignment and Assumption – Signature Pages

Acknowledged and Approved:

MILFORD WIND CORRIDOR PHASE II, LLC,
as Borrower(12)

By:
Name:
Title:

(12)  If an Event of Default has occurred and is continuing, do not include Borrower’s signature block.

Assignment and Assumption – Signature Pages

Acknowledged and Approved:

THE ROYAL BANK OF SCOTLAND PLC,
as Administrative Agent(13)

By:
Name:
Title:

(13)  Include if Administrative Agent’s consent is required under Section 13.17.2(a)(ii) of the Credit Agreement.

Assignment and Assumption – Signature Pages

ANNEX 1

To Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of a Lender under the Credit Agreement, (iii) the representations and warranties set forth in Section 13.20.5 of the Credit Agreement are accurate in all material respects with respect to it, (iv) from and after the Effective Date, it (x) shall be bound by the provisions of the Credit Agreement(14) and the other Credit Documents, in each case, to the extent of the Assigned Interest, and (y) shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the Credit Agreement and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (viii) if it is a foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender,

(14)  One such provision is the requirement under Section 2.4.6 of the Credit Agreement to deliver United States Internal Revenue Service Forms W-9, W-8BEN or W-8ECI, as applicable, to Administrative Agent and Borrower.

and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for (i) amounts which have accrued to but excluding the Effective Date and (ii) amounts which have accrued from and after the Effective Date.

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed, interpreted and enforced in accordance with, the internal law of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without regard to conflicts of laws principles that would require application of the laws of another jurisdiction.

4.  Cost to Lenders.  Section 13.17.9 of the Credit Agreement is incorporated herein by this reference.

Exhibit N

to the Credit Agreement

FORM OF CREDIT AGREEMENT JOINDER

[LETTERHEAD OF JOINING PARTY]

Date: ,

The Royal Bank of Scotland plc,
as Administrative Agent
600 Washington Boulevard
Stamford, CT 06901
Attn: Rana Khan
Fax: 212 401-1494
Phone: 203 897-4277
Email: Agencyops@rbs.com

Milford Wind Corridor Phase II, LLC
179 Lincoln Street, Suite 500
Boston, Massachusetts 02111
Attn: Secretary
Fax: (617) 960-2888
Tel: (617) 960-2889
Email: general.counsel@firstwind.com

with a copy to:

First Wind Energy, LLC
179 Lincoln Street, Suite 500
Boston, Massachusetts 02111
Attn: General Counsel
Fax: (617) 960-2888
Tel: (617) 960-2889

Re:	Milford Wind Corridor Phase II, LLC — Credit Agreement Joinder

Ladies and Gentlemen:

[Insert name of applicable Joining Party] (“Joining Party”) hereby delivers this Credit Agreement Joinder to you pursuant to Section 11.15 of the Credit Agreement, dated as of October 20, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Milford Wind Corridor Phase II, LLC, a Delaware limited liability company, as borrower, The Royal Bank of Scotland plc, as administrative agent, collateral agent and a lender, and the financial institutions party thereto from time to time.  Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Credit Agreement.

Joining Party hereby requests to be joined as a Secured Party under the Credit Documents, and by its signature and the acknowledgement of Administrative Agent below, shall become a Secured Party under the Credit Documents.

Joining Party agrees to be, and hereby is, bound by the terms, conditions and obligations of Article 7, Article 11 and Sections 2.5.2, 13.1 and 13.20 of the Credit Agreement,  the defined terms referred to in such Article and Sections and such other provisions of the Credit Documents that bind and benefit the Secured Parties, and agrees to be, and hereby is, entitled to all of the rights and benefits provided under such Article, Sections and other provisions.

[The Remainder of this Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has duly executed this Credit Agreement Joinder as of the date first written above.

[INSERT NAME OF JOINING PARTY]

By:
Name:
Title:

Accepted and Agreed to:

THE ROYAL BANK OF SCOTLAND PLC,
as Administrative Agent

By:
Name:
Title:

Credit Agreement Joinder – Signature Page